Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

between

HD PARTNERS ACQUISITION CORPORATION

(“Buyer”)

and

NATIONAL HOT ROD ASSOCIATION

(“Seller”)

Dated as of May 30, 2007

i

4.2	Authority; No Conflict	30
4.3	Financial Statements	31
4.4	Proceedings; Orders	32
4.5	Brokers or Finders	32
4.6	Financing	32
4.7	Capitalization	32
4.8	SEC Filings	32
4.9	Compliance with Legal Requirements	33
4.10	Information in Proxy Statement	33
4.11	Absence of Certain Changes or Events	34
4.12	Taxes	34

ARTICLE V. COVENANTS		34

5.1	Access and Investigation	34
5.2	Conduct of Purchased Business	35
5.3	Required Consents and Approvals; Separation of Contracts	37
5.4	Notification	39
5.5	No Negotiation	40
5.6	Best Efforts	40
5.7	Payment of Liabilities	40
5.8	Preparation of Additional Purchased Business Financial Statements	40
5.9	Proxy Statement	40
5.10	Buyer Stockholders’ Meeting	41
5.11	Employee Matters	42
5.12	Delivery and Objections to Title and Survey	43
5.13	Pre-Closing “Gap” Title Defects	45
5.14	Conveyance of Title	45
5.15	Environmental Assessments	45
5.16	Transition Services Agreement	46
5.17	Cooperation with respect to Insurance Obligations	46
5.18	2006 Audited Historical Financial Statements	47
5.19	Interim Repairs	47

ARTICLE VI. CONDITIONS TO CLOSING		47

6.1	Conditions to Obligations of Buyer	47
6.2	Conditions to Obligations of Seller	49

ARTICLE VII. INDEMNIFICATION; REMEDIES		51

7.1	Survival of Representations, Etc	51
7.2	Indemnification	52
7.3	Buyer Trust Account	56

ARTICLE VIII. CERTAIN TAX MATTERS		57

8.1	Books & Records; Cooperation	57

8.2	Transfer Taxes	57
8.3	Allocation of Seller Taxes	57
8.4	Notices	58
8.5	Withholding	58
8.6	Form W-2s	58

ARTICLE IX. OTHER POST-CLOSING COVENANTS		59

9.1	Post-Closing Access	59
9.2	Publicity	59
9.3	Confidential Information	59
9.4	Further Assurances	61
9.5	Assigned Accounts Receivable; Quarterly Adjustments	62
9.6	Protection of Goodwill of Purchased Business	62
9.7	Protection of Goodwill of Retained Business	62
9.8	Exhibition and Promotional Drag Racing	63
9.9	Equitable Relief	64
9.10	Special Severability Provisions	64
9.11	Buyer Employee Non-Solicitation	64
9.12	Seller Employee Non-Solicitation.	64

ARTICLE X. TERMINATION		65

10.1	Termination Events	65
10.2	Effect of Termination	66

ARTICLE XI. MISCELLANEOUS		67

11.1	Assignment	67
11.2	Notices	67
11.3	Governing Law	68
11.4	Entire Agreement	68
11.5	Amendment or Modification	68
11.6	Waiver	69
11.7	Cumulative Remedies	69
11.8	Multiple Counterparts	69
11.9	Expenses	69
11.10	Severability	69
11.11	Titles	70
11.12	Arbitration	70
11.13	Burden and Benefit	70
11.14	Legal Fees	70
11.15	Representation by Counsel	70
11.16	Specific Performance	71
11.17	Construction of Agreement	71
11.18	Limitation of Liability	71

ANNEXES

	I.	DEFINED TERMS

	II.	2007 CAPITAL EXPENDITURE BUDGET

EXHIBITS

	A.	FORM OF BRAND LICENSE AGREEMENT

	B.	FORM OF COMMERCIALIZATION AGREEMENT

	C.	FORM OF OPERATIONAL SUPPORT AGREEMENT

	D.	FORM OF SANCTIONING AGREEMENT

	E.	FORM OF ASSOCIATION DRAG RACING ACCESS AGREEMENT

	F.	FORM OF PROMOTIONAL ACCESS AGREEMENT

	G.	FORM OF OFFICE LEASE.

	H.	FORM OF REGISTRATION RIGHTS AGREEMENT

	I.	FORM OF ASSUMPTION AGREEMENT

	J.	FORM OF BILL OF SALE

	K.	FORM OF ASSIGNMENT AND ASSUMPTION OF CONTRACT RIGHTS AND OBLIGATIONS

	L.	FORM OF ASSIGNMENT AND ASSUMPTION OF REAL PROPERTY LEASES

	M.	FORM OF ASSIGNMENT OF INTELLECTUAL PROPERTY ASSETS

	N.	FORM OF NHRA-HDP MEMBER TRACK AGREEMENT

	O.	FORM OF RESPONSIBILITY AGREEMENT

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of May 30, 2007 (this “Agreement”), is by and between HD Partners Acquisition Corporation, a Delaware corporation (“Buyer” or “HDP”), and the National Hot Rod Association, a California nonprofit mutual benefit corporation (“Seller” or the “Association”).  Capitalized terms used in this Agreement, unless otherwise defined herein or in Annex I hereto, shall have the meanings ascribed to them in that certain Key Definitions Agreement, dated as of the date hereof (the “Key Definitions Agreement”), between Buyer and Seller.

RECITALS

A.            Seller owns, operates, markets and promotes Professional Drag Racing and Association Drag Racing, and it is the intention of Buyer and Seller that, upon the consummation of the transactions contemplated hereby, Buyer shall thereafter conduct Professional Drag Racing and Seller shall continue to conduct Association Drag Racing on the terms and subject to the conditions set forth in the Ongoing Business Agreements.

B.            Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, Seller’s rights, title and interests in and to the Purchased Business, Professional Drag Racing, the Racetracks, the Headquarters Building, the Video Library, the Photo Archive, and various contracts and other related assets (collectively, and as more fully described in Annex I hereto, the “Purchased Assets”).

C.            On the Closing Date, Buyer and Seller shall enter into the Brand License Agreement and the other Ongoing Business Agreements.

D.            The Board of Directors of Buyer (the “Buyer Board”) and the board of directors of Seller (the “Seller Board”) have each approved the entrance of Buyer and Seller, respectively, into this Agreement, subject to the terms and conditions set forth in this Agreement.

E.             Concurrently with the parties execution hereof, (i) Thomas Compton has entered into (A) an Employment Agreement with Buyer and (B) a Consulting Agreement with Seller, and (ii) Peter Clifford has entered into (A) an Employment Agreement with Seller and (B) a Consulting Agreement with Buyer (collectively, the “Key Executive Agreements”), each of which is subject to the consummation of the transactions contemplated hereby.

AGREEMENT

In consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

PURCHASE AND SALE OF ASSETS

1.1           Purchase and Sale.  Upon the terms and subject to the conditions set forth herein, on the Closing Date, Seller shall take all such actions as may be necessary to sell, convey, transfer, assign and deliver to Buyer, and Buyer shall acquire from Seller or one or more of its Subsidiaries, good title to the Purchased Assets, in each case free and clear of all Encumbrances other than Permitted Encumbrances and other than the Buyer Accepted Title Matters; provided that Seller’s rights, title and interest in and to the portion of the Shared Assets that constitute Purchased Assets shall be sold, conveyed, transferred, assigned and/or delivered to Buyer subject to Seller’s reservations of rights with respect to the Shared Assets as and to the extent contemplated elsewhere in this Agreement or in any Ancillary Agreement.  The transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any Liability other than the Assumed Liabilities assumed pursuant to Section 1.2.

1.2           Assumption of Liabilities.  Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Buyer shall assume and agree to pay and discharge when due, without duplication, the following, and only the following, Liabilities of Seller arising from operation of the Purchased Business (collectively, the “Assumed Liabilities”):

(a)           All Liabilities accruing after the Closing Date or arising out of, or relating to, events or occurrences happening after the Closing Date under (i) the Transferred Contracts listed on Schedule 3.12(a), (ii) Contracts related to the Purchased Business that result from bifurcation of Shared Contracts pursuant to Section 5.3(c) listed on Schedule 3.12(a) and Schedule 3.12(b), (iii) the Transferred Contracts primarily related to the Purchased Business that are not required to be listed on Schedule 3.12(a) and that were entered into in the Ordinary Course of Business, (iv) all other Contracts related to the Purchased Business that result from bifurcation of Shared Contracts pursuant to Section 5.3(c) not required to be listed on Schedule 3.12(a) or Schedule 3.12(b) and that were entered into in the Ordinary Course of Purchased Business; provided that each of the foregoing shall exclude (x) any Liability for any Default or other occurrences or events occurring prior to the Closing Date under any Transferred Contract or Shared Contract, (y) any Liability under any Transferred Contract or any Shared Contract to the extent, if any, related to Excluded Assets or Excluded Liabilities, and (z) any other Excluded Liability;

(b)           All Liabilities arising on or after the Closing Date under any Transferred Contract included in the Purchased Assets that is entered into by Seller after the date of this Agreement and in the Ordinary Course of the Purchased Business in accordance with the provisions of this Agreement (other than any Liability arising out of or relating to a breach that occurred prior to the Closing Date);

(c)           Any Environmental, Health and Safety Liabilities related to the Owned Real Property or the Leased Real Property to the extent arising from actions, events or occurrences happening prior to the Closing Date;

(d)           The principal balance outstanding under the Seller Loan Agreements set forth in Schedule 1.2(d) as of the Closing Date, together with all interest accrued thereon and, to the extent discharged by Buyer at Closing, any and all pre-payment penalties and other charges and fees necessary to discharge fully the Liabilities thereunder (such amount, in the aggregate, the “Seller Loan Balance”); provided that the Seller Loan Balance shall exclude (x) any Liability for any Default under any Seller Loan Agreement occurring prior to the Closing Date and (y) any Indebtedness incurred under any Seller Loan Agreement in violation of the provisions set forth in Section 5.2; provided further, that, with respect to any Seller Loan Agreement (A) in which Buyer is unable to assume all of the Liabilities of Seller thereunder (other than those expressly excluded by subclauses (x) and (y) of this Section 1.2(d)) for any reason (including, without limitation, as a result of the non-assignability of such Seller Loan Agreement) or (B) under which the lender refuses for any reason to release Seller in writing fully from any and all Liabilities thereunder following the assumption by Buyer of such Seller Loan Agreement at the Closing, then, with respect to any such Seller Loan Agreement (each, a “Non-Assignable Seller Loan Agreement”), at the Closing Buyer shall either (1) pay the principal balance outstanding as of the Closing Date, together with all interest accrued thereon and any and all pre-payment penalties and other charges and fees necessary to discharge fully the Liabilities of Seller under each Non-Assignable Seller Loan Agreement (such amounts, collectively, the “Loan Payoff Amount”), to the lender under each Non-Assignable Seller Loan Agreement or (2) in the event that Buyer is unable for whatever reason to make a direct payment to the lender of the Loan Payoff Amount at the Closing with respect to any Non-Assignable Seller Loan Agreement, pay an amount to Seller equal to that portion of the Seller Loan Balance attributable to such Non-Assignable Seller Loan Agreements, in which case (I) Seller shall remain solely liable for such Non-Assignable Seller Loan Agreements and (II) such Non-Assignable Seller Loan Agreements shall constitute Excluded Liabilities and shall be subject to indemnification by Seller pursuant to Section 7.2(a)(iii);

(e)           Any Assumed Accounts Payable; and

(f)            All Liabilities, to the extent arising in connection with the ownership and use of a Purchased Asset and/or the conduct of the Purchased Business after the Closing.

1.3           Excluded Liabilities.  Notwithstanding any other provision of this Agreement and regardless of whether or not any of the following are reflected in the Purchased Business Financial Statements, except for the Assumed Liabilities, Buyer shall not assume, or otherwise be responsible for, any Liabilities of Seller or any of its Affiliates, in each case, whether liquidated or unliquidated, or known or unknown, and whether arising out of occurrences prior to, at or after the Closing Date (the “Excluded Liabilities”), which Excluded Liabilities include, without limitation, the following:

(a)           Any Liability of Seller or any of its ERISA Affiliates to or in respect of any current or former employee, director, consultant or other service provider of Seller or any of its ERISA Affiliates, or any dependent or beneficiary thereof, including without limitation (i) any Liability under any Seller Plan and (ii) any claim of an unfair labor practice, unjust or wrongful dismissal or for termination pay or severance pay under statute or common law or any claim made against Seller under any state or local unemployment compensation, employment insurance or workers’ compensation law or under any Employment Statute;

(b)           Any Liability for Taxes for which Seller is liable, including without limitation (i) any income Taxes of Seller, (ii) any Taxes for which Seller is liable pursuant to Section 3.8 or Article VIII (including, but not limited to, any sales or use taxes of Seller allocable to Pre-Closing Tax Periods) or pursuant to any other provision of this Agreement, (iii) Taxes which have not been explicitly assumed by Buyer pursuant to this Agreement, (iv) any Taxes that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement (except as otherwise provided herein) and (v) any deferred Taxes of any nature for which Seller is liable;

(c)           Any Liability of Seller arising from any injury to or death of any Person or damage to or destruction of any property prior to the Closing Date, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in services performed by or on behalf of, or products distributed by, Seller;

(d)           Any Liability of Seller under any Transferred Contract that Buyer has accepted and assumed, which arises on or after the Closing Date to the extent that such Liability relates to any action or inaction of Seller that occurred prior to the Closing Date;

(e)           Any Liability of Seller under any Transferred Contract that is required to be listed on, but is not listed on Schedule 3.12(a) that Buyer does not expressly elect to assume;

(f)            Any Liability of Seller for Accounts Payable (other than the Assumed Accounts Payable);

(g)           Any Liability of Seller (other than an Assumed Environmental Liability) arising out of or resulting from its compliance or noncompliance with any Legal Requirement or Order;

(h)           Any Liability of Seller arising out of or related to any Proceeding against it or any Proceeding relating to the Purchased Business that was asserted prior to the Closing Date or relates to actions of Seller;

(i)            Any Liability of Seller resulting from entering into, performing its obligations pursuant to this Agreement or any of the Ancillary Agreements or consummating the Transactions (including without limitation any Liability of Seller pursuant to Article VII (Indemnification; Remedies));

(j)            Any Liability to the extent related to (i) any Retained Business or (ii) any Excluded Asset;

(k)           Any Liability of Seller for Indebtedness outstanding as of the Closing Date other than only Indebtedness included in the Assumed Liabilities;

(l)            Any Liability arising before the Closing Date relating to any Facilities other than an Assumed Environmental Liability;

(m)          Any Liability of Seller to any of its Affiliates;

(n)           Any Liability related to any mechanic’s, materialmen’s or similar liens arising out of actions, events or occurrences taking place prior to the Closing Date; and

(o)           Any Liability arising out of or related to Seller’s actions prior to the Closing Date to terminate any agreements related to the Purchased Business.

For the avoidance of doubt, nothing in this Agreement shall affect Seller’s and its Affiliates’ liability, if any, to any Person other than Buyer and any Seller Indemnified Party for all Excluded Liabilities.

1.4           Consideration.

(a)           Aggregate Purchase Price.  Upon the terms and subject to the conditions set forth herein, at the Closing Buyer shall purchase the Purchased Assets from Seller for the aggregate consideration of One Hundred Twenty-One Million Dollars ($121,000,000) plus the Capital Expenditures Balance (such sum, the “Aggregate Purchase Price”).  The Aggregate Purchase Price shall be payable as set forth in Section 1.4(b) below and shall be subject to adjustment as set forth in Section 1.5.

(b)           The Aggregate Purchase Price shall be payable on the Closing Date as follows:

(i)            Buyer shall deliver, or cause to be delivered, to Seller a number of shares of Buyer Common Stock (the “Buyer Common Shares”) equal to the quotient (rounded downward to the nearest whole number) obtained by dividing (x) Nine Million Five Hundred Thousand Dollars ($9,500,000) (the “Buyer Common Share Amount”) by (y) the average closing price per share of Buyer Common Stock, as quoted on AMEX, for the period of twenty (20) trading days ending immediately prior to the earlier of (A) the date of this Agreement or (B) Buyer’s first public announcement or disclosure of the Transactions, whether through the issuance of a press release, the filing of a document with the SEC, or otherwise;
(ii)           Buyer shall assume the Assumed Liabilities; and
(iii)          Buyer shall pay, by wire transfer of immediately available funds to an account designated by Seller, an amount (such amount, the “Closing Payment”) determined pursuant to the following formula: Aggregate Purchase Price minus the sum of (x) the Buyer Common Share Amount plus (y) the Seller Loan Balance (including, without duplication, any Loan Payoff Amount)  = the Closing Payment.

(c)           Allocation of Consideration.  Buyer and Seller shall cooperate with each other in the preparation of an allocation of the Aggregate Purchase Price (including the Assumed Liabilities to the extent properly taken into account under the Code and the Treasury regulations promulgated thereunder) among the Purchased Assets, and use their Best Efforts to complete such allocation (the “Allocation”) in a manner mutually acceptable to the parties prior to the Closing or by such earlier date as may be required or requested by the SEC in connection with the preparation of the Proxy Statement, which Allocation shall be binding upon Buyer and Seller.  In the event that Buyer and Seller are unable to agree upon the Allocation during the period specified above, such disagreement shall be submitted to an Arbitrator for resolution either (i) after the Closing or (ii) to the extent completion of the Allocation is required or requested by the SEC in connection with the preparation of the Proxy Statement, as promptly as practicable and, in any event, prior to the filing or mailing of the Proxy Statement.  In rendering its decision, the Arbitrator shall take into account the relevant sections of the Code, and the rules and regulations promulgated thereunder, and the relative fair market value of each of the Purchased Assets.  Not later than thirty (30) days prior to the filing of their respective Forms 8594 related to the Transactions, each of Buyer and Seller shall deliver to the other a copy of its Form 8594.  Each of Buyer and Seller agrees to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation of all financial statements and the filing of all Tax Returns (including without limitation filing Form 8594 with their United States federal income Tax Return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation related thereto, and (iii) take no position and cause or permit their respective Affiliates to take no position inconsistent with the Allocation for income Tax purposes, including United States federal and state income Tax, and foreign income Tax, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.  In the event that the Allocation is disputed by any Governmental Entity, the party receiving notice of such dispute shall promptly notify and consult with the other party and keep the other party apprised of material developments concerning resolution of such dispute.

1.5           Delivery of Estimated Balance Sheet; Post-Closing Adjustment.

(a)           At least five (5) Business Days prior to the expected Closing Date, Seller shall deliver to Buyer (i) an estimated balance sheet of the Purchased Business, calculated in accordance with GAAP and in a manner consistent with the Purchased Business Financial Statements and setting forth Seller’s good faith estimate, as of the Closing Date, of its current assets and current liabilities (the “Estimated Closing Balance Sheet”) and (ii) a written statement (the “Estimated Closing Statement”), setting forth, in reasonable detail, (A) the Seller Loan Balance, (B) the Capital Expenditures Balance and (C) Seller’s good faith estimate of the Purchased Business Cash Balance (including Seller’s good faith estimates of the Deferred Revenue Amount and the Prepaid Purchased Business Expense Balance), which shall be calculated in accordance with GAAP and in a manner consistent with the Purchased Business Financial Statements.  The Estimated Closing Statement shall be accompanied by invoices or other reasonable documentation reflecting the Seller’s actual payment of the funds included within the Capital Expenditures Balance.  Without prejudice to the parties’ rights and obligations under this Section 1.5, if Buyer objects to any of the amounts set forth on the Estimated Balance Sheet or the Estimated Closing Statement, Buyer and the Seller shall work in good faith to mutually agree on such amounts prior to the Closing Date.  In the event that the parties cannot agree on any amount set forth on the Estimated Balance Sheet and/or the Estimated Closing Statement, such amount shall be resolved in connection with the determination of the Adjustment Amount pursuant to Section 1.5(c).

(b)           Within sixty (60) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller (i) a balance sheet of the Purchased Business, calculated in accordance with GAAP and in a manner consistent with the Estimated Balance Sheet and setting forth Buyer’s calculation, as of the Closing Date, of the current assets and current liabilities set forth on the Estimated Closing Balance Sheet (the “Final Closing Balance Sheet”) and (ii) a

written statement (the “Final Closing Statement”), setting forth Buyer’s calculation of the (A) the Seller Loan Balance, (B) the Capital Expenditures Balance, (C) Purchased Business Cash Balance (including Buyer’s calculation of the Deferred Revenue Amount and the Prepaid Purchased Business Expense Balance), which shall be calculated in accordance with GAAP and in a manner consistent with the Purchased Business Financial Statements, and (D) the Adjustment Amount.

(c)           Within thirty (30) days following receipt by Seller of the Final Closing Balance Sheet and the Final Closing Statement, Seller shall deliver written notice to Buyer of any dispute it has with respect to the preparation or contents thereof.  If Seller does not notify Buyer of a dispute with respect to the Final Closing Balance Sheet or the Final Closing Statement within such 30-day period, such Final Closing Balance Sheet and the Final Closing Statement will be final, conclusive and binding on the parties.  In the event of such notification of a dispute, Buyer and Seller shall negotiate in good faith to resolve such dispute.  If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after Seller advises Buyer of its objections, then Buyer and Seller shall submit such dispute for arbitration in accordance with Section 11.12 hereto for final and binding resolution.

(d)           The Estimated Closing Balance Sheet, the Estimated Closing Statement, the Final Closing Balance Sheet and the Final Closing Statement shall be prepared by Seller or Buyer (as the case may be) and shall be accompanied by reasonable detail supporting the nature and amounts included thereon.  For purposes of complying with the terms set forth in this Section 1.5, each party shall cooperate with and make available to the other party and its Representatives, at the other party’s sole cost and expense, all information, records, data and working papers and shall permit access to its facilities and personnel at reasonable times during business hours, as may be reasonably required in connection with the preparation and analysis of the Estimated Closing Balance Sheet, the Estimated Closing Statement, the Final Closing Balance Sheet and the Final Closing Statement.

(e)           Within five (5) Business Days after the date on which the contents of the Final Closing Balance Sheet and the Final Closing Statement and the Adjustment Amount are finally determined pursuant to Section 1.5(c), Seller and Buyer shall take the following actions:

(i)            If the final determination of the Adjustment Amount results in a Closing Shortfall, Seller shall pay or cause to be paid to Buyer the amount of such Closing Shortfall by bank wire transfer of immediately available funds to the account designated in writing by Buyer within such five (5) Business Day period.
(ii)           If the final determination of the Adjustment Amount results in a Closing Surplus, Buyer shall pay or cause to be paid to Seller the amount of such Closing Surplus by bank wire transfer of immediately available funds to the account designated in writing by Seller within such five (5) Business Day period.
(iii)          If the final determination of the contents of the Adjustment Amount results in neither a Closing Surplus nor a Closing Shortfall, neither Buyer nor Seller shall be required to make any cash payments to the other party pursuant to this Section 1.5.

ARTICLE II.

CLOSING

2.1           Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Transactions (the “Closing”) shall be held at 10:00 a.m. local time on the Closing Date at the offices of Latham & Watkins, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071-2007 unless the parties hereto otherwise agree.

2.2           Deliveries by Buyer at Closing.

(a)           Consideration to Seller.  Buyer shall deliver, or cause to be delivered, to Seller the Closing Payment and the Buyer Common Shares in accordance with the provisions set forth in Section 1.4(a).

(b)           Assumption Agreement.  Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall deliver to Seller the instrument of assumption attached hereto as Exhibit I, evidencing Buyer’s assumption, of the Assumed Liabilities pursuant to Section 1.2.

(c)           Buyer Certificates.  Buyer shall furnish Seller with:

(i)            a certificate executed by the Secretary of Buyer certifying as of the Closing Date (x) a true and complete copy of the Organizational Documents of Buyer, and (y) incumbency matters with respect to Buyer;
(ii)           a certificate of the appropriate Governmental Entity certifying the status or Good Standing of Buyer in the State of Delaware; and
(iii)          a certificate signed by an officer of Buyer as to the fulfillment of the conditions set forth in Sections 6.2(a) and (b).

(d)           Ancillary Agreements.  Buyer shall have executed and delivered each of the Ongoing Business Agreements, substantially in the forms attached hereto as Exhibits A through F, and the other Ancillary Agreements to which it is a party, and such agreements shall be in full force and effect.

2.3           Deliveries by Seller at Closing.

(a)           Transfer of Purchased Business Cash Balance.  Seller shall pay, by wire transfer of immediately available funds to an account designated by Buyer, an amount of funds equal to the Purchased Business Cash Balance as set forth on the Estimated Closing Statement.

(b)           Instruments and Possession.  To effect the sale and transfer referred to in Section 1.1, Seller shall execute and deliver to Buyer or its designee, as applicable:

(i)            one or more bills of sale, in the form attached hereto as Exhibit J, conveying title to all of Seller’s owned personal property included in the Purchased Assets and evidence that all Encumbrances on the Purchased Assets (other than Permitted

Encumbrances) have been discharged or released in full (together with UCC filings reflecting releases of Encumbrances under the Seller Credit Facility on the Purchased Assets that constitute Collateral (as defined in the Seller Credit Facility) under the Seller Credit Facility);
(ii)           the Assignment and Assumption of Contract Rights and Obligations, executed by Seller, attached hereto as Exhibit K;
(iii)          the Assignment and Assumption of Real Property Leases, executed by Seller, attached hereto as Exhibit L;
(iv)          the Assignment of Intellectual Property Assets, executed by Seller, attached hereto as Exhibit M;
(v)           such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;
(vi)          such affidavits as may be customarily and reasonably required by the Title Company;
(vii)         an executed closing statement prepared by the Title Company and reasonably acceptable to Seller;
(viii)        Deeds conveying each Owned Real Property to Buyer (or its designee) prepared in the manner set forth in Section 5.14;
(ix)           a Title Policy for each Owned Real Property, evidencing that all Encumbrances (other than Permitted Encumbrances) have been discharged or released in full (together with evidence of the release of all Encumbrances under the Seller Credit Facility on any Owned Real Property that constitutes Collateral (as defined in the Seller Credit Facility) under the Seller Credit Facility); and
(x)            such other instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Purchased Assets in accordance with the provisions hereof.

(c)           Ancillary Agreements.  Seller shall have executed and delivered each of the Ongoing Business Agreements, substantially in the forms attached hereto as Exhibits A through G, and the other Ancillary Agreements to which it is a party and such agreements shall be in full force and effect.

(d)           Seller Certificates.  Seller shall furnish Buyer with:

(i)            a certificate executed by the Secretary of Seller certifying as of the Closing Date (x) a true and complete copy of the Organizational Documents of Seller as of a recent date by the appropriate Governmental Entity of its jurisdiction of organization, and (y) incumbency matters with respect to Seller;

(ii)           a certificate of the appropriate Governmental Entity certifying the status or Good Standing of Seller in the State of California;
(iii)          a certificate signed by Seller as to the fulfillment of the conditions set forth in Sections 6.1(a) and (b); and
(iv)          the forms and certificates described in Section 8.5.

(e)           Consents.  Seller shall deliver to Buyer executed copies of each Material Consent listed on Schedule 3.2(c); provided that any Material Consent received directly by Buyer shall be deemed delivered by Seller.

(f)            Shared Contracts.  Seller shall deliver to Buyer all amendments and/or other agreements resulting from the apportionment of the Shared Contracts pursuant to Section 5.3(c).

(g)           Form of Instruments.  To the extent that a form of any document to be delivered by a party hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the other party.

(h)           Books and Records.  All original Books and Records pertaining solely to the Purchased Assets and copies of all Books and Records used or held for use in the Purchased Business (other than Books and Records related solely to Excluded Assets or Excluded Liabilities) shall be delivered by Seller to Buyer at the Closing; provided, however, that Seller may redact those portions of the Books and Records that relate to the Retained Business; provided further, that Seller may retain a copy of all original Books and Records deemed delivered to Buyer in accordance with this Section 2.3(h).  Notwithstanding the foregoing, any Books and Records to be delivered to Buyer pursuant to this Section 2.3(h) shall be deemed delivered to and owned by Buyer at and as of Closing, and no physical delivery of such Books and Records shall be required, to the extent that such Books and Records are physically located in the Headquarters Building or the Racetracks, and accessible to Buyer from and after the Closing Date.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that the following representations and warranties are true and correct:

3.1           Organization and Good Standing; Subsidiaries.

(a)           Seller is a nonprofit mutual benefit corporation duly organized, validly existing and in Good Standing under the laws of the State of California with full power and authority to conduct the Purchased Business as it is now being conducted, to own or use the Purchased Assets, and to perform all its obligations under the Transferred Contracts to which it is a party.  Seller is duly qualified to do business and is in Good Standing under the laws of each state or other jurisdiction in which either the ownership of the Purchased Assets or the operation of the Purchased Business requires such qualification, except where the failure to do so will not have a Seller Material Adverse Effect.  Seller has made available to the Buyer true and complete copies of its Organizational Documents, and Seller is not in Default under or in violation of any of its Organizational Documents.

(b)           Schedule 3.1(b) sets forth (i) the name and jurisdiction of formation of each Subsidiary of Seller, (ii) the authorized capital stock or other equity securities of each Subsidiary of Seller, and (iii) the number of issued and outstanding shares of capital stock or other equity securities of each Subsidiary of Seller and the holder(s) thereof.  Each Subsidiary of Seller is duly organized, validly existing and in Good Standing under the laws of the state or other jurisdiction of formation with full power and authority to conduct the Purchased Business as it is now being conducted by such Subsidiary, to own or use the Purchased Assets, and to perform all its obligations under the Transferred Contracts to which it is a party.  Each Subsidiary of Seller is duly qualified to do business and is in Good Standing under the laws of each state or other jurisdiction in which either the ownership of any of the Purchased Assets or the operation of the Purchased Businesses conducted by such Subsidiary requires such qualification, except where the failure to do so will not have a Seller Material Adverse Effect.  Seller has made available to the Buyer true and complete copies of the Organizational Documents of each Subsidiary of Seller, and no Subsidiary of Seller is in Default under or in violation of any of its Organizational Documents.

3.2           Authority; No Conflict.

(a)           Seller has all requisite power, authority and capacity, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreement to which it is a party.  This Agreement has been duly authorized, executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, and, upon the execution and delivery by Seller or any of its Subsidiaries of the Ancillary Agreements to which it is a party, such Ancillary Agreements will have been duly authorized, executed and delivered by Seller and will constitute the legal, valid and binding obligations of Seller or such Subsidiary, enforceable against Seller or such Subsidiary in accordance with their respective terms, except that enforceability of this Agreement and the Ancillary Agreements may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(b)           Except as set forth on Schedule 3.2(b), neither the execution and delivery of this Agreement and the Ancillary Agreements to which Seller or any of its Subsidiaries is a party nor the consummation or performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)            contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents of Seller or any of its Subsidiaries or (B) any resolution adopted by the board of directors of Seller or any of its Subsidiaries;

(ii)           contravene, conflict with or result in a violation of, or give any Governmental Entity the right to challenge any of the Transactions under, any Legal Requirement or any Order to which either Seller or the Purchased Assets may be subject;
(iii)          contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or any of its Subsidiaries and that relates to the Purchased Business or the Purchased Assets;
(iv)          contravene, conflict with, result in a violation or breach of any provision of, constitute a Default under, accelerate or modify the performance of, cancel, terminate or modify any Transferred Contract; or
(v)           result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to the Purchased Assets.

(c)           Except (i) as may be required under Antitrust Laws and (ii) for the Material Consents set forth on Schedule 3.2(c), no notices, reports, registrations or other filings are required to be made by Seller with, nor are any Consents required to be obtained that have not already been obtained by Seller or any of its Subsidiaries from, any Person in connection with the execution, delivery or the performance of this Agreement or any of the Ancillary Agreements by Seller or any of its Subsidiaries, except where the failure to make such notice, report, registration or other filing or obtain such Consent would not have a Seller Material Adverse Effect.

3.3           Books and Records.  Since January 1, 2003, Seller has made and kept (and given Buyer access to) Books and Records, which, in reasonable detail, accurately and fairly reflect the activities of Seller and its Subsidiaries.  Schedule 3.3 sets forth, for each category of books, records and other documents included within the definition of Books and Records, a description of whether and to what extent such Books and Records are maintained separately from or together with the books, records and other documents of the Retained Business. The minute books of Seller previously delivered or made available to Buyer accurately and adequately reflect in all material respects all action previously taken by the Seller Board related to the Purchased Business and the Purchased Assets.  Seller has previously delivered or made available to Buyer (including by directing Buyer to the revisions to the 2007 NHRA Rulebook found at http://www.nhra.com/content/general.asp?articleid=17519 and attached to Schedule 3.3) a true, correct and complete copy of the 2007 NHRA Rulebook, as in effect on the date hereof.

3.4           Financial Statements.

(a)           Seller has delivered to Buyer (i) consolidated audited statements of financial position of Seller as of December 31, 2004 and December 31, 2005 and the related audited statements of activities and cash flows for the fiscal years then ended and (ii) internal balance sheets of Seller as of March 31, 2006 and March 31, 2007 and the related internal statements of income for the three-month periods then ended (such audited and internal financial statements, collectively, the “Historical Financial Statements”).  The Historical Financial

Statements are attached to and made part of Schedule 3.4, and, except as noted on Schedule 3.4(a), the Historical Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods covered by such statements, are consistent with the Books and Records of the Seller, and fairly present in all material respects the consolidated financial position of Seller as of the dates set forth therein and, with respect to the December 31, 2004 and December 31, 2005 financial statements referred to above, the consolidated changes in net assets and consolidated cash flows for the periods presented.

(b)           Seller has delivered to Buyer (i) audited combined balance sheets of the Purchased Business as of December 31, 2004, December 31, 2005 and December 31, 2006 and the related audited combined statements of operations, parent’s investment and comprehensive income and cash flows for the fiscal years then ended and (ii) internal balance sheets of the Purchased Business as of March 31, 2006 and March 31, 2007 and the related internal statements of income and changes in net assets for the three-month periods then ended (such audited and internal financial statements, collectively, the “Purchased Business Financial Statements”).  The Purchased Business Financial Statements are attached to and made part of Schedule 3.4, and, except as noted on Schedule 3.4(b), the Purchased Business Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods covered by such statements, are consistent with the Books and Records of the Seller, and fairly present in all material respects the financial position of the Purchased Business as of the dates set forth therein and, with respect to the December 31, 2004, December 31, 2005 and December 31, 2006 financial statements referred to above, the results of operations and cash flows for the periods presented.

(c)           Seller has no Liabilities with respect to the Purchased Business of the type and magnitude required to be reflected or reserved against on a consolidated balance sheet of Seller prepared in accordance with GAAP or the notes thereto, except Liabilities: (i) as and to the extent set forth on the audited balance sheet of the Purchased Business, as of December 31, 2006 (including the notes thereto), or (ii) incurred after December 31, 2006 in the Ordinary Course of Business.

3.5           Assets.

(a)           Except as set forth on Schedule 3.5(a), Seller or one of its Subsidiaries is the sole legal and beneficial owner of the Purchased Assets (other than the Leased Real Property) with good title, free and clear of any Encumbrances (other than Permitted Encumbrances) and upon the consummation of the Transactions, Buyer will acquire good title, free and clear of any Encumbrances other than Permitted Encumbrances.

(b)           Except as set forth on Schedule 3.5(b) and assuming that the services to be provided by Seller, and the Intellectual Property rights to be granted to Buyer, pursuant to the Ancillary Agreements in the forms attached to this Agreement are so provided or granted, the Purchased Assets (other than any items of Tangible Personal Property that are not actually in use) include all assets (i) currently used in the Purchased Business or (ii) necessary for the conduct of the Purchased Business substantially as currently conducted as of the date of this Agreement.

(c)           Except as set forth on Schedule 3.5(c), all material items of Tangible Personal Property, to the extent that such items are actually in use, are in good operating condition and repair (having regard to normal wear and tear, their use, age and scheduled maintenance) and are usable in the Ordinary Course of Business.

3.6           Real Property.

(a)           Owned Real Property.  Schedule 3.6(a) lists all Real Property owned by Seller or any of its Subsidiaries (the “Owned Real Properties”).  Other than as set forth on Schedule 3.6(a), with respect to each of the Owned Real Properties:

(i)            the identified owner thereof has good and marketable title to its Owned Real Property, free and clear of any Encumbrances, other than Permitted Encumbrances;
(ii)           there are no leases, subleases, licenses, occupancy agreements, concessions, or other agreements granting, or agreeing to grant, to any third party or third parties the right of use or occupancy of any Owned Real Property, or any portion thereof and there is no third party in possession of any Owned Real Property; and
(iii)          there are no outstanding options, rights of first refusal or rights of first offer to purchase any Owned Real Property, or any portion thereof or interest therein, and neither Seller nor any of its Subsidiaries is a party to any agreement with respect to the grant of any such option or right.

(b)           Leased Real Property.  Schedule 3.6(b) lists all Real Property leased by Seller or any of its Subsidiaries (to the extent such Real Property constitutes a Purchased Asset) (the “Leased Real Properties”).  Other than as set forth on Schedule 3.6(b), with respect to the Leased Real Properties,

(i)            Seller or one of its Subsidiaries is the sole tenant under each of the lease agreements evidencing Seller’s or its Subsidiary’s interest, as a tenant, in the Leased Real Property (the “Real Property Leases”) with a valid leasehold interest thereunder, free and clear of any Encumbrances (other than Permitted Encumbrances);
(ii)           upon the consummation of the Transactions, Buyer will have a valid leasehold interest in each of the Leased Real Properties, free and clear of any Encumbrances other than Permitted Encumbrances; and
(iii)          Neither Seller nor any of its Subsidiaries is a party to, and, to the Knowledge of Seller, none of the Leased Real Properties is subject to, any sublease, licenses, occupancy agreements, options, rights, concessions or other agreements granting, or agreeing to grant, to any third party or third parties the right of use or occupancy of any Leased Real Property, or any portion thereof and there is no third party in possession of any Leased Real Property.

(c)           Sufficiency.  Except as set forth on Schedule 3.6(c), the Owned Real Properties and the Leased Real Properties comprise all of the Real Property used in the Purchased Business.

(d)           Real Property Leases.  Except as set forth on Schedule 3.6(d), none of the Real Property Leases has been, in any material respect, modified, amended, renewed or extended and each of the Real Property Leases is in full force and effect.  Seller and each Subsidiary has paid all rent and other charges due and complied, in all material respects, with all of its respective obligations under the Real Property Leases.  Seller has delivered to Buyer true, correct and complete copies of the Real Property Leases, including all amendments, modifications, notices or memoranda of lease thereto, and all estoppel certificates, and subordination, non-disturbance and attornment agreements related thereto.

(e)           Real Property Rights, Utilities.  Seller and its Subsidiaries have sufficient rights of physical and legal ingress and egress to and from the Owned Real Property and the Leased Real Property to the extent required to operate the Facilities used in the Purchased Business located on such Real Property as currently operated, and to the Knowledge of Seller no conditions exist that would reasonably be expected to result in the termination of such rights of ingress and egress.  Each Facility is supplied with utilities and other services (including gas, electricity, water (including well water if applicable), drainage, sanitary sewer or septic systems, storm sewer, fire protection and telephone) necessary for the operation of such Facility as the same is currently operated.

(f)            Actions.  Except as set forth in Schedule 3.6(f) and except for the Permitted Encumbrances, there are no pending, nor, to the Knowledge of Seller, Threatened, condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings or other Proceedings relating to any portion of the Facilities, nor has Seller received written notice of any pending or Threatened special assessment proceedings with respect to the Facilities.

(g)           Improvements, Fixtures and Equipment.  Except as set forth on Schedule 3.6(g), the improvements constructed on the Facilities, including without limitation all Leasehold Improvements, and all Tangible Personal Property and other tangible assets owned, leased or used by Seller and/or its Subsidiaries at such Facilities, to the extent such improvements constitute Purchased Assets, are: (i) to the Knowledge of Seller, insured to the extent and in a manner customary in the industry of which the Purchased Business is a part and (ii) to the Knowledge of Seller, structurally sound and free from defects (whether patent or latent) defects, (iii) in good operating condition and repair, subject to ordinary wear and tear, (iv) not in need of maintenance, repair or correction except for ordinary routine maintenance and repair and (v) in conformity with all applicable Legal Requirements, in each case, except as would not materially adversely impact the Purchased Business.

3.7           Absence of Certain Changes and Events.  Except as set forth on Schedule 3.7, as contemplated by this Agreement or the Ancillary Agreements, or as requested or consented to in writing by Buyer, since December 31, 2006, Seller has conducted the Purchased Business in the Ordinary Course of Business.  Without limiting the generality of the foregoing and except as expressly provided herein or as set forth on Schedule 3.7, since December 31, 2006, there has been no:

(a)           Seller Material Adverse Change;

(b)           change in accounting methods, principles or practices by Seller or any of its Subsidiaries in connection with the Purchased Business other than as required by GAAP or other applicable law;

(c)           other than in the Ordinary Course of Business, revaluation by Seller or any of its Subsidiaries of any of the Purchased Assets, including without limitation writing down the value of Inventory or writing off notes that are Purchased Assets;

(d)           damage, destruction or loss (whether or not covered by insurance) with an adverse economic consequence of more than $50,000 on the Purchased Assets or the Purchased Business (other than damage, destruction or loss to Excluded Assets);

(e)           waiver or release by Seller or any of its Subsidiaries of any right or claim of Seller or any of its Subsidiaries related to its activities or properties which had or will have an adverse economic consequence of more than $50,000 on the Purchased Business (other than rights or claims related solely to Excluded Assets other than the Intellectual Property Assets therein);

(f)            to the Knowledge of Seller, adverse change in employee relations which has or is reasonably likely to adversely and materially affect the productivity, financial condition, or results of operations of the Purchased Business or the relationships between any Business Employee and Seller, or, from and after the Closing Date, Buyer;

(g)           except as may be provided in the Key Executive Agreements, (i) increase in, or agreement or promise to increase, the compensation or rate of commission of any Purchased Business Employee who is proposed to be an officer or member of the senior management of the Purchased Business or (ii) with respect to any other Purchased Business Employee, increase in, or agreement or promise to increase, the compensation or rate of commission of any such Purchased Business Employee other than in the Ordinary Course of Business;

(h)           except as may be provided in the Key Executive Agreements, (i) bonus, incentive compensation or other similar benefit granted or made to or for the benefit of any Purchased Business Employee who is proposed to be an officer or member of the senior management of the Purchased Business or (ii) with respect to any other Purchased Business Employee, bonus, incentive compensation or other similar benefit granted or made to or for the benefit of any such Purchased Business Employee other than in the Ordinary Course of Business;

(i)            adoption, entering into, amendment, modification or termination of any Seller Plan covering any Purchased Business Employee (other than in the Ordinary Course of Business with respect to Purchased Business Employees who are not officers or directors of the Seller or senior management of the Purchased Business) or any promise or commitment to undertake any of the foregoing;

(j)            amendment, cancellation or termination of any Transferred Contract, commitment, agreement, lease, transaction or Permit related to the Purchased Assets or the Purchased Business (other than related solely to Excluded Assets other than the Intellectual Property Assets therein) or entry into any Transferred Contract, commitment, agreement, lease, transaction or Permit related to the Purchased Assets or the Purchased Business (other than related solely to Excluded Assets other than the Intellectual Property Assets therein), in each case, which is not in the Ordinary Course of Business and involves payments or the exchange of goods or services relating to the Purchased Business in excess of $50,000;

(k)           mortgage, pledge or other Encumbrance of any Purchased Asset other than Permitted Encumbrances incurred in the Ordinary Course of Business and Encumbrances under the Seller Credit Facility or the Seller Loan Agreements;

(l)            sale, assignment or transfer of any of the assets related to or used in the Purchased Business (other than Excluded Assets other than the Intellectual Property Assets therein) with a value in excess of $50,000 in the aggregate other than in the Ordinary Course of Business;

(m)          payment, discharge or satisfaction of any Liabilities of Seller using Purchased Assets other than in the Ordinary Course of Business;

(n)           failure to pay or satisfy when due any Liability of Seller or any of its Subsidiaries related to the Purchased Assets or the Purchased Business (other than Excluded Liabilities) other than in the Ordinary Course of Business;

(o)           disposition, assignment, exclusive licensing, abandonment or lapsing of any Intellectual Property Assets or disclosure to any Person of any Intellectual Property Assets not theretofore a matter of public knowledge, except for disclosures made in connection with operating the Purchased Business in the Ordinary Course of Business with obligations of confidentiality appropriate for the Intellectual Property Assets disclosed; or

(p)           agreement by Seller or any of its Subsidiaries to do any of the things described in the preceding clauses (a) through (o) other than as expressly provided for herein.

3.8           Taxes.  Except as set forth on Schedule 3.8:

(a)           Filing of Tax Returns and Payment of Taxes.  Seller and its Subsidiaries has timely filed or caused to be filed all material Tax Returns of Seller or any of its Subsidiaries required to be filed (taking into account valid extensions of time to file), and such Tax Returns are accurate and complete in all material respects and Seller has timely paid or caused to be paid all Taxes due and payable.  No material claim has been made since January 1, 2004 by a Governmental Entity in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction because of the Purchased Assets or the Purchased Business.

(b)           Audits, Investigations, Disputes or Claims.  There are no Tax deficiencies outstanding, assessed or proposed in writing against Seller or any of its Subsidiaries related to the Purchased Assets or the Purchased Business.  Since January 1, 2004, no claims have been asserted in writing with respect to any Taxes related to the Purchased Business for which Buyer reasonably could be held liable, and, to the Knowledge of Seller, there is no basis for the assertion of any such claim.  Seller has delivered or made available to Buyer complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Seller since January 1, 2004 relating to the Purchased Assets or the Purchased Business.  Since January 1, 2004, neither Seller nor any of its Subsidiaries waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency relating to the Purchased Assets or the Purchased Business.

(c)           Asset Liens.  There are no Encumbrances for Taxes on any of the Purchased Assets or the Purchased Business, except for those constituting Permitted Encumbrances.

(d)           Tax Sharing Agreements.  After the Closing Date, neither any of the Purchased Assets nor the Purchased Business shall be bound by any Tax-sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of Pre-Closing Tax Periods.

(e)           Tax Exempt Status.  Seller is an exempt organization pursuant to Section 501(c)(6) of the Code.

(f)            Permanent Establishment.  Neither Seller nor any of its Subsidiaries has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, as a result of the operation of the Purchased Business or the ownership of the Purchased Assets.

(g)           Transferee Liability.  Neither Seller nor any of its Subsidiaries has any Liability for the Taxes of any Person (i) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

3.9           Employees and Employee Benefits.

(a)           General.  Schedule 3.9(a) sets forth each Seller Plan.  True and complete copies of each Seller Plan and all amendments thereto, including as applicable, but not limited to (i) any trust instrument and/or insurance contract forming a part thereof, (ii) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service and any government and regulatory approvals received from any foreign Governmental Entity, (iii) the most recent summary plan descriptions (including any material modifications), (iv) the most recently filed Form 5500 and (v) all other filings made with any Governmental Entity (including without limitation any filings under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program) made by Seller with respect to any Seller Plan, have been supplied or made available to Buyer.  Except as set forth in Schedule 3.9(a), neither Seller nor any of its Subsidiaries has made any plan or commitment to create any additional Seller Plan or modify or change any existing Seller Plan that would increase the compensation or benefits provided to any consultant of the Purchased Business or Purchased Business Employee or the spouses, beneficiaries or other dependents thereof.

(b)           Plan Compliance.  Except as set forth in Schedule 3.9(b), with respect to each Seller Plan: (i) such Seller Plan has been operated and administered in compliance with its terms and all applicable laws and regulations (including but not limited to ERISA, the Code and any applicable foreign laws); (ii) there are no pending or, to the Knowledge of Seller, Threatened claims against, by or on behalf of such Seller Plan or the assets, fiduciaries or administrators thereof (other than routine claims for benefits); (iii) no Encumbrance has been imposed on any Seller Plan under the Code, ERISA or any comparable foreign law; and (iv) all contributions (including all employer contributions and employee salary reduction contributions), premiums and expenses to or in respect of such Seller Plan have been timely paid in full or, to the extent not yet due, have been adequately accrued on Seller’s consolidated financial statements.

(c)           Certain Pension Plans. No Seller Plan is, and neither Seller, its Subsidiaries nor any ERISA Affiliate thereof contributes to, has contributed to or has any Liability or obligation, whether actual or contingent, with respect to any employee benefit plan that is (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) a single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or (iv) any foreign plan that provides defined benefits.

(d)           Post-Termination Benefits.   Except as set forth in Schedule 3.9(d), neither Seller nor any of its Subsidiaries has any obligation to provide health, accident, disability, life insurance or death benefits with respect to any consultant of the Purchased Business or Purchased Business Employee, beyond the termination of employment or service of such employees, consultants, directors or retirees, whether under a Seller Plan or otherwise, other than as required under Section 4980B of the Code or other applicable Legal Requirement.  There has been no written or, to the Knowledge of Seller, other communication to any consultant of the Purchased Business or Purchased Business Employee that would reasonably be expected to promise or guarantee any such health, accident, disability, life insurance or death benefits.

(e)           Accelerated Payments.  Except as set forth in Schedule 3.9(e), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any consultant of the Purchased Business or Purchased Business Employee to any payment; (ii) increase the amount of compensation or benefits due to any consultant of the Purchased Business or Purchased Business Employee; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit with respect to any consultant of the Purchased Business or Purchased Business Employee.

(f)            Equity Compensation.  Neither Seller nor any of its Subsidiaries maintains any plan, program or arrangement and is not a party to any agreement that provides any benefits or payments to any consultant of the Purchased Business or Purchased Business Employee, based on or measured by the value of, any equity security of, or interest in, Seller.

(g)           Indebtedness.  No consultant of the Purchased Business or Purchased Business Employee is indebted to Seller or any of its Subsidiaries or Affiliates for any amount in excess of $10,000.

3.10         Compliance with Legal Requirements; Governmental Authorizations.

(a)           Except as set forth on Schedule 3.10(a):

(i)            Seller and each of its Subsidiaries is, and at all times since January 1, 2004 has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it in connection with the conduct or operation of the Purchased Business or the ownership or use of any of the Purchased Assets;
(ii)           no event has occurred or circumstance exists (with or without notice or lapse of time) (A) that is reasonably likely to constitute or result in a material violation by Seller or any of its Subsidiaries of, or a material failure on the part of Seller or any of its Subsidiaries to comply with, any Legal Requirement or (B) that is reasonably likely to give rise to any material obligation on the part of Seller or any of its Subsidiaries with respect to the Purchased Assets to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and
(iii)          neither Seller nor any of its Subsidiaries has received, at any time since January 1, 2004, any written notice or other written communication from any Governmental Entity regarding (A) any actual or alleged, violation of, or failure to comply with, any Legal Requirement or (B) any actual or alleged obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, in each case, related to the Purchased Business or the Purchased Assets or Assumed Liabilities.

(b)           Schedule 3.10(b) sets forth a true, correct and complete list of all Permits held by Seller and its Subsidiaries that are material to the conduct of the Purchased Business or to the Purchased Assets or Assumed Liabilities.  The Permits set forth on Schedule 3.10(b) collectively constitute all of the Permits necessary for Seller and its Subsidiaries to lawfully conduct and operate the Purchased Business as currently conducted as of the date of this Agreement and to permit Seller and its Subsidiaries to own and use the Purchased Assets.  Except as set forth on Schedule 3.10(b), Seller and its Subsidiaries are and at all times since January 1, 2005 have been in compliance in all material respects with all Permits applicable to the conduct and operations of the Purchased Business, or related to or affecting the Purchased Assets or Assumed Liabilities.  Neither Seller nor any of its Subsidiaries has received any written notice advising of (i) any actual or alleged violation of, or failure to comply with, any such Permits or (ii) any actual or alleged, revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit set forth on or required to be set forth on Schedule 3.10(b).  To the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) is reasonably likely to constitute or result directly or indirectly in a material violation by Seller or any of its Subsidiaries of, or a failure on the part of Seller or any of its Subsidiaries to comply with, any such Permits or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any material modification to, any Permit set forth on or required to be set forth on Schedule 3.10(b).  All applications for or renewals of all Permits have been timely filed.  No Permit will expire or be terminated as a result of the consummation of the Transactions.  Schedule 3.10(b) also separately identifies with an asterisk (*) such Permits set forth thereon that are held by Seller or any of its Subsidiaries in connection with the operation of both the Purchased Business and the Retained Business.

3.11         Proceedings; Orders.  Except as set forth on Schedule 3.11, there is no Proceeding or Order (a) pending or, to the Knowledge of Seller, Threatened against or affecting Seller or any of its Subsidiaries related to the Purchased Business or the Purchased Assets or Assumed Liabilities; or (b) that challenges or that may have the effect of preventing, making illegal, delaying or otherwise interfering with any of the Transactions.  Except as described on Schedule 3.11, the Proceedings set forth or required to be set forth on Schedule 3.11 will not, individually or in the aggregate, have a Seller Material Adverse Effect on the Purchased Assets, the Assumed Liabilities or the Purchased Business.  Except as set forth on Schedule 3.11, Seller is not subject to any Order of any Governmental Entity related to the Purchased Business or the Purchased Assets.  Neither Seller nor any of its Subsidiaries is in Default with respect to any Order of any Governmental Entity relating to the Purchased Assets, the Assumed Liabilities, or the Purchased Business, and there are no unsatisfied judgments against or affecting Seller or any of its Subsidiaries related to the Purchased Business or the Purchased Assets or Assumed Liabilities.

3.12         Contracts; No Defaults.

(a)           Schedule 3.12(a) contains a complete and accurate list, and Seller has made available to Buyer true and complete copies, of:

(i)            each Transferred Contract that involves the television or radio broadcasting or dissemination through other media of Professional Drag Racing;
(ii)           each Transferred Contract that involves the merchandising, marketing or promotion of the Purchased Business during any twelve (12) month period of an amount or value, individually or, for a series of related Transferred Contracts, in the aggregate, in excess of $50,000;
(iii)          each Transferred Contract that provides for Seller’s or any of its Subsidiaries’ use of racetracks (other than the Racetracks) in connection with Professional Drag Racing;
(iv)          each Transferred Contract that grants any Person sponsorship rights with respect to the Purchased Business during any twelve (12) month period of an amount or value, individually or, for a series of related Transferred Contracts, in the aggregate, in excess of $50,000;
(v)           each Transferred Contract that involves performance of services or delivery of goods, materials, supplies, equipment, products, commodities, inventory or other personal property (excluding the Intellectual Property Assets) to or by Seller or any of its Subsidiaries in connection with the Purchased Business during any twelve (12) month period of an amount or value, individually or, for a series of related Transferred Contracts, in the aggregate, in excess of $50,000;
(vi)          each Transferred Contract related to the Purchased Business that was not entered into in the Ordinary Course of Business and that involves goods or services of an amount or value in excess of $50,000;

(vii)         each Real Property Lease;
(viii)        each lease of Tangible Personal Property of Seller or any of its Subsidiaries and other Transferred Contracts, in each case, affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any other Purchased Asset (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments, in each case, of less than $50,000 and with terms of less than one year);
(ix)           each licensing agreement, covenants not to sue or co-existence agreements involving Seller or any of its Subsidiaries related to any Purchased Asset, Assumed Liability and/or Shared Asset, in each case with respect to any of the Intellectual Property Assets, including forms of agreements with current employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets, excluding Transferred Contracts relating to off-the-shelf shrink-wrap software used in the Purchased Business which does not involve payment of license, maintenance, support, transaction fees and other fees and expenses of $50,000 or more per year;
(x)            each joint venture or partnership involving Seller or any of its Subsidiaries and any other Person, in each case involving a sharing of profits, losses, costs or Liabilities related to the Purchased Business, any Purchased Asset or Assumed Liability;
(xi)           each Transferred Contract related to the Purchased Business, any Purchased Asset or Assumed Liability containing covenants that restrict the right of Seller or any of its Subsidiaries or Affiliates to engage in or compete with any Person in any business or in any geographical area or which contains an exclusivity, most-favored nations or other similar provision;
(xii)          each Transferred Contract related to the Purchased Business, any Purchased Asset or Assumed Liability providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods with a value less than $50,000;
(xiii)         each Transferred Contract related to the Purchased Business, any Purchased Asset or Assumed Liability for capital expenditures in excess of $50,000;
(xiv)        each Transferred Contract related to the Purchased Business, any Purchased Asset or Assumed Liability between Seller or any of its Subsidiaries and any of Seller’s former or current directors, officers and employees (other than employment, confidentiality and incentive compensation agreements or arrangements listed on Schedule 3.9(a));
(xv)         each Transferred Contract consisting of a written warranty, guaranty, and or other similar undertaking for the payment of monies or performance of services with a value in excess of $50,000 with respect to contractual performance extended by Seller or any of its Subsidiaries in connection with the Purchased Business, any Purchased Asset or Assumed Liability; and
(xvi)        each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

For each Transferred Contract set forth on Schedule 3.12(a) that is not evidenced by a written agreement that fully provides the material terms governing such Transferred Contract or for which Seller has not provided to Buyer a true and complete copy, Schedule 3.12(a) sets forth a true, correct and complete description of the material terms and conditions applicable to such Transferred Contract set forth therein.  Schedule 3.12(a) also separately identifies with an asterisk (*) each Transferred Contract listed thereon that is a Shared Transferred Contract, and set forth on Exhibit B to the form of Commercialization Agreement, attached hereto as Exhibit B, is a reasonably complete summary description of the nature and extent of the services provided and/or the nature of the relationship to the Retained Business under the Shared Transferred Contracts.  Set forth on Exhibit A to the form of Commercialization Agreement is a list of the Existing Sponsor Inventory Agreements (as defined in the form of Commercialization Agreement), which contains a reasonably complete summary of the Existing Sponsor Inventory (as defined in the form of Commercialization Agreement) referred to therein.

(b)           Schedule 3.12(b) contains a complete and accurate list, and Seller has made available to Buyer true and complete copies, of:

(i)            each Seller Contract that involves the television or radio broadcasting or dissemination through other media of Association Drag Racing;
(ii)           each Seller Contract that involves the merchandising, marketing or promotion of the Retained Business during any twelve (12) month period of an amount or value, individually or, for a series of related Seller Contracts, in the aggregate, in excess of $50,000; and
(iii)          each Seller Contract that grants any Person sponsorship rights with respect to the Retained Business during any twelve (12) month period of an amount or value, individually or, for a series of related Transferred Contracts, in the aggregate, in excess of $50,000.

Schedule 3.12(b) also separately lists each Seller Contract that is a Shared Retained Contract, and set forth on Exhibit B to the form of Commercialization Agreement, attached hereto as Exhibit B, is a reasonably complete summary description of the nature and extent of the services provided and/or the nature of the relationship to the Purchased Business under the Shared Retained Contracts.

(c)           Except as set forth on Schedule 3.12(c), to the Knowledge of Seller, no officer, director, agent, employee, consultant or contractor of Seller or any of its Subsidiaries is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant or contractor to engage in or continue any conduct, activity or practice related to the Purchased Business.

(d)           Except as set forth on Schedule 3.12(d), each Contract identified or required to be identified on Schedule 3.12(a) and Schedule 3.12(b) is in full force and effect and is valid and enforceable in accordance with its terms, except to the extent enforceability may be limited by (i) bankruptcy, insolvency, fraudulent transfer (other than as applied to Seller or any of its Subsidiaries), moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(e)           Except as set forth on Schedule 3.12(e),

(i)            Seller or its Subsidiary is in compliance in all material respects with all terms and requirements of each Transferred Contract and each Shared Retained Contract;
(ii)           to the Knowledge of Seller, each other Person that has or had any obligation or Liability under any Transferred Contract or Shared Retained Contract is in compliance with all terms and requirements of such Transferred Contract or Shared Retained Contract;
(iii)          to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) is reasonably likely to violate or breach or give either Seller, any of its Subsidiaries or any other Person the right to declare a Default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Transferred Contract or any Shared Retained Contract; and
(iv)          neither Seller nor or any of its Subsidiaries has given to or received from any other Person any written notice or other written communication regarding any actual or alleged violation or breach of, or Default under, any Transferred Contract or any Shared Retained Contract.

(f)            Except as set forth on Schedule 3.12(f), there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any amounts paid or payable to Seller or any of its Subsidiaries in excess of $50,000 under current or completed Transferred Contracts or Shared Retained Contracts with any Person and no such Person has made written demand for such renegotiation.

(g)           Except as set forth on Schedule 3.12(g), all of the Transferred Contracts set forth on Schedule 3.12(a) are assignable to Buyer without the Consent of any other Person, except where the failure to obtain such Consent would not have a Seller Material Adverse Effect.

3.13         Insurance.  Schedule 3.13 sets forth each Insurance Policy covering Seller or any of its Subsidiaries with respect to the Purchased Business and the Purchased Assets, which Insurance Policies provide types and amounts of coverage with respect to the Purchased Business and the Purchased Assets equal to or greater than the coverages set forth on Schedule 5.17(b).  Each Insurance Policy set forth on Schedule 3.13 is in full force and effect, and is sufficient for compliance with all applicable Legal Requirements related to the Purchased Business and all Transferred Contracts related to the Purchased Business to which Seller or any of its Subsidiaries is a party.  Seller is not in Default under any of such policies or binders, and Seller has given all notices and presented all claims under each such policy or binder in a due and timely fashion.  Seller has delivered to Buyer a true, correct and complete list of all claims made under the Insurance Policies related to the Purchased Business or the Purchased Assets since January 1, 2004.  Except as set forth on Schedule 3.13, each Insurance Policy set forth on Schedule 3.13 is assignable to Buyer without the Consent of any other Person.

3.14         Environmental Matters.  Except as set forth on Schedule 3.14:

(a)           To the Knowledge of Seller, (i) Seller and each of its Subsidiaries is, and within the period of all applicable statutes of limitation has been, in material compliance with all Environmental Laws applicable to the operation of the Facilities, and (ii) neither Seller nor any of its Subsidiaries has any material Liability under any such Environmental Law.

(b)           To the Knowledge of Seller, Seller and its Subsidiaries (i) hold all Environmental Permits (each of which is in full force and effect) required for the Facilities and (ii) are, and within the period of all applicable statutes of limitation have been, in material compliance with all such Environmental Permits.  To the Knowledge of Seller, each of the Environmental Permits held by Seller or its Subsidiaries and currently in effect as of the date of this Agreement will be renewed effective prior to the expiration of such Environmental Permit, subject to any terms or conditions contained in any such Environmental Permits and without material expense.

(c)           Since January 1, 2002 Seller has not received any written notice, demand, letter or request for information relating to the Facilities alleging violation of or Liability under any Environmental Law.  No Environmental Claim is pending or, to the Knowledge of Seller, Threatened against Seller or any of its Subsidiaries.

(d)           To the Knowledge of Seller, neither Seller nor any of its Subsidiaries nor any other Person for whose conduct Seller is or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities.

(e)           To the Knowledge of Seller, no Release or Threat of Release of, or other conditions pertaining to, Hazardous Materials are present in, on or under the Facilities, that would reasonably be expected to form the basis of any material Environmental Claim against Seller, any past, present or future occupant of the Facilities or any Person (including any predecessor of Seller or any of its Subsidiaries) whose Liability has been imposed upon, retained by, or assumed by, Seller or any of its Subsidiaries, in each case either contractually or by operation of law.

3.15         Employee Matters.

(a)           Employment.  Except as set forth on Schedule 3.15(a) and except for such violations for which the amount claimed, or that could be claimed, does not exceed $1,500 individually or $30,000 in the aggregate, neither Seller nor any of its Subsidiaries has violated any Employment Statute or other applicable law or regulation regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including without limitation any laws, orders, judgments or awards relating to wrongful discharge, discrimination, personal rights, wages, hours, collective bargaining, fair labor standards or occupational health and safety.  Schedule 3.15(a) sets forth the names and current annual salary rates or current hourly wages of all current Purchased Business Employees.  No Purchased Business Employee at the vice president level or higher has given notice of intent to terminate such Purchased Business Employee’s employment with Seller, and, to the Knowledge of Seller, no such Purchased Business Employee intends to give such notice.  No Purchased Business Employee is employed by any Subsidiary of Seller.

(b)           Labor.  Neither Seller nor any of its Subsidiaries is or has ever been a party to any collective bargaining or similar agreement, and there are no labor unions or other organizations representing, purporting to represent or, to the Knowledge of Seller, attempting to represent, any employee of Seller or any of its Subsidiaries.  There are no unfair labor practice complaints pending against Seller or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Entity nor, to the Knowledge of Seller, are any such complaints Threatened.  Since January 1, 2004, neither Seller nor any of its Subsidiaries has experienced any strike, slowdown, work stoppage or lockout with respect to any employees of Seller or any of its Subsidiaries during the past three years, and, to the Knowledge of Seller, no such strikes, slowdowns, work stoppages or lockouts are Threatened.

(c)           Employee Classification; Withholding.  Seller has properly classified all of the Purchased Business Employees as either employees or independent contractors and has withheld and paid to the appropriate Governmental Entity all amounts required to be withheld from compensation paid to such employees, except where the failure to so classify all of such employees will not result in a Buyer Material Adverse Effect. Neither Seller nor any of its Subsidiaries is liable for any arrears of taxes, penalties or other sums in a material amount for failure to withhold and pay applicable taxes.  Seller has paid in full to the Purchased Business Employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.  There is no claim against Seller or any of its Subsidiaries with respect to payment of wages, salary or overtime pay that has been asserted in writing since January 1, 2005 or is now pending or, to the Knowledge of Seller, Threatened with respect to any Purchased Business Employee.

(d)           Workers’ Compensation.  There are no material Liabilities, whether contingent or absolute, of Seller or any of its Subsidiaries relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier.

(e)           WARN Act.  In the three years prior to the date of this Agreement, neither Seller nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or pursuant to any similar state, local or foreign Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Seller or any of its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign law) affecting any site of employment or facility of Seller or any of its Subsidiaries.

3.16         Intellectual Property.

(a)           Schedule 3.16(a) hereto sets forth a correct and complete list of all Intellectual Property Assets owned by Seller or any of its Subsidiaries, which assets are related to or used in connection with the Purchased Business as conducted at any time from and after January 1, 2002, which assets are registered, or for which an application for registration is pending, with any Governmental Entity in the name of Seller or any of its Subsidiaries or beneficially owned by Seller (in which case, Schedule 3.16(a) also provides the name of the Person holding record title under such registration or application).  Schedule 3.16(a) also separately identifies with an asterisk (*) each Intellectual Property Asset listed thereon that also relates to or is used in the Retained Business (such marked items of Intellectual Property, together with each Intellectual Property Asset not listed on such schedule that relates to or is used in both the Purchased Business and the Retained Business, the “Shared Intellectual Property”).

(b)           Except as set forth on Schedule 3.16(b), (i) to the Knowledge of Seller, Seller’s and its Subsidiaries’ operation of the Purchased Business has not interfered with, infringed upon or misappropriated any Intellectual Property rights of any third-party, and (ii) neither Seller nor any of its Subsidiaries has received any charge, complaint, claim, demand, or other written notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third-party).

(c)           Except as set forth on Schedule 3.16(c), to the Knowledge of Seller, no third-party interferes with, infringes upon or misappropriates any Intellectual Property Assets owned by Seller or any of its Subsidiaries.  Except as set forth on Schedule 3.16(c), the Intellectual Property Assets owned by Seller and its Subsidiaries are not being challenged in or the subject of any pending Proceeding, and, to the Knowledge of Seller, no such Proceeding has been Threatened.

(d)           Except as set forth on Schedule 3.16(d), (i) Seller and its Subsidiaries own all right, title and interest in the Intellectual Property Assets set forth on Schedule 3.16(a) free and clear of all Encumbrances (other than Permitted Encumbrances); (ii) Seller and its Subsidiaries have a valid and binding license to use the Intellectual Property Assets that they do not own, including, without limitation, those licensed to Seller or any of its Subsidiaries pursuant to the license agreements set forth on Schedule 3.12  (a)   (ix) in which Seller or one of its Subsidiaries is the licensee and such licenses are free and clear of all Encumbrances (other than Permitted Encumbrances); (iii) the Intellectual Property Assets owned by Seller and its Subsidiaries are valid and in full force and effect and Seller and its Subsidiaries have taken all commercially reasonable actions required to maintain their validity and effectiveness; (iv) there are no restrictions on the direct or indirect transfer of any license or other agreement, or any interest therein, held by Seller or any of its Subsidiaries in respect of the Intellectual Property Assets owned by Seller or any of its Subsidiaries; (v) Seller and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of its Trade Secrets; (vi) all licenses relating to the Intellectual Property Assets are in full force and effect, and neither Seller nor any of its Subsidiaries is, nor has Seller or any of its Subsidiaries received any notice that it is, in Default (or, with the giving of notice or lapse of time or both, would be in Default) under any license relating to such Intellectual Property Assets; and (vii) with respect to each Composite

Mark within the Intellectual Property Assets, Seller or one of its Subsidiaries has the right to use each third party trademark that forms part of each such Composite Mark.

(e)           Schedule 3.16(e) hereto sets forth the Intellectual Property Assets to be sold, conveyed, transferred, assigned and/or delivered to Buyer at Closing (the “Transferred Intellectual Property Assets”).  Notwithstanding anything to the contrary set forth in this Agreement, with respect to the Intellectual Property Assets, Seller and its Subsidiaries are selling, assigning and conveying all of Seller’s and its Subsidiaries’ rights, title and interests only to the Transferred Intellectual Property Assets, and all Intellectual Property Assets not listed on Schedule 3.16(e) shall be deemed to be Excluded Assets.  The Transferred Intellectual Property Assets, together with Intellectual Property Assets to be licensed by Seller to Buyer pursuant to the Brand License Agreement, constitute all Intellectual Property (i) currently used in the Purchased Business or (ii) necessary for the conduct of the Purchased Business substantially as currently conducted as of the date of this Agreement.  With respect to each Composite Mark within the Transferred Intellectual Property Assets (“APA Composite Mark”), Seller or one of its Subsidiaries’ rights, titles and interests in each such APA Composite Mark are set forth in the applicable Transferred Contract or Shared Transferred Contract.  By the assignment of Seller’s or one of its Subsidiaries’ rights, titles and interests to such Transferred Contract or Shared Transferred Contract, as applicable, to Buyer at the Closing, Buyer shall acquire all of Seller’s or one of its Subsidiaries’ rights, titles and interests with respect to such APA Composite Mark and Buyer will have the right to use such APA Composite Mark in the manner used by Seller or its Subsidiaries in connection with the Purchased Business, subject to the terms and conditions of the applicable Transferred Contract or Shared Transferred Contract.

3.17         Major Sponsors.  Schedule 3.17 contains a complete and accurate list of the twenty (20) largest Sponsors during the twelve (12) months ended December 31, 2006 (measured by dollar volume, based upon cash compensation and Seller’s good faith estimate of the value of any non-cash compensation, value or benefit), listed in alphabetical order.  The Books and Records include current information necessary to identify all direct Sponsors, their contact information, and their past advertising purchases from Seller or any of its Subsidiaries related to the Purchased Business.

3.18         Inventory.  Schedule 3.18 lists all locations where the Inventory is physically located.  None of the Inventory is consigned to, or held on consignment from, any third-party, and all such Inventory was acquired and has been stored in good condition and maintained in accordance with the regular business practices of Seller and consists of new and unused items of a quality and quantity substantially all of which is usable or saleable in the Ordinary Course of Business.  Except for any items of obsolete or damaged material or material below standard quality, substantially all of which have been written down to net realizable market value or for which adequate reserves have been provided, and, except as described in Schedule 3.18, the present quantities of Inventory are saleable in the Ordinary Course of Business and consistent with the average level of Inventory in the past twelve (12) months.

3.19         No Other Agreements to Sell Assets or Equity.  Except as set forth on Schedule 3.19, neither Seller nor any of its Subsidiaries or Affiliates has any commitment or legal obligation, absolute or contingent, to any other Person, other than as contemplated by this Agreement, to sell, assign, transfer or effect a sale of the Purchased Business or the Purchased

Assets (other than Inventory in the Ordinary Course of Business), to sell or effect a sale of the equity interests in Seller or any of its Subsidiaries, to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller or any of its Subsidiaries or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

3.20         Related Party Transactions.  Except as set forth in Schedule 3.20, neither Seller nor any of its Subsidiaries or Affiliates or management employees (or members of their immediate family) currently owns nor has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has had business dealings or a financial interest in any transaction with Seller or any of its Subsidiaries related to the Purchased Business (other than related solely to Excluded Assets other than the Intellectual Property Assets therein) other than business dealings or transactions conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms.  Except as set forth in Schedule 3.20, no Affiliate of Seller is a party to any Contract with, or has any claim or right against, Seller or any of its Subsidiaries related to the Purchased Business (other than related solely to Excluded Assets (other than the Intellectual Property Assets therein) or Excluded Liabilities).

3.21         Brokers and Finders.  Neither Seller nor any of its Subsidiaries or Affiliates nor any of its or their Representatives have incurred any obligation or Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.  Seller agrees to indemnify Buyer against, and to hold Buyer harmless from, any claims for brokerage or similar commission or other compensation which may be made against Buyer by any third-party in connection with the Transactions, which claim is based upon such third-party having acted as broker, finder, investment banker, advisor, consultant or appraiser or in any similar capacity on behalf of Seller or any of its Subsidiaries or Affiliates.

3.22         Accredited Investor Status; Investment Representation.  Seller is an “accredited investor” as such term is defined under Rule 501 of the Securities Act.  Seller is acquiring the Buyer Common Shares for its own account with the present intention of holding the Buyer Common Shares for investment purposes and not with a view to or for sale in connection with any public distribution of such Buyer Common Shares.  Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Buyer Common Shares.  Seller acknowledges that the Buyer Common Shares have not been registered under the Securities Act or any applicable state or foreign securities laws (but may be registered in accordance with the terms and subject to the conditions set forth in the Registration Rights Agreement) and that the Buyer Common Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under the Securities Act or applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act or applicable state or foreign securities laws.

3.23         Seller Disclosure Information.  The Seller Disclosure Information supplied by Seller for inclusion in the Proxy Statement and any other document filed with the SEC by Buyer in connection with the Transactions (taking into account any amendment thereof or supplement thereto), at the date first mailed to the stockholders of Buyer, at the time of the Buyer Stockholder’s Meeting and at the time filed with the SEC, as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.24         Limited Warranties.  Except as otherwise expressly provided in this Agreement, Seller makes no representations or warranties whatsoever to Buyer, express or implied, concerning the Purchased Assets or the Purchased Business, including, without limitation, any representation or warranty as to value, quality, quantity, condition, merchantability, suitability or use, salability, obsolescence, working order, validity or enforceability.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1           Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in Good Standing under the laws of the State of Delaware with full power and authority to conduct its business as it is now being conducted, to own or use its assets, and to perform its obligation under all material Contracts to which it is a party.  Buyer is duly qualified to do business and is in Good Standing under the laws of each state or other jurisdiction in which either the ownership of its assets or the operation of its business requires such qualification, except where the failure to so qualify will not have a Buyer Material Adverse Effect.  Buyer has made available to the Seller true and complete copies of its Organizational Documents, and Buyer is not in Default under or in violation of any of its Organizational Documents.

4.2           Authority; No Conflict.

(a)           Assuming the Consents and filings specified in Section 4.2(c) are obtained or made, as applicable, Buyer has all requisite power, authority and capacity, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreement to which it is a party.  This Agreement has been duly authorized, executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, and, upon the execution and delivery by Buyer of the Ancillary Agreements to which it is a party, such Ancillary Agreements will have been duly authorized, executed and delivered by Buyer and will constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except that enforceability of this Agreement and the Ancillary Agreements may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(b)           Assuming the Consents and filings specified in Section 4.2(c) are obtained or made, as applicable, neither the execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party nor the consummation or performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)            contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents of Buyer or (B) any resolution adopted by the Buyer Board;
(ii)           contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which either Buyer or any material portion of its assets may be subject;
(iii)          contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Buyer;
(iv)          contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any material Contract to which Buyer is a party; or
(v)           result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to any material portion of the assets of Buyer.

(c)           Except (i) as may be required by Antitrust Laws, (ii) for the Required Buyer Stockholder Approval and (iii) for filings (x) required under the Exchange Act, (y) required by AMEX with respect to the Transactions and (z) as may otherwise be required for Buyer to comply with applicable federal and state securities laws, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

4.3           Financial Statements.

(a)           Buyer has delivered to Seller (i) audited balance sheets of Buyer as of December 31, 2005, March 31, 2006, and December 31, 2006, and the related audited statements of income, changes in shareholders’ equity, and cash flows for the periods from (v) January 1, 2006 to March 31, 2006, (w) December 6, 2005 to December 31, 2005, (x) December 6, 2005 to March 31, 2006, (y) January 1, 2005 to December 31, 2005 and (z) January 1, 2006 to December 31, 2006; and (ii) the unaudited balance sheet of Buyer as of March 31, 2007 and the related unaudited statements of income, changes in shareholders’ equity, and cash flows for the three-month period then ended.  The audited and unaudited financial statements referenced in the foregoing sentence have been prepared in accordance with GAAP consistently applied throughout the periods covered by such statements, are consistent with the books and records of Buyer, and fairly present in all material respects the specified net working capital amounts and operating income of Buyer as of and for the periods presented.

(b)           Buyer has no Liabilities of the type and magnitude required to be reflected or reserved against on a consolidated balance sheet of Buyer prepared in accordance with GAAP or the notes thereto, except Liabilities incurred after December 31, 2006 in the Ordinary Course of Business.

4.4           Proceedings; Orders.  There is no Proceeding or Order (a) pending or, to the Knowledge of Buyer, Threatened against or affecting Buyer, its business or any material portion of its assets; or (b) that challenges or that may have the effect of preventing, making illegal, delaying or otherwise interfering with any of the Transactions.  Buyer is not subject to any Order of any Governmental Entity, and there are no unsatisfied judgments against or affecting Buyer, its business or any material portion of its assets.

4.5           Brokers or Finders.  Buyer and its Representatives have incurred no obligation or Liability, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, other than obligations or Liabilities to Morgan Joseph & Co., Inc. for which Buyer shall be solely responsible.  Buyer agrees to indemnify Seller against, and to hold Seller harmless from, any claims for brokerage or similar commission or other compensation which may be made against Seller by any third-party in connection with the Transactions, which claim is based upon such third-party having acted as broker, finder, investment banker, advisor, consultant or appraiser or in any similar capacity on behalf of Buyer.

4.6           Financing.  Buyer has, and at the Closing will have, access to sufficient cash or other sources of immediately available funds to enable it to pay the Closing Amount and any other amounts to be paid by it hereunder or under any other of the Ancillary Agreements.

4.7           Capitalization.

(a)           The authorized capital stock of Buyer consists of 60,000,000 shares of Buyer Common Stock and 1,000,000 shares of Buyer Preferred Stock.  As of the date hereof:  (i) 23,437,500 shares of Buyer Common Stock were issued and outstanding; and (ii) no shares of Buyer Preferred Stock were issued and outstanding.  Except as set forth on Schedule 4.7(a) or in the Buyer SEC Documents, as of the date of this Agreement, there are no subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of Buyer Capital Stock or obligating Buyer to issue or sell any shares of capital stock of, or other equity interests in, Buyer.

(b)           As of the date of this Agreement, except as set forth in Schedule 4.7(b) or in the Buyer SEC Documents, there are no outstanding obligations of Buyer to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of Buyer.

(c)           All Buyer Common Shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

4.8           SEC Filings.

(a)           Buyer has filed and furnished all required reports, schedules, forms, prospectuses and registration, proxy and other statements required to be filed or furnished by it with or to the SEC since January 1, 2006 (collectively, and in each case including all schedules thereto and documents incorporated by reference therein, the “Buyer SEC Documents”).  As of their respective effective dates (in the case of Buyer SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Buyer SEC Documents), the Buyer SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Buyer SEC Documents, and none of the Buyer SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           Neither Buyer, nor, to the Knowledge of Buyer, any director, officer, agent, employee or other Person acting on behalf of Buyer, has: (i) used any corporate or other funds for unlawful contributions, payments or gifts, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds, in any case in violation of Section 30A of the Exchange Act; or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.  Except as set forth in Buyer SEC Documents, since January 1, 2006, no event has occurred that would be required to be reported under the caption “Certain Relationship or Related Transaction” pursuant to Item 404 of Regulation S-K promulgated by the SEC.

4.9           Compliance with Legal Requirements.  Except as set forth on Schedule 4.9 or in the Buyer SEC Documents:

(a)   Buyer is, and at all times since January 1, 2006 has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it in connection with the ownership of its assets or the operation of its business;

(b)   no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) that is reasonably likely to constitute or result in a material violation by Buyer of, or a material failure on the part of Buyer to comply with, any Legal Requirement or (B) that is reasonably likely to give rise to any material obligation on the part of Buyer with respect to the its assets, or to bear all or any portion of the cost of, any remedial action of any nature; and

(c)   Buyer has not received, at any time since January 1, 2006, any written notice or other communication from any Governmental Entity or any other Person regarding (A) any actual or alleged, violation of, or failure to comply with, any Legal Requirement or (B) any actual or alleged obligation on the part of Buyer to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, in each case related to the ownership of its assets or the operation of its business.

4.10         Information in Proxy Statement.  The Proxy Statement and any other document filed with the SEC by Buyer in connection with the Transactions (taking into account any amendment thereof or supplement thereto), at the date first mailed to the stockholders of Buyer, at the time of the Buyer Stockholder’s Meeting and at the time filed with the SEC, as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Proxy Statement and such other documents filed with the SEC by Buyer will comply with the provisions of the Exchange Act; provided, however, that no representation is made by Buyer with respect to statements made therein based on information supplied by Seller for inclusion in such documents.

4.11         Absence of Certain Changes or Events.  Except as set forth on Schedule 4.11 or in the Buyer SEC Documents or as contemplated by this Agreement or the Ancillary Agreements, since December 31, 2006, Buyer has conducted its business in the Ordinary Course of Business.  Without limiting the generality of the foregoing and except as expressly provided herein or as set forth on Schedule 4.11 or in the Buyer SEC Documents, since December 31, 2006, there has been no:

(a)           Buyer Material Adverse Change;

(b)           change in accounting methods, principles or practices by Buyer in connection with its assets, liabilities or business, other than as required by GAAP or other applicable law;

(c)           declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Buyer Capital Stock; or

(d)           split, combination or reclassification of the Buyer Capital Stock or any issuance or the authorization of any issuance of any other securities in exchange or in substitution for shares of the Buyer Common Stock.

4.12         Taxes.

(a)           Buyer has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed, all Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing.  All such Tax Returns are, or will be at the time of filing, true, complete and correct in all material respects.

(b)           Buyer has paid (or has had paid on its behalf), or where payment is not yet due, has established (or has had established on its behalf), or will establish or cause to be established on or before the Closing, an adequate accrual for the payment of, all material Taxes due with respect to any period ending prior to or as of the Closing.

ARTICLE V.

COVENANTS

Seller and Buyer covenant and agree with each other as follows:

5.1           Access and Investigation.  Without limiting Seller’s obligations pursuant to Section 5.9, between the date of this Agreement through the earlier of the Closing Date or the valid termination of this Agreement in accordance with Article X, Seller shall, and shall cause each of its Subsidiaries to, (a) afford Buyer and its Representatives reasonable access during normal business hours, in a manner that does not unreasonably interfere with Seller’s business and operations, to its personnel, properties, Contracts, Books and Records, Seller Plans and other documents and data related to the Purchased Business and the Purchased Assets, (b) furnish Buyer and its Representatives with copies of all such Contracts, Books and Records, Seller Plans and other existing documents and data related to the Purchased Business as they may reasonably request and (c) furnish Buyer and its Representatives with such additional financial, operating and other data and information related to the Purchased Business as they may reasonably request; provided, however, that nothing contained herein shall require Seller to furnish to Buyer or provide Buyer with access to any marketing information, pricing information or other sensitive competitive information the review of which legal counsel to Buyer or Seller, as applicable, reasonably concludes may give rise to Liability under Antitrust Laws; provided, further that any investigation pursuant to this section shall be conducted in such manner as not to unreasonably interfere with the conduct of Seller’s business.  In addition, Seller shall be entitled to redact the relevant portions of the Books and Records that relate to the Retained Business.

5.2           Conduct of Purchased Business.  Prior to the Closing, except as requested or consented to by Buyer in writing, Seller shall, and shall cause each of its Subsidiaries to, conduct the Purchased Business only in the Ordinary Course of Business, and to use Best Efforts to preserve intact the Purchased Business and its relationships with its employees, suppliers, distributors, dealers and others having business relationships with it.  Without limiting the generality of the foregoing, except as specifically contemplated by this Agreement or the Ancillary Agreements, or as set forth on Schedule 5.2, Seller shall not, and shall not permit any of its Subsidiaries to, do any of the following with respect to the Purchased Business and the Purchased Assets without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed:

(a)           sell, lease, transfer, mortgage, incur any Encumbrances (other than Permitted Encumbrances) on or assign any Purchased Asset, other than items held for sale in the Ordinary Course of Business;

(b)           enter into any Transferred Contract (or series of related Transferred Contracts) related to the Purchased Business involving payments of more than $100,000 in the aggregate, other than to the extent that (i) such Transferred Contract is entered into in the Ordinary Course of Business and (ii) Seller has provided Buyer with a written notice setting forth the principal terms of such Transferred Contract prior to its entrance into any such Transferred Contract;

(c)           take any action outside the Ordinary Course of Business that could result in the acceleration, termination, modification, or cancellation of any Transferred Contract (or series of related Transferred Contracts) related to the Purchased Business involving payments of more than $50,000 in the aggregate (or in the Ordinary Course of Business, in excess of $250,000 in the aggregate), other than any Transferred Contract that is not assumed by Buyer pursuant to this Agreement;

(d)           other than in the Ordinary Course of Business or pursuant to the Seller Credit Facility, issue any note, bond, or other debt security or create, incur, assume, or guarantee any Indebtedness for borrowed money or capitalized lease obligation, in each case secured in whole or in part by an Encumbrance on any Purchased Assets or affecting the Purchased Business;

(e)           cancel, compromise, waive, or release any right or claim (or series of related rights and claims) related to the Purchased Assets or the Purchased Business involving more than $100,000 in the aggregate, except for such right or claim which constitute Excluded Liabilities;

(f)            institute, settle, or agree to settle any Proceeding related to the Purchased Assets, Assumed Liabilities or the Purchased Business, except with respect to claims having a value less than $100,000 in the aggregate and other than claims and Proceedings constituting Excluded Liabilities;

(g)           with respect to any Intellectual Property Asset, abandon any rights or allow any application or registration to lapse, grant any license or sublicense of any rights under or enter into any settlement regarding any breach or infringement, or modify any existing rights with respect thereto;

(h)           make any loans to, or enter into any other transaction with, any Purchased Business Employee that is intended to be a Transferring Employee other than routine payment of remuneration, provision of benefits and reimbursement of business expenses;

(i)            except for the Key Executive Agreements, enter into any employment contract, sales commission agreement, consulting agreement, deferred compensation, severance, retirement or similar agreement or collective bargaining agreement, written or oral, or modify the terms of any such existing contract or agreement with respect to any Purchased Business Employee that is intended to be a Transferring Employee, other than as required by applicable Legal Requirement;

(j)            enter into any employment contract, sales commission agreement, consulting agreement, deferred compensation, severance, retirement or similar agreement or collective bargaining agreement, written or oral, with respect to any new employee that is intended to be a Transferring Employee; provided, however, that Seller may, without the consent of Buyer, (A) hire new employees for new positions terminable at will with an annual compensation not in excess of $50,000 individually or $100,000 in the aggregate, subject to Buyer’s written consent to the treatment of such new employees as Transferring Employees or (B) hire new employees to replace any terminated Purchased Business Employee who was intended to be a Transferring Employee at substantially the same compensation as that paid to such terminated Purchased Business Employee; provided that Seller shall notify Buyer in writing promptly following the hiring of any such replacements for senior management personnel of Seller who was intended to be a Transferring Employee;

(k)           grant any increase in the base compensation of or agree to pay a bonus to or increase a rate of commission for any Purchased Business Employee that is intended to be a Transferring Employee or make any commitment to engage in any of the foregoing, other than ordinary annual increases in base compensation consistent with past practice;

(l)            adopt, amend, modify or terminate any Seller Plan covering Purchased Business Employees or make any commitment to engage in any of the foregoing, other than as required to permit compliance by Seller with applicable Legal Requirements;

(m)          make or commit to make any new, non-maintenance capital expenditure related to the Purchased Business outside the Ordinary Course of Business;

(n)           make any change in any accounting practices followed by it with respect to the Purchased Business (other than changes required by GAAP or applicable law and changes related solely to Excluded Assets or Excluded Liabilities);

(o)           make or change any election in respect of Taxes that would affect the Purchased Assets or the Purchased Business, enter into any Tax allocation agreement, Tax-sharing agreement, Tax indemnity agreement or closing agreement relating to the Purchased Assets or the Purchased Business, settle or compromise any claim, notice, audit report or assessment in respect of Taxes relating to the Purchased Assets or the Purchased Business, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes relating to the Purchased Assets or the Purchased Business, except for claims and assessments which constitute Excluded Liabilities;

(p)           fail to maintain the Books and Records on a basis consistent with past practice; or

(q)           enter into any Contract to do any of the foregoing.

5.3           Required Consents and Approvals; Separation of Contracts.

(a)           Each party hereto hereby agrees to cooperate with each other party and use its Best Efforts to promptly prepare and file all necessary documentation to effect all necessary notices, reports, registrations or other filings and documents and to obtain as promptly as reasonably practicable all Material Consents.  Each party hereto further agrees to cooperate with each other party and to use commercially reasonable efforts to obtain prior to Closing all other Consents of all third parties and Governmental Entities mutually agreed to be reasonably necessary or advisable to consummate the Transactions.  Without limiting the generality of the foregoing, each party hereto agrees to cooperate with each other party in identifying all filings, Consents or approvals that are mutually agreed to be reasonably necessary or advisable under the HSR Act or other applicable Antitrust Laws to consummate the Transactions (collectively, the “Antitrust Approvals”).  In carrying out the foregoing obligations, each of Buyer and Seller shall act reasonably and as promptly as practicable.  Each of Buyer and Seller agree that it will keep the other party apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notice or other communications received by Buyer, Seller or their respective Affiliates from all third parties and Governmental Entities with respect to the Transactions contemplated herein.

(b)           Each party agrees to promptly prepare and file the notification, report form and/or other documentation required to obtain Antitrust Approvals as agreed between the parties in accordance with Section 5.3(a).  To the extent possible under applicable law and practice, each party hereby covenants to request early termination of the waiting period required under the Antitrust Laws of any jurisdiction where Antitrust Approval is sought (unless otherwise agreed by their legal counsel) and, if and as necessary, to use Best Efforts to cooperate with the other party to in making any supplemental presentations to the applicable Governmental Entities and, if requested by such entities, to promptly amend or furnish additional information thereunder.  Each party shall provide copies to the other party of the final drafts of all correspondence and filings prior to submission of such correspondence and filings to the applicable Governmental Entities in connection with the Transactions and shall provide copies to the other party of the final correspondence and filings immediately after the submission or filing of such documents.  Notwithstanding any of the foregoing, neither Seller nor Buyer shall be under any obligation to (i) accept any conditions or modifications imposed or requested by any Governmental Entity, (ii) propose and/or accept divestitures, or (iii) initiate or defend any legal action relating to a decision of a Governmental Entity not to clear and/or approve the Transactions under any Antitrust Law.

(c)           On or prior to the Closing Date, Seller shall use its Best Efforts to either amend all Shared Contracts and/or assign to Buyer those rights under such Shared Contracts that are useful or necessary for the Purchased Business, as reasonably determined by Buyer, without adversely affecting the rights necessary for the operation of the Retained Business, so that, after the Closing Date, each Shared Contract shall be equitably apportioned between the Purchased Business and the Retained Business through such amendment and/or assignment, including, if commercially practicable, on substantially the same economic terms as such arrangements exist as of the Closing Date.  If with respect to any Shared Contract, such amendment or assignment cannot be obtained, or if an attempted amendment or assignment thereof would adversely affect in a material respect the rights of Seller or Buyer thereunder, Seller and Buyer shall use their Best Efforts to negotiate a mutually acceptable arrangement under which (i) Buyer shall obtain the benefits and assume the obligations under such Shared Contract to the extent related to the Purchased Business, including entering into sub-contracting, sub-licensing or sub-leasing arrangements for the benefit of Buyer, or (ii) Seller shall enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations thereunder, any and all rights of Seller against a third-party to the extent related to the Purchased Business; provided, however, that following the expiration or other termination of any such Shared Contract, neither Buyer nor Seller shall be obligated to continue the foregoing arrangement.   For any Shared Contract that has not been amended or assigned in the manner set forth in this Section 5.3(c), subject to obtaining the consent of the third party, (i) Buyer may require Seller to make (and Seller hereby agrees to make) any changes to any Shared Retained Contract in Buyer’s sole discretion to the extent that such changes relate solely to the Purchased Business and do not adversely affect the rights of Seller thereunder; and (ii) Seller may require Buyer to make (and Buyer hereby agrees to make) any changes to any Shared Transferred Contract in Seller’s sole discretion to the extent that such changes relate solely to the Retained Business and do not adversely affect the rights of Buyer thereunder.   For avoidance of doubt, the arrangement set forth in Schedule 5.3(c) shall be deemed to be a Shared Transferred Contract.

(d)           Each of Schedules 3.12(a) and 3.12(b) hereto, Exhibit B to the form of Commercialization Agreement attached hereto as Exhibit B and the related provisions thereof characterize various Contracts listed herein and therein as Transferred Contracts, Retained Contracts, Shared Retained Contracts, or Shared Transferred Contracts (as the case may be). Notwithstanding the foregoing, the parties hereby agree that, between the date hereof and the Closing, if Buyer requests a re-characterization of any of such Contracts, Seller will consider such request in good faith, and, in the event that the parties cannot reach agreement on such characterization, the matter will thereafter be submitted to Expedited Arbitration in accordance with the provisions of Section 11.12 hereof.

(e)           Seller shall use its Best Efforts to assign, transfer or convey the Permits to Buyer, as applicable, or if such assignment, transfer or conveyance of a Permit is not permitted by law or would have a material adverse effect on the Retained Business, Seller shall provide reasonable assistance, documentation and other support to Buyer, as reasonably necessary to enable Buyer to obtain the same benefits, rights and privileges available to Seller as the holder of such Permit.

(f)            Notwithstanding anything to the contrary in this Agreement but subject to the provisions of Section 1.2(d) with respect to the assignment of the Seller Loan Agreements, this Agreement shall not constitute an agreement to assign any Transferred Contract, Real Property Lease or Permit related to the Purchased Business or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the Consent of a third-party thereto, would constitute a Default thereof or in any way adversely affect the rights of Seller or Buyer thereunder.  If such Consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Seller will enter into a mutually acceptable arrangement with Buyer to provide to Buyer the benefits under any Transferred Contract, Real Property Lease, Permit or any claim or right, including without limitation enforcement for the benefit of Buyer of any and all rights of Seller or any of its Subsidiaries against a third-party thereto arising out of the Default or cancellation by such third-party or otherwise.  Nothing in this Section 5.3(f) shall affect Buyer’s right to terminate this Agreement under Section 10.1 based on the failure of the condition to Buyer’s obligation to close in Section 6.1(d) in the event that any Material Consent is not obtained.

5.4           Notification.  Between the date of this Agreement and the Closing, each party will promptly notify the other parties hereto in writing if such party becomes aware of any fact or condition that causes or constitutes a breach of any of its representations and warranties as of the date of this Agreement, or if such party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition; provided, however, that such disclosure shall not be deemed to cure any breach of a representation or warranty.  Should any such fact or condition require any change in the Disclosure Letter if such schedules were dated as of the date of the occurrence or discovery of any such fact or condition, the discovering party will promptly deliver to each other party a supplement to the Disclosure Letter specifying such change; provided, however, that such supplement shall not be deemed to cure any breach of a representation or warranty.  During the same period, each party to this Agreement will promptly notify the other parties hereto of the occurrence of any breach of any covenant or agreement by such party in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Article VI impossible or unlikely; provided, however, that such disclosure shall not be deemed to cure any breach of a covenant or agreement or to satisfy a condition.  Each party to this Agreement shall promptly notify the other parties if it becomes aware of a threat or commencement of any Proceeding before the Closing that either (i) could in any way affect the Purchased Business or the ability of such party to consummate the Transactions or (ii) if such Proceeding were determined adversely to such party, could materially and adversely affect such party.

5.5           No Negotiation.  From the date of this Agreement through the Closing Date, or unless this Agreement is earlier terminated pursuant to Article X, Seller shall not, and shall not authorize or encourage its Affiliates and Representatives, to directly or indirectly (a) solicit, initiate or encourage any inquiries or proposals from, (b) negotiate with, or (c) provide any non-public information to any Person (other than Buyer and its Affiliates and Representatives) relating to any transaction involving the sale of all or a substantial portion of the Purchased Business, whether affected by sale of assets, sale of equity interests, merger or otherwise.  In the event that Seller or any of its Affiliates or Representatives receives an unsolicited inquiry, proposal or offer for such a transaction or obtains information that any such inquiry, proposal or offer is likely to be made, Seller will (i) promptly provide Buyer with written notice thereof, including the identity of the prospective purchaser or soliciting party, (ii) furnish Buyer with a copy of any proposed response to such purchaser or soliciting party prior to delivery thereof and (iii) respond to such inquiry, proposal or offer by indicating, in substance and effect, that Seller is a party to a binding agreement and referencing its obligations under this Section 5.5.

5.6           Best Efforts.  Between the date of this Agreement through the earlier of the Closing Date or the valid termination of this Agreement in accordance with Article X, each of the parties hereto shall use its Best Efforts to cause the conditions in Sections 6.1 and 6.2 to be satisfied.

5.7           Payment of Liabilities.  Between the date of this Agreement and the Closing Date, Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations related to or incurred in connection with the Purchased Business (other than Excluded Liabilities).  The parties acknowledge that it may not be practicable to comply or attempt to comply with the procedures of any bulk sales laws or similar law of any or all of the states in which the Purchased Assets are situated or of any other state which may be asserted to be applicable to the Transactions.  The parties hereby agree to waive compliance with any such laws.

5.8           Preparation of Additional Purchased Business Financial Statements.  In connection with the consummation of the Transactions, Seller shall prepare and deliver to Buyer, and shall take such steps as may be reasonably requested by Buyer to obtain the assistance of Seller’s independent accountants, Grant Thornton LLP, in the preparation of, an unaudited balance sheet of the Purchased Business as of March 31, 2007 and the related unaudited statements of operations and cash flows for the fiscal quarter then ended.  From the date of this Agreement through the earlier of the Closing Date or the valid termination of this Agreement in accordance with Article X, Seller shall prepare and deliver to Buyer, and shall take such steps as may be reasonably requested by Buyer to obtain the assistance of Grant Thornton LLP in the preparation of, unaudited balance sheets of the Purchased Business as of the last day of each fiscal quarter and the related unaudited statements of operations and cash flows for such quarterly period and the year-to-date period then ended.

5.9           Proxy Statement.

(a)           Promptly following the date of this Agreement, Seller shall, and shall use Best Efforts to cause its Representatives and Affiliates to: (i) furnish to Buyer and its Representatives all of the information regarding Seller, the Purchased Business, the Purchased Assets and the Assumed Liabilities (such information, the “Seller Disclosure Information”) that Buyer may reasonably request in connection with the preparation of the Proxy Statement and (ii) cooperate with Buyer and its Representatives and Affiliates in the preparation of pro forma financial information required to be included, or reasonably requested by Buyer for inclusion, in the Proxy Statement.  As promptly as reasonably practicable after Buyer’s receipt from Seller of all Seller Disclosure Information, Buyer shall prepare and cause the Proxy Statement to be filed with the SEC.  Buyer shall use Best Efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC.

(b)           Buyer shall promptly: (i) notify Seller upon the receipt of any comments or requests for additional information from the SEC relating to the Proxy Statements; (ii) promptly respond to any such comments or requests for additional information following the receipt of any such comments or requests; and (iii) provide Seller with copies of correspondence between Buyer and its Representatives, on the one hand, and the SEC and its staff, on the other hand, with respect to the Proxy Statement.   Seller shall promptly furnish to Buyer any Seller Disclosure Information reasonably requested by Buyer in connection with its response to any such comments.

(c)           Prior to the filing or mailing of the Proxy Statement, or responding to any comments or requests for information from the SEC, Buyer shall provide Seller with the opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings.

(d)           If at any time prior to the Buyer Stockholders’ Meeting any event shall occur, or fact or information shall be discovered by Buyer, that is required to be set forth in an amendment of or a supplement to the Proxy Statement, Buyer shall, in accordance with the procedures set forth in this Section 5.9, prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and cause such amendment or supplement to be distributed to the stockholders of Buyer if and to the extent required by any Legal Requirement.  Seller agrees to furnish to Buyer all information concerning Seller and its Affiliates as may be reasonably requested in connection with the foregoing.  If any event relating to any of Seller Disclosure Information occurs, or if Seller becomes aware of any Seller Disclosure Information, that should be disclosed in an amendment or supplement to the Proxy Statement, then Seller shall promptly inform Buyer thereof and shall cooperate with Buyer in filing such amendment or supplement with the SEC.

(e)           Buyer shall cause the Proxy Statement to be mailed to Buyer’s stockholders as promptly as reasonably practicable after the SEC notifies Buyer that it has no further comments on the preliminary Proxy Statement.

5.10         Buyer Stockholders’ Meeting.

(a)           Buyer shall take all action necessary to call, give notice of and hold a meeting of Buyer’s stockholders to approve the Transactions (the “Buyer Stockholders’

Meeting”). The Buyer Stockholders’ Meeting will be held as promptly as reasonably practicable after the date on which the Proxy Statement is mailed to the stockholders of Buyer, consistent with applicable Legal Requirements.

(b)           Subject to Section 5.10(c): (i) the Proxy Statement shall include a statement to the effect that the Buyer Board recommends that Buyer’s stockholders vote to approve the Transactions (such recommendation, the “Buyer Board Recommendation”); (ii) the Buyer Board Recommendation shall not be withdrawn or adversely modified, and (iii) no resolution by the Buyer Board or any committee thereof to withdraw or adversely modify the Buyer Board Recommendation shall be adopted or proposed. Buyer shall use Best Efforts to obtain the Required Buyer Stockholder Approval; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, nothing shall in any way limit the right of Buyer and the Buyer Board to comply with their obligations under the Exchange Act or other applicable Legal Requirements.

(c)           Notwithstanding anything to the contrary contained in Section 5.10(b), at any time prior to obtaining the Required Buyer Stockholder Approval, the Buyer Board Recommendation may be withdrawn or adversely modified, if the fairness opinion or the valuation opinion obtained by Buyer in connection with the Transactions (the “Buyer Fairness Opinion”) is rescinded, withdrawn or adversely modified

5.11         Employee Matters.

(a)           After the date hereof and prior to the Closing Date, Buyer shall extend offers of employment to each Purchased Business Employee listed on Schedule 5.11(a), effective from the Closing Date (all such employees who accept Buyer’s offer of employment are referred to as the “Transferring Employees”).  Such offers shall provide for no less than twelve (12) calendar months of employment with Buyer following the Closing Date, and while so employed, Buyer shall continue to provide, all of the Transferring Employees with (i) base salary, bonus and commission structures which are no less favorable than that which they received from Seller immediately prior to the Closing Date, and (ii) a 401(k) matching plan with terms and conditions (including matching contributions) at least as favorable as Seller’s current plan; and (iii) other employee benefits no less favorable in costs, quality and substance, on an aggregate basis, to that which they received from Seller immediately prior to the Closing Date.  In addition, Buyer shall provide the Transferring Employees and their beneficiaries with immediate participation in a group health plan and shall (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferring Employees under any such plan and (ii) provide each Transferring Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any Buyer welfare plans that Transferring Employees are eligible to participate in after the Closing Date.  On and after the Closing, Buyer and any employee benefit plans maintained by Buyer or its affiliates in which Transferring Employees participate shall recognize the service of such Transferring Employees with the Seller for purposes of determining entitlement to vacation and vacation pay (prorated for a partial year) and for purposes of vesting and eligibility under any employee benefit plan, but not for purposes of benefit accrual under any “employee pension benefit plan” as defined in Section 3(2) of ERISA.  Seller shall terminate the employment of all Transferring Employees immediately prior to the Closing and shall cooperate with and use their Best Efforts to assist Buyer in its efforts to secure satisfactory employment arrangements with those employees of Seller to whom Buyer makes offers of employment.

(b)           Seller shall be liable for, and upon termination of each Transferring Employee’s employment with Seller immediately prior to Closing shall pay to such Transferring Employee, an amount equal to (i) the vacation benefits accrued by such Transferring Employee through the day immediately prior to the Closing Date and (ii) all previously unreimbursed expenses incurred by such Transferring Employee at any time prior to the Closing Date.

(c)           Seller shall comply with the requirements of the WARN Act or any similar state or local law with respect to any “plant closing” or “mass layoff,” as those terms (or similar terms) are defined in the WARN Act or such other applicable state or local law, which may result from the termination of employment of any of Seller’s employees in connection with the Transactions through the Closing Date.  Without limiting the generality of Section 1.3(a), Buyer shall not assume any Seller Plan, any Liability arising in connection with any Seller Plan or any liability arising in connection with the service relationship between Seller, on the one hand, and any Purchased Business Employee or any consultant or other service provider of Seller, on the other hand, which Liabilities shall remain the sole obligation of Seller.  To the extent that any Transferring Employee becomes entitled to any severance, termination or other payment or benefit in connection with a termination of employment by Seller, as contemplated by Section 5.11(a) or otherwise, any such payment or benefit shall be and remain solely the obligation of Seller, and Buyer shall not assume or incur any liability in connection with any such termination of employment.

(d)           Seller and its ERISA Affiliates shall comply, if applicable, with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) with respect to any Purchased Business Employee who is covered under any Group Health Plan maintained by Seller or its ERISA Affiliates as of the Closing Date or whose “qualifying event” within the meaning of Section 4980B(f) of the Code, occurs on or prior to the Closing Date, whether pursuant to the provisions of COBRA or otherwise.

(e)           No provision of this Agreement shall create any third party beneficiary rights in any Transferring Employee, any beneficiary or dependents thereof with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferring Employee by Buyer or under any benefit plan which Buyer may maintain.  No provision of this Agreement shall confer upon any Transferring Employee any right with respect to continued employment with Buyer or any of its affiliates, nor shall anything herein interfere with the right of Buyer to terminate the employment of any Transferring Employee at any time, with or without cause, nor, except as provided otherwise in Section 5.11(a), restrict Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of employment, compensation and/or employee benefits provided to Transferring Employees.

5.12         Delivery and Objections to Title and Survey.

(a)           As soon as reasonably practicable, but in no event later than ten (10) days after the date hereof, Seller shall request the Title Company to deliver to Buyer for each of the

Owned Real Properties, (i) a current preliminary title report issued by the Title Company; and (ii) legible copies of all documents referred to in each preliminary title report.  Buyer shall have the right (but not the obligation) to obtain, at Buyer’s sole cost and expense, and approve, a new or updated ALTA survey of each of the Owned Real Properties to be prepared by a licensed surveyor or engineer hired by Buyer (the “Surveys”).  If Buyer elects to obtain any such Surveys, then Buyer will cause such Surveys to be completed within forty (40) days after the date hereof.  The documents referred to in (i) - (ii) of this Section 5.12(a) are collectively referred to as the “Title Documents.”

(b)           Buyer shall have the right to review the Title Documents and otherwise examine the condition of the title to each of the Owned Real Properties during the period which is twenty (20) days following the later of the date on which (i) the last of the Title Documents have been delivered to Buyer, or (ii) Buyer has received the last of the updated or new Surveys, as the case may be (hereinafter referred to as the “Title Inspection Period”).

(c)           During the Title Inspection Period, Seller shall request the Title Company to deliver to Buyer an ALTA “extended coverage” supplemental report or reports for each of the Owned Real Properties covered by the Surveys; provided Buyer shall pay any additional expense therefor and satisfy any other Title Company requirements for the issuance thereof.

(d)           Subject to Section 5.12(e), Buyer shall notify Seller in writing (the “Title Notice”) prior to the expiration of the Title Inspection Period which exceptions to title (including survey matters), if any, will not be accepted by Buyer.  If Buyer fails to notify Seller in writing of any exceptions to title for any of the Owned Real Properties by the expiration of the Title Inspection Period, then Buyer shall be deemed to have approved the condition of title for such Owned Real Property.  If Buyer notifies Seller in writing that Buyer objects to any exceptions to title, then Seller shall have five (5) days after receipt of the Title Notice to notify Buyer in writing (i) that, as a condition to Closing in favor of Buyer, but not as a covenant of Seller, Seller will remove such objectionable exceptions from title on or before the Closing; or (ii) that Seller elects not to cause such exceptions to be removed.  Seller may elect either action referred to in subparagraph (i) or (ii) above in its sole and absolute discretion.  If Seller fails to notify Buyer in writing of its election within said five (5) day period, Seller shall be deemed to have elected not to cure such exception.  The procurement by Seller of a commitment for the issuance of the Title Policy or endorsements thereto for each of the Owned Real Properties satisfactory to Buyer and insuring Buyer against any title exception which was disapproved pursuant to this Section 5.12(d) shall be deemed a cure by Seller of such disapproval.  If Seller gives Buyer notice under clause (ii) above, or fails to notify Buyer in writing of its election within said five (5) day period, then Buyer shall have five (5) days within which to notify Seller in writing that Buyer will either (x) proceed with the purchase and take title to the Owned Real Property, subject to such uncured exceptions and without waiving any right of Buyer to seek indemnification for Seller’s breach of any of its representations or warranties set forth in Section 3.6 or elsewhere in this Agreement in accordance with the provisions of Article VII or (y) terminate this Agreement in accordance with the provisions of Article X.  If Buyer fails to notify Seller in writing of its election within said five (5) day period, then Buyer shall be deemed to have elected to proceed with the purchase and take title to the Owned Real Property, subject to such uncured exceptions and without waiving any right of Buyer to seek indemnification for Seller’s breach of any of its representations or warranties set forth in Section 3.6 or elsewhere in this Agreement in accordance with the provisions of Article VII.

(e)           Whether or not Buyer objects, in accordance with Section 5.12(d), to any title exception consisting of a mortgage lien or any other Encumbrance which affects any of the Owned Real Properties and that may be removed solely by the payment of a liquidated sum of money (and the execution and/or recordation of an appropriate lien release document), including without limitation any liens for unpaid Taxes then due and payable, Seller shall be obligated and hereby covenants to satisfy and remove of record or cure, as the case may be, each of such Encumbrances on or before the Closing Date.  Seller may use all or any portion of the Aggregate Purchase Price to effect such cure at the Closing.  If Seller fails to remove any such Encumbrance prior to Closing, then Buyer may apply such portion of the Aggregate Purchase Price as is necessary to cause the removal of such Encumbrance prior to Closing, in which case the proceeds of the Aggregate Purchase Price to be otherwise distributed to Seller upon Closing shall be reduced by the amount so applied.

5.13         Pre-Closing “Gap” Title Defects.  Buyer may, at or prior to Closing, notify Seller in writing (the “Gap Notice”) of any objections to title (a) raised by the Title Company between the expiration of the Title Inspection Period and the Closing and (b) not disclosed by the Title Company or otherwise known to Buyer prior to the expiration of the Title Inspection Period.  Buyer must notify Seller of such objection to title within five (5) days of being made aware of the existence of such exception.  If Buyer sends a Gap Notice to Seller, then Buyer and Seller shall have the same rights and obligations with respect to such notice as apply to a Title Notice under Section 5.12.

5.14         Conveyance of Title.  At Closing Seller shall convey and transfer to Buyer the Owned Real Properties, by execution and delivery of a Deed and such other conveyance documentation as may be required to effectuate such conveyance and transfer (collectively, the “Real Property Conveyance Documents”).  The form and substance of the Real Property Conveyance Documents and the sharing of recording fees, escrow fees, title insurance, and Transfer Taxes, if any, for each Owned Real Property shall be in accordance with the local custom and practice for the jurisdiction where such Owned Real Property is located.  Within thirty (30) days after the date of this Agreement, Buyer shall submit for Seller’s approval the Real Property Conveyance Documents, which approval shall not be unreasonably withheld.  If Buyer and Seller are unable to agree upon the form and substance of any Real Property Conveyance Document within six (6) Business Days after the date Seller receives such Real Property Conveyance Document from Buyer, then either party may submit such matter for resolution through Expedited Arbitration.  The Title Policy issued by the Title Company shall evidence delivery of title to each Owned Real Property.

5.15         Environmental Assessments.  Buyer shall have the right (but not the obligation) to obtain, at Buyer’s sole cost and expense, and approve, a new Phase 1 environmental assessment for each of the Owned Real Properties and Leased Real Properties (the “Phase 1 Reports”).  If Buyer elects to obtain any such Phase 1 Reports, then Buyer will cause such Phase 1 Reports to be prepared and delivered to Buyer within sixty (60) days after the date hereof.  Within ten (10) Business Days following receipt of each such Phase 1 Report, Buyer shall have the option to either (x) proceed with the purchase and take title to the Owned Real Property or

Leased Real Property (as the case may be) to which the Phase 1 Report relates, subject to the matters disclosed therein and without waiving any right of Buyer to seek indemnification for Seller’s breach of any of its representations or warranties set forth in Section 3.14 or elsewhere in this Agreement in accordance with the provisions of Article VII, or (y) terminate this Agreement in accordance with the provisions of Article X.  If Buyer fails to notify Seller in writing of its election within such ten (10) Business Day period, then Buyer shall be deemed to have elected to proceed with the purchase and take title to such Owned Real Property or Leased Real Property (as the case may be), subject to the matters disclosed in such Phase 1 Report and without waiving any right of Buyer to seek indemnification for Seller’s breach of any of its representations or warranties set forth in Section 3.14 or elsewhere in this Agreement in accordance with the provisions of Article VII.

5.16         Transition Services Agreement.  Concurrently with the Closing, Buyer and Seller shall enter into an agreement on terms and conditions mutually acceptable to Buyer and Seller (the “Transition Services Agreement”), pursuant to which Seller shall provide Buyer with, and Buyer shall reimburse Seller for its reasonable, out-of-pocket costs and expenses in connection with the provision of, the following services for a mutually agreed upon transition period: (a) human resources and similar types of employee administrative services with respect to Transferring Employees, (b) integration services with respect to Buyer’s information technology and systems and associated computer programs, products, equipments and services, (c) solely to the extent that the Closing shall occur on or before the final National Event of the 2007 NHRA Racing Season, Support Services (as defined in the Operational Support Agreement) and Sanctioning Services (as defined in the Sanctioning Agreement), in the manner that such services are contemplated to be performed pursuant to the terms of the Operational Support Agreement and the Sanctioning Agreement, respectively, for the remaining National Events in the 2007 NHRA Racing Season and (d) such other transitional and integration services as may be set forth therein.  If Buyer and Seller are unable to agree upon the form and substance of the Transition Services Agreement prior to the Closing, the Closing shall not be delayed solely for this reason and such dispute shall be submitted for arbitration.  For the period between the Closing and the Arbitrator’s decision, each party shall in good faith exercise their Best Efforts to provide the transition services described in this Section 5.16 at cost so that neither the Purchased Business nor the Retained Business is adversely affected in any material respects pending the decision of the Arbitrator.

5.17         Cooperation with respect to Insurance Obligations.  From the date of this Agreement through the Closing Date, Buyer and Seller shall cooperate in good faith to enter into insurance arrangements on terms and conditions mutually acceptable to Buyer and Seller (including, without limitation, joint insurance policies entered into by Buyer and Seller) with respect to the Retained Business and the Purchased Business and the performance by Buyer and Seller of their respective obligations under the Ongoing Business Agreements (such arrangement, “Mutual Insurance”).  In the event that Buyer and Seller are unable to obtain Mutual Insurance, at Closing, and as a condition thereof, Seller and Buyer shall obtain, at the respective party’s sole cost and expense, insurances policies or other forms of insurance evidencing insurance coverage of the types and in the amounts listed in Schedule 5.17(a), in the case of Seller, and Schedule 5.17(b), in the case of Buyer, each of which policies and coverages shall name the other party as an additional insured.  In the event that Buyer and/or Seller is unable to obtain such coverage, at Closing, and as a condition thereof, Buyer and/or Seller shall have obtained such other equivalent arrangements as shall be reasonably satisfactory to the other party.

5.18         2006 Audited Historical Financial Statements.  Seller shall use Best Efforts to deliver, or cause to be delivered, to Buyer as promptly as practicable following the sixtieth (60th) day after the date of this Agreement (or such earlier date as they may become available), and in no event later than thirty (30) days prior to the Closing Date, the consolidated audited statements of financial position of Seller as of December 31, 2006 and the related audited statements of activities and cash flows for the fiscal year then ended, which financial statements will fairly present in all material respects the consolidated financial position of Seller as of such date and the consolidated changes in net assets and consolidated cash flows for such fiscal year.

5.19         Interim Repairs.  Prior to the Closing, Seller shall, at Seller’s sole cost and expense, take all steps reasonably necessary to complete, or cause to be completed, the maintenance and repairs set forth on Schedule 5.19 with respect to the Racetracks and Headquarters Building.

ARTICLE VI.

CONDITIONS TO CLOSING

6.1           Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the Transactions and to take the other actions to be taken by Buyer at the Closing is subject to the satisfaction at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part by Buyer subject to the provisions of Section 11.5):

(a)           Representations and Warranties.  The representations and warranties of Seller set forth in this Agreement shall have been true and correct in all material respects (except for such representations and warranties as are qualified by materiality, which representations and warranties shall be true and correct in all respects), as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of an earlier date which need only be true and correct in all material respects or true and correct, as the case may be, as of such earlier date, and except as Buyer may otherwise have consented in writing), and Buyer shall have received a certificate, dated as of the Closing Date, signed by an authorized officer of Seller certifying to that effect.

(b)           Covenants.  Seller shall have performed in all material respects all obligations required to be performed by Seller under this Agreement (including without limitation under Sections 2.3 and 8.5) and any applicable Ancillary Agreement at or prior to the Closing Date, and Buyer shall have received a certificate, dated as of the Closing Date, signed by an authorized officer of Seller to that effect.

(c)           Litigation.

(i)            Governmental Prohibition.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered a Legal Requirement (whether temporary, preliminary or permanent) that is in effect at the time of Closing, which restrains, enjoins or otherwise prohibits the consummation of the sale of the Purchased Assets (each, a “Governmental Prohibition”).
(ii)           Other Litigation.  (i) No Governmental Entity shall have instituted any action, litigation or suit that seeks a Governmental Prohibition (a “Governmental Challenge”) or have made a Material Adverse Governmental Determination, and (ii) no other Person shall have instituted any action, litigation or suit (whether civil, criminal or administrative) before any Governmental Entity (x) which seeks to prohibit the consummation of, or challenges the validity or legality of, the sale of the Purchased Assets and (y) which Buyer has determined in good faith, based upon the advice of counsel, has a reasonable basis for success.

(d)           Antitrust Approvals; Consents; Government Approvals.

(i)            The Antitrust Approvals shall have been made, or applicable mandatory waiting periods shall have expired, as the case may be.
(ii)           All Material Consents listed in Schedule 3.2(c) shall have been obtained and all Shared Contracts shall have been apportioned pursuant to Section 5.3(c).

(e)           Required Buyer Stockholder Approval.  The Required Buyer Stockholder Approval shall have been obtained.

(f)            Buyer Fairness Opinion.  The Buyer Board shall have received the Buyer Fairness Opinion, and such Buyer Fairness Opinion shall not have been rescinded, withdrawn or adversely modified by the financial advisor(s) providing such Buyer Fairness Opinion (other than any rescission, withdrawal or modification resulting or arising, directly or indirectly, from (i) any intentional failure by Buyer to provide to such financial advisor(s) any material, written information received from Seller, or (ii) willful misrepresentation on the part of Buyer or any of its Representatives in connection with the preparation and issuance of such Buyer Fairness Opinion).

(g)           Ancillary Agreements.  Seller shall have entered into and delivered to Buyer each Ancillary Agreement to which it is a party.

(h)           Key Executive Agreements.  No Key Executive Agreement to which Buyer is a party shall have been terminated by any other party thereto, and no other party to any such Key Executive Agreement shall be in default of its obligations thereunder.

(i)            No Seller Material Adverse Change.  From the date of this Agreement through the Closing, there shall not have been a Seller Material Adverse Change.

(j)            Insurance Coverage.  If the parties are unable to obtain Mutual Insurance prior to the Closing in accordance with the provisions of Section 5.17, then Seller shall have obtained, at its sole cost and expense, insurances policies or other forms of insurance evidencing insurance coverage of the types and in the amounts listed in Schedule 5.17(a) or, if such coverage is not obtained, then Seller shall have obtained such other equivalent arrangements as shall be reasonably satisfactory to Buyer.

6.2           Conditions to Obligations of Seller.  The obligation of Seller to consummate the Transactions and to take the other actions to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part by Seller subject to the provisions of Section 11.5):

(a)           Representations and Warranties.  The representations and warranties of Buyer set forth in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects (except for such representations and warranties as are qualified by materiality, which representations and warranties shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of an earlier date which need only be true and correct in all material respects or true and correct, as the case may be, as of such earlier date, and except as Seller may otherwise have consented to in writing), and Seller shall have received a certificate, dated as of the Closing Date, signed by an authorized officer of Buyer to such effect.

(b)           Covenants.  Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement (including without limitation under Section 2.2) at or prior to the Closing Date, and Seller shall have received a certificate, dated as of the Closing Date, signed by an authorized officer of Buyer to such effect.

(c)           Litigation.

(i)            Governmental Prohibition.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Prohibition.
(ii)           Other Litigation.  (i) No Governmental Entity shall have instituted any Governmental Challenge or have made a Material Adverse Governmental Determination, and (ii) no other Person shall have instituted any action, litigation or suit (whether civil, criminal or administrative) before any Governmental Entity (x) which seeks to prohibit the consummation of, or challenges the validity or legality of, the sale of the Purchased Assets and (y) which Seller has determined in good faith, based upon the advice of counsel, has a reasonable basis for success (such action, litigation or lawsuit, a “Non-Frivolous Seller Claim”).
(iii)          Buyer Indemnification.  Notwithstanding anything else contained herein:
(1)   the conditions set forth in this Section 6.2(c) shall be deemed satisfied with respect to any Governmental Challenge or Material Adverse Governmental Determination to the extent that Buyer has agreed in writing (x) to assume, at its sole cost and expense, the defense of such Governmental Challenge or Material Adverse Governmental Determination and (y) to indemnify, defend and hold harmless Seller and all Seller Indemnified Parties from and against any and all Damages incurred in connection with, arising out of or resulting from such Governmental Challenge or Material Adverse Governmental Determination;

provided, however, that, in the event that Seller’s prospective Damages are reasonably likely to consist of either criminal sanctions and/or the loss of Seller’s tax-exempt status, (x) Buyer’s indemnification pursuant to this clause (iii) shall be presumed to be ineffective and (y) the conditions set forth in clause (ii) of this Section 6.2(c) shall continue to apply; provided, further, that Buyer shall in any event have the right to seek a declaratory judgment with respect to any such Governmental Challenge or Material Adverse Determination;
(2)   the conditions set forth in this Section 6.2(c) shall be deemed satisfied with respect to any Non-Frivolous Seller Claim to the extent that Buyer has agreed in writing (x) to assume, at its sole cost and expense, the defense of such Non-Frivolous Seller Claim and (y) to indemnify, defend and hold harmless Seller and all Seller Indemnified Parties from and against any and all Damages incurred in connection with, arising out of or resulting from such Non-Frivolous Seller Claim; and
(3)   Buyer shall have the right to cease its defense of any Governmental Challenge, Material Adverse Governmental Determination or Non-Frivolous Seller Claim (as the case may be) following written notice to Seller at any time prior to the Closing, in which case the conditions set forth in clause (ii) of this Section 6.2(c) shall continue to apply; provided, however, that any cessation by Buyer of such defense shall not relieve Buyer of its indemnification obligations to Seller and all Seller Indemnified Parties for any Damages arising prior to the date on which Buyer ceased the defense of such Governmental Challenge, Material Adverse Governmental Determination or Non-Frivolous Seller Claim.

(d)           Antitrust Approvals; Consents; Government Approvals.

(i)            The Antitrust Approvals shall have been made, or applicable mandatory waiting periods shall have expired, as the case may be.
(ii)           All Material Consents listed in Schedule 3.2(c) shall have been obtained and all Shared Contracts shall have been apportioned pursuant to Section 5.3(c).

(e)           Seller Fairness Opinion.

(i)            The Seller Board shall have received the Seller Fairness Opinion, and such Seller Fairness Opinion shall not have been rescinded, withdrawn or adversely modified by the financial advisor(s) providing such Seller Fairness Opinion (other than any rescission, withdrawal or modification resulting or arising, directly or indirectly, from any intentional failure to provide information or willful misrepresentation on the part of Seller or any of its Representatives in connection with the preparation and issuance of such Fairness Opinion).
(ii)           Solely to the extent that (x) not less than nine (9) months have elapsed since the date of this Agreement and (y) there has been a material, positive change in the results of operations of the Purchased Business, as operated by Seller and without regard to (x) any event or circumstance conditioned upon, or attributable to, the expected consummation of the transactions contemplated hereby or (y) any efforts undertaken by Buyer or any of its Affiliates or Representatives with respect to the Purchased Business), the Seller Board shall have received a written bring-down of the Seller Fairness Opinion from the financial advisor(s) providing the Seller Fairness Opinion, stating that the terms and conditions of this Agreement and the transactions contemplated hereby are fair, as of the date of such written bring-down, to Seller from a financial point of view.

(f)            Ancillary Agreements.  Buyer shall have entered into and delivered to Seller each Ancillary Agreement to which it is a party.

(g)           No Buyer Material Adverse Change.  From the date of this Agreement through the Closing, there shall not have been a Buyer Material Adverse Change.

(h)           Insurance Coverage.  If the parties are unable to obtain Mutual Insurance prior to the Closing in accordance with the provisions of Section 5.17, then Buyer shall have obtained, at its sole cost and expense, insurances policies or other forms of insurance evidencing insurance coverage of the types and in the amounts listed in Schedule 5.17(b) or, if such coverage is not obtained, then Buyer shall have obtained such other equivalent arrangements as shall be reasonably satisfactory to Seller.

ARTICLE VII.

INDEMNIFICATION; REMEDIES

7.1           Survival of Representations, Etc.

(a)           Survival.  The representations and warranties of Seller and Buyer contained herein shall survive until the second (2nd) anniversary of the Closing Date; provided, however, that the representations and warranties contained in Section 3.8 (Taxes) and Section 3.14 (Environmental Matters) shall survive until the later of such date or sixty (60) days after the expiration of the statutes of limitations applicable to claims of third-parties or Governmental Entities regarding such matters arising in or related to periods prior to Closing (giving effect to any waiver or extension of such statutes of limitations) and that the representations and warranties contained in Section 3.2 and Section 4.2  (Authority; No Conflict) shall survive the Closing indefinitely.

(b)           Investigation; Waiver.  The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, agreements and obligations herein will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, agreement or obligation.  No waiver of any condition based on the inaccuracy of any representation or warranty, or on the non-performance of or non-compliance with any covenant, agreement or obligation, will affect in any way a party’s right to indemnification, payment of Damages, or other remedies based on such representations, warranties, covenants, agreements and obligations.  Without limiting the generality of the foregoing and notwithstanding anything to the contrary set forth herein, Seller shall be liable to the Seller Indemnified Parties for any Damages arising from a breach of any representation, warranty, covenant or agreement of Seller, whether or not known by or waived by Buyer prior to Closing.

7.2           Indemnification.

(a)           By Seller.  From and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates, Subsidiaries and Representatives (collectively, the “Seller Indemnified Parties”), from and against any and all costs, losses, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands or expenses (whether or not arising out of thirty party claims), including without limitation interest, penalties, reasonable legal fees of outside counsel and all reasonable amounts paid in investigation or defense, and all amounts paid in settlement, of any of the foregoing (collectively, “Damages”) incurred in connection with, arising out of or resulting from:

(i)            any breach of any representation or warranty made by Seller in this Agreement;
(ii)           any breach of any covenant or agreement made by Seller in this Agreement;
(iii)          any Excluded Liability; and
(iv)          any claim by any Person for brokerage or finder’s fees or commissions or similar payments based on any agreement or understanding alleged to have been made by such Person with either Seller or any of its Affiliates (or any Person acting (or purportedly acting) on behalf of any such Person) in connection with the Transactions.

(b)           By Buyer.  From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and Representatives (the “Buyer Indemnified Parties”) from and against any and all Damages incurred in connection with, arising out of, resulting from:

(i)            any breach of any representation or warranty made by Buyer in this Agreement;
(ii)           any breach of any covenant or agreement made by Buyer in this Agreement;
(iii)          any Assumed Liability; and
(iv)          any claim by any Person for brokerage or finder’s fees or commissions or similar payments based on any agreement or understanding alleged to have been made by such Person with either Buyer or any of its Affiliates (or any Person acting (or purportedly acting) on behalf of any such Person) in connection with the Transactions.

(c)           The term “Damages” as used in this Section 7.2 is not limited to matters asserted by third parties against any indemnified party, but includes Damages incurred or sustained by an indemnified party in the absence of third-party claims and expenses of pursuing any claims.

(d)           Notice of Claims.  If a claim for Damages (a “Claim”) is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, give written notice (a “Claim Notice”) to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 7.2.

(e)           Defense of Third-party Claims.

(i)            If any lawsuit or enforcement action is filed by a third party against any party entitled to the benefit of indemnity hereunder with respect thereto, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons).  The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party has been damaged by such failure.  After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party is obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it elects to do so, at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage legal counsel of its own choice, but, in any event, reasonably acceptable to the indemnified party, to handle and defend the same unless the named parties to such action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party’s cost, risk and expense, to separate counsel of its own choosing.  The indemnifying party shall not, without the written consent of the indemnified party, which shall not be unreasonably withheld, conditioned or delayed, (i) settle or compromise any Claim or consent to the entry of any judgment which does not include an unconditional written release by the claimant or plaintiff of the indemnified party from all Liability in respect of such Claim, (ii) settle or compromise any Claim if the settlement imposes equitable remedies or material obligations on the indemnified party other than financial obligations for which such indemnified party will be indemnified hereunder or (iii) settle or compromise any Claim if such settlement or compromise would affect the Tax position or Tax liability of the indemnified party for any Post-Closing Tax Period.  No Claim which is being defended in good faith by the indemnifying party in accordance with the terms of this Agreement shall be settled or compromised by the indemnified party without the written consent of the indemnifying party, which consent shall not be unreasonably withheld.
(ii)           If the indemnifying party fails to assume the defense of such lawsuit or action within thirty (30) calendar days after receipt of the Claim Notice, the indemnified party against which such lawsuit or action has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s cost and expense, the defense, compromise or settlement of such lawsuit or action on behalf of and for the account and risk of the indemnifying party; provided, however, that such lawsuit or action shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld.  If the indemnified party settles or compromises such lawsuit or action without the prior written consent of the indemnifying party, the indemnifying party will bear no Liability hereunder for or with respect to such lawsuit or action unless the indemnifying party unreasonably withheld consent.
(iii)          In the event either party assumes the defense of a particular lawsuit or action in the manner contemplated above, the party assuming such defense will keep the other party reasonably informed of the progress of any such defense, compromise or settlement.  The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 7.2 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless the indemnified party from and against any Damages by reason of such settlement or judgment.

(f)            Exclusivity.  Subject to the limitations contained in Section 11.17 and elsewhere in this Agreement, the indemnification provided in this Article VII shall be the sole and exclusive remedy of any Seller Indemnified Party or Buyer Indemnified Party in respect of matters addressed in Sections 7.2(a) and (b), respectively.  Subject to the limitations set forth in Section 11.17 and elsewhere in this Agreement, the indemnification provisions of this Article VII shall govern all claims by the parties for breaches of this Agreement except with respect to breaches based upon common law fraud or intentional misrepresentation, as to which the parties shall have, in addition to the indemnification provisions of this Article VII, all of their rights and remedies at law.

(g)           Limitation on Indemnity/Commitments.

(i)            The indemnification obligations of Seller with respect to any breach of any representation or warranty pursuant to Section 7.2(a)(i) shall be limited to Claims made on or prior to the last date of survival thereof referred to in Section 7.1.  The indemnification obligations of Seller with respect to any other bases for indemnification obligations of Seller pursuant to clauses (ii), (iii) and (iv) of Section 7.2(a) shall survive until the expiration of the applicable statutes of limitations, subject to the terms of this Agreement.
(ii)           The indemnification obligations of Buyer with respect to any breach of any representation or warranty pursuant to Sections 7.2(b)(i) shall be limited to Claims made on or prior to the last date of survival thereof referred to in Section 7.1.  The indemnification obligations of Buyer with respect to any other bases for indemnification obligations of Buyer pursuant to clauses (ii), (iii) and (iv) of Section 7.2(b) shall survive until the expiration of the applicable statutes of limitations, subject to the terms of this Agreement.

(iii)          The Seller Indemnified Parties may not recover Damages from Seller pursuant to Section 7.2(a)(i) until the aggregate amount of Damages relating to such Claims for which the Seller Indemnified Parties, in the aggregate, are seeking indemnification under Section 7.2(a)(i) exceeds an amount equal to Six Hundred Thousand Dollars ($600,000) (the “Threshold”), at which point Seller shall be liable for, and the Seller Indemnified Parties shall be entitled to recover only the Damages in excess of the Threshold; provided, however, that Claims for Damages pursuant to Section 7.2(a)(i) resulting from common law fraud, intentional misrepresentation or a breach of the representations and warranties set forth in Section 3.2 (Authority; No Conflict), Section 3.8 (Taxes), and Section 3.14 (Environmental Matters) shall not be subject to the Threshold, and shall be recoverable from the first dollar.  The Seller Indemnified Parties shall have the right to make a Claim under Section 7.2(a)(i) prior to the time the Threshold has been surpassed for the purpose of asserting such Claim within the relevant survival period and any such Claim made within such period shall, to the extent the Threshold ultimately is met, survive until its final resolution.  This Section 7.2(g)(ii) shall not apply to Claims for indemnification made pursuant to clauses (ii) or (iii) of Section 7.2(a).
(iv)          The aggregate amount of Damages that may be recovered by the Seller Indemnified Parties pursuant to Section 7.2(a)(i) shall not exceed Fifteen Million Dollars ($15,000,000); provided, however, that this limitation shall not apply to Claims for Damages pursuant to Section 7.2(a)(i) resulting from common law fraud, intentional misrepresentation or a breach of the representations and warranties set forth in Section 3.2 (Authority; No Conflict), Section 3.8 (Taxes), and Section 3.14 (Environmental Matters).  This Section 7.2(f)(iii) shall not apply to Claims for indemnification made pursuant to clauses (ii) or (iii) of Section 7.2(a).
(v)           For purposes of (x) determining, from and after the Closing Date, whether Seller has breached any representation or warranty set forth in Article III hereof and (y) calculating the amount of Damages that is subject to indemnification under this Agreement in connection with the breach of any such representation or warranty, the determination of such breach and the calculation of the amount of such Damages (as the case may be) shall be determined without regard to any “material,” “Seller Material Adverse Effect,” “Buyer Material Adverse Effect” or like materiality qualifier set forth in any such representation or warranty.
(vi)          Neither (A) the termination of the representations or warranties contained herein, nor (B) the expiration of the indemnification obligations described above, will affect the rights of a Person in respect of any Claim made by such Person prior to the expiration of the applicable survival period provided herein.
(vii)         To the extent that any Liability that is subject to indemnification under this Agreement is covered by insurance, the amount of any indemnity payment shall be net of the Net Proceeds of any insurance policy paid to the indemnified party with respect to such Liability.  For purposes of this Section, “Net Proceeds” shall mean the insurance proceeds actually received, from any insurance source, less any expenses of recovery, deductibles, and/or co-payments.  If any amounts are reimbursed under insurance coverage from any insurance source subsequent to indemnification under this Article, the indemnified party shall reimburse the indemnifying party in an amount equal to the amounts subsequently received under insurance coverage (net of the expenses of recovery).
(viii)        Notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained herein will give rise to any right on the part of Buyer or Seller, after the Closing, to rescind this Agreement or any of the transactions contemplated hereby, and any and such rescission rights are hereby waived.
(ix)           In addition to the limitations set forth in Section 11.17 and elsewhere in this Agreement, in no event shall an indemnifying party be liable for punitive damages sustained or claimed by an indemnified party except to the extent such damages arise from a third-party Claim.  An indemnified party shall use reasonable efforts to mitigate any Damages.  Damages shall be determined after taking into account any indemnity, contribution or other similar payment received by the indemnified party from any third-party with respect thereto.

7.3           Buyer Trust Account.

(a)           Seller has read a copy of Buyer’s Registration Statement on Form S-1 (SEC File No. 333-130531), as declared effective by the SEC on June 1, 2006 (the “Buyer Prospectus”).  Seller understands that Buyer is a special purpose company formed for the sole purpose of consummating a “business combination” and that Buyer has established a trust account at JP Morgan Chase NY Bank (the “Trust Account”), maintained by American Stock & Transfer Company acting as trustee, initially in the amount of $142,575,000 and thereafter increased by any earned and accrued interest thereon and decreased by any applicable state or federal Taxes thereon (collectively, the “Trust Assets”).  Seller acknowledges that the Trust Assets are to be held for the benefit of Buyer’s stockholders and either distributed as part of the consummation of a business combination between Buyer and a business entity or entities meeting certain requirements or returned to Buyer’s stockholders.  As of March 31, 2007 Buyer owned liquid assets of approximately $1,075,000 outside of the Trust Account which it intends to use for its working capital and other corporate purposes (the “Non-Trust Assets”).

(b)           As consideration for Buyer’s execution of this Agreement, Seller, on its own behalf and on behalf of its Affiliates and Representatives (collectively the “Seller Claimants”) hereby agrees that neither it nor any Seller Claimant will now or at any time in the future have any claim to, or make any claim against, the Trust Assets or any part of them, whether such claim arises as a result of Buyer’s obligations under this Agreement or Buyer’s conduct in negotiating or implementing this Agreement or in any other way that is directly or indirectly related to this Agreement or the Transactions, and regardless of whether such claim arises based on contract or tort or any other theory of Liability (any and all such claims being collectively refereed to hereafter as “Transaction Claims”).  Seller, on its behalf and on behalf of the Seller Claimants, hereby waives any right it or they otherwise may have now or hereafter to part or all of the Trust Assets based upon, or related in any way to, any Transaction Claim and agrees that it and their sole recourse for any of Transaction Claim shall be against the Non-Trust Assets unless and until this Agreement is consummated with Seller.

(c)           Notwithstanding anything to the contrary set forth herein, upon the consummation of the Transactions the waiver set forth in Section 7.3(b) shall cease to exist and shall be of no further force and effect, and Seller shall thereafter have full recourse to the Trust Assets, subject to the terms and conditions set forth in this Agreement.

ARTICLE VIII.

CERTAIN TAX MATTERS

8.1           Books & Records; Cooperation.  Buyer, on one hand, and Seller, on the other hand, agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance related to the Purchased Assets and the Purchased Business, including without limitation access to Books and Records in its possession, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding related to any Taxes.  Each of Buyer, on one hand, and Seller, on the other hand, shall retain all Books and Records with respect to Taxes pertaining to the Purchased Assets and the Purchased Business, (other than Books and Records related solely to Excluded Assets (other than the Intellectual Property Assets therein) or Excluded Liabilities) for a period of at least six (6) years following the Closing Date.  Buyer, on one hand, and Seller, on the other hand, shall cooperate fully with the other in the conduct of any audit, litigation or other Proceeding related to Taxes involving the Purchased Assets and the Purchased Business (other than Taxes related solely to Excluded Assets (other than the Intellectual Property Assets therein) or Excluded Liabilities).  Buyer, on one hand, and Seller, on the other hand, further agree, upon request, to use their Best Efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transactions).

8.2           Transfer Taxes.  Buyer and/or Seller shall be liable for all sales and use Taxes imposed by any Tax jurisdiction domestic or foreign by reason of the sale of the Purchased Assets pursuant to this Agreement.  All Transfer Taxes incurred in connection with the transfer of each Owned Real Property shall be borne by Buyer and/or Seller in accordance with local custom and practice in the jurisdiction where such Owned Real Property is located.

8.3           Allocation of Seller Taxes.

(a)           Seller shall be responsible for and shall promptly pay when due all Taxes levied with respect to the operation of the Purchased Business or ownership of the Purchased Assets for any Pre-Closing Tax Period.  All such Taxes levied with respect to the operation of the Purchased Business (other than portions of the Purchased Business related solely to Excluded Assets) or ownership of the Purchased Assets, for any Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period, as follows:

(i)            in the case of any Taxes other than Taxes based upon or related to income or receipts, the portion allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and
(ii)           in the case of any Tax based upon or related to income or receipts, the portion allocable to the Pre-Closing Tax Period shall be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.

(b)           Upon receipt by Buyer, on the one hand, or Seller, on the other hand, of any bill for such Taxes related to the Purchased Assets, the party receiving such bill shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8.3 together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement.  In the event that Buyer or Seller shall make any payment for which it is entitled to reimbursement under this Section 8.3, the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.  Notwithstanding the foregoing, none of the Seller Indemnified Parties shall be liable for, and Seller shall indemnify and hold the Seller Indemnified Parties harmless from and against (i) any Taxes of Seller or its predecessors or Affiliates levied with respect to the Purchased Assets attributed to Pre-Closing Tax Periods, or (ii) any other Taxes of Seller or its predecessors or Affiliates for any periods.

8.4           Notices.  Seller shall promptly notify Buyer in writing upon receipt by Seller of notice of any pending or Threatened federal, state, local or foreign Tax audits or assessments related to the income, properties or operations of Seller that reasonably may be expected to relate to the Purchased Assets or the Purchased Business (other than portions of the Purchased Business related solely to Excluded Assets other than the Intellectual Property Assets therein).

8.5           Withholding.  At the Closing, Seller shall deliver to Buyer all necessary forms and certificates complying with applicable Law, in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged, certifying that the Transactions are exempt from withholding under Section 1445 of the Code.

8.6           Form W-2s.  Pursuant to Revenue Procedure 2004-53, 2004-2 C.B .320, provided that Seller provide Buyer with all necessary payroll records for the calendar year which includes the Closing Date, Buyer shall furnish a Form W-2 to each employee employed by Buyer who had been employed by Seller disclosing all wages and other compensation paid for such calendar year, and taxes withheld therefrom, and Seller shall be relieved of the responsibility for doing so.

ARTICLE IX.

OTHER POST-CLOSING COVENANTS

9.1           Post-Closing Access.  Each party hereto agrees that it will cooperate with and make available to the other party, during normal business hours and upon reasonable notice, (i) all Books and Records, (ii) information related to the Purchased Business and (iii) employees (without substantial disruption of employment), in each case, retained and/or remaining in existence after the Closing which are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose.  The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation legal fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees.  All information received pursuant to this Section 9.1 shall be kept confidential by the party obtaining such information, subject to any disclosure that is required to be made by such party in order to comply with applicable Legal Requirements or the rules or regulations of any securities exchange upon which its securities are traded.

9.2           Publicity.  Except (i) as required by Legal Requirement or (ii) in the case of Buyer, for any filings required to be made with the SEC or AMEX or other actions that Buyer in good faith determines to be necessary or appropriate in connection with seeking to obtain the Required Buyer Stockholder Approval (including in connection with the Proxy Statement), without prior written approval of Buyer and Seller, none of Buyer, Seller or their respective Affiliates shall issue any press release or make any public statement regarding this Agreement and the Transactions contemplated hereby other than the fact that Buyer acquired the Purchased Business; provided, however, that nothing set forth in this Section 9.2 shall prohibit the Buyer Board from exercising its fiduciary duties in its communications to the stockholders of Buyer.  In the case of announcements, statements, acknowledgments or revelations which either party is required by Legal Requirement to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by Legal Requirement shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably practicable, not less than two (2) calendar days prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other party.  Each party hereto agrees that it will not unreasonably withhold any such consent or clearance.  In furtherance of the foregoing, the parties acknowledge and agree that concurrently with the execution of this Agreement, the parties will issue a mutual press release with respect to the transactions contemplated hereby.

9.3           Confidential Information.  Buyer and Seller acknowledge and agree as follows:

(a)           Subject to Section 9.2, the provisions of the Confidentiality Agreement shall continue to be in effect until the Closing, at which time (i) the Confidentiality Agreement shall terminate and be of no further effect and (ii) the conditions set forth in this Section 9.3 shall thereafter apply.

(b)           Seller and Buyer acknowledge that the success of the Purchased Business and the Retained Business after the Closing depends upon the continued preservation of the confidentiality of certain confidential and proprietary information related to Seller, the Purchased Business and the Purchased Assets, and the Retained Business and the Excluded Assets (as the case may be) in each case, including without limitation technical or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information related thereto, together with all analyses, compilations, studies or other documents, records or data possessed by Seller and its Affiliates (“Confidential Information”), that the preservation of the confidentiality of such Confidential Information by Seller, Buyer and their respective Affiliates is an essential premise of the bargain between Seller and Buyer.  Accordingly, Seller and Buyer hereby agree that:

(i)            Seller and its Affiliates will not, and Seller will cause its Affiliates and its Representatives not to, at any time, directly or indirectly, without the prior written consent of Buyer, disclose or use, any Confidential Information involving or relating to the Purchased Business or the Purchased Assets, except (A) for any information that prior to the Closing was primarily used in the Retained Business or (B) to the extent necessary for Seller to operate and conduct the Retained Business and provide the services under the Ancillary Agreements following the Closing;
(ii)           Buyer and its Affiliates will not, and Buyer will cause its Affiliates and its Representatives not to, at any time, directly or indirectly, without the prior written consent of Seller, disclose or use, any Confidential Information involving or relating to the Retained Business or the Excluded Assets, except (A) for any information that prior to the Closing was primarily used in the Purchased Business or (B) to the extent necessary for Buyer to operate and conduct the Purchased Business following the Closing; and
(iii)          Buyer and Seller shall each use Best Efforts to maintain the confidentiality of any Confidential Information involving or relating to the Retained Business or the Excluded Assets, on the one hand, and the Purchased Business or the Purchased Assets, on the other hand, from the employees of the other party due to the close proximity of the location of the employees of Buyer and Seller following the Closing.

For purposes of this Section 9.3, Confidential Information will not include any information: (i) generally available to, or known by, the public (other than as a result of disclosure in violation hereof); (ii) solely with respect to the Confidential Information of Buyer, that becomes available to Seller on a non-confidential basis from a source other than the Buyer or any of its Affiliates or Representatives, provided that the source of such information was not known by Seller, after due inquiry, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Buyer or any other Person with respect to such information; or (z) solely with respect to the Confidential Information of Seller, that becomes available to Buyer on a non-confidential basis from a source other than the Seller or any of its Affiliates or Representatives, provided that the source of such information was not known by Buyer, after due inquiry, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Seller or any other Person with respect to such information.  Each of Seller and Buyer agree that it will be responsible for any breach or violation of the provisions of this Section 9.3(b) by any of its Affiliates or Representatives.  Notwithstanding the foregoing, Seller shall owe no duties to Buyer and have no obligation to maintain confidentiality with respect to any information relating solely to the Excluded Assets, the Excluded Liabilities or the Retained Business, and, following the Closing, Buyer shall owe no duties to Seller and have no obligation to maintain confidentiality with respect to any information relating solely to the Purchased Business and the Purchased Assets.

(c)           If Seller, Buyer or any of their respective Representatives or Affiliates is requested or required by Proceeding or Legal Requirement to disclose any Confidential Information, each party shall provide the other with prompt written notice of such request or requirement, which notice shall, if practicable, be at least forty-eight (48) hours prior to making such disclosure, so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  If, in the absence of a protective order or other remedy or the receipt of such a waiver, Seller, Buyer or any of their respective Representatives or Affiliates are nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then Seller or Buyer may disclose that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided that such party uses its reasonable efforts to preserve the confidentiality of the Confidential Information in accordance with the provisions of this Section 9.3, whereupon such disclosure shall not constitute a breach of this Agreement.

(d)           Notwithstanding the foregoing nothing set forth in this Section 9.3 shall prohibit Buyer from disclosing any Confidential Information to the extent (i) required by Legal Requirement to be disclosed by Buyer in any filings required to be made with the SEC or AMEX or (ii) that Buyer in good faith determines such disclosure to be necessary in connection with exercising its fiduciary duties in its communications to the stockholders of Buyer.

9.4           Further Assurances.  From and after the Closing Date, Seller and Buyer shall take all further actions consistent with the intent of this Agreement and the Ancillary Agreements necessary (i) to enable Buyer to operate the Purchased Business in substantially the same manner operated prior to the Closing Date, (ii) to enable Seller to continue to operate the Retained Business in the manner contemplated by the Ongoing Business Agreements, and (iii) upon successful completion of Seller’s obligations under the Ancillary Agreements, to enable Buyer to operate the Purchased Business on an independent basis, in each case, assuming due performance by Buyer and Seller of their respective obligations under this Agreement and the Ancillary Agreements.  In furtherance of the foregoing, from time to time after the Closing Date, the parties hereto agree to (i) furnish upon request to each other such further assurances, information, documents and instruments of transfer or assignment and (ii) promptly execute, acknowledge, and deliver any such further assurances, documents and instruments of transfer or assignment, in each case that the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Ancillary Agreements, including without limitation to transfer and assign to Buyer those assets of Seller used or held for use in the conduct of the Purchased Business to the extent not otherwise transferred hereby or thereby.  As promptly as possible after the Closing Date, Seller shall make any filings and/or give any notices required by applicable Legal Requirements to be made or given by them in order to consummate the

Transactions that were not made or given prior to the Closing, shall obtain all other required Consents not obtained prior to the Closing, and shall use their Best Effort to apportion any Shared Contract not apportioned prior to the Closing; provided that neither Buyer nor Seller shall be required to make any payments, commence litigation or agree to any modification to the terms of any Contract in order to obtain any such Consent or apportion any Shared Contract.  To the extent that the inclusion within the Purchased Assets of any of (i) Seller’s right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal, primarily related to or primarily used in connection with the Purchased Business (but excluding therefrom the Excluded Assets) would have resulted in the cancellation, invalidity or termination of such rights or (ii) the portion of Seller’s right, title and interest in and to all Shared Assets that relates to the Purchased Business to the extent that such portion of the Shared Assets or the benefits thereof would have resulted in the cancellation, invalidity or termination of such Shared Assets, then in each case, if and when such inclusion would no longer result in such cancellation, invalidity or termination, then Seller shall take all actions necessary to effectuate such inclusion and assignment of all of Seller’s right, title and interest therein to Buyer.

9.5           Assigned Accounts Receivable; Quarterly Adjustments.

(a)           At the Closing, Buyer will acquire hereunder, and thereafter Buyer or its designee shall have the right and authority to collect for Buyer’s account, all Assigned Accounts Receivable.

(b)           From and after the Closing Date until the first anniversary thereof, Buyer and Seller shall meet quarterly in order to determine whether any payments have been paid or received by Seller with respect to the Assumed Accounts Payable or Assigned Accounts Receivable (as applicable) and whether any payments have been paid or received by Buyer with respect to any Accounts Payable other than the Assumed Accounts Payable or with respect to any Accounts Receivable other than the Assigned Accounts Receivable (as applicable), and Buyer or Seller (as the case may be) shall thereafter promptly make any payments required to be made to the other party in respect of any of the foregoing in order to ensure that the parties have given effect to the assignment and assumption by Buyer of the Assigned Accounts Receivable and the Assumed Accounts Payable and the retention by Seller of the other Accounts Receivable and the other Accounts Payable, hereunder.

9.6           Protection of Goodwill of Purchased Business.  Except as otherwise set forth in the Ongoing Business Agreements, during the Restricted Period, Seller will not, directly or indirectly, in whole or in part, either alone, together or with others, do any of the following within the Restricted Territory:  Sponsor or Conduct, or support, aid, help or otherwise assist any third party to Sponsor or Conduct, Professional Drag Racing, except to the extent required to fulfill its obligations to Buyer under the Ongoing Business Agreements.

9.7           Protection of Goodwill of Retained Business.

(a)           Except as otherwise set forth in the Ongoing Business Agreements, during the Restricted Period, Buyer will not, directly or indirectly, in whole or in part, either alone, together or with others, do any of the following:

(i)            Sponsor or Conduct, or support, aid, help or otherwise assist any third party to Sponsor or Conduct, Association Drag Racing within the Restricted Territory, except to the extent required to fulfill its obligations to Seller under the Ongoing Business Agreements.
(ii)           Sponsor or Conduct, or render, support, aid, help or otherwise assist any third party to Sponsor or Conduct or render, within the Territory any of the Sanctioning Services or in any other manner act or hold itself out as a “sanctioning body” for the sport of drag racing.

(b)           Without limiting the generality of the provisions set forth in Section 9.7(a) above and except as otherwise set forth in the Ongoing Business Agreements, during the Restricted Period:

(i)            Buyer shall not, within the Territory, Sponsor or Conduct or permit to be Sponsored or Conducted any NE Association Races and/or any other drag races at a National Event Series and/or at any National Event, unless such drag races satisfy Buyer’s Economic Test and the Sanctioning Requirement; provided, however, that Buyer may continue to Conduct Pro Modified Drag Racing events at Existing National Events in substantially the same manner as Pro Modified Drag Racing was Conducted at Existing National Events during the 2006 Racing Season pursuant to that certain agreement for AMS Pro Mod Exhibition, dated February 21, 2006, between Seller and AMS Staff Leasing; and
(ii)           Buyer shall not, within the Territory, Sponsor or Conduct or permit to be Sponsored or Conducted any NE Association Races or other drag races outside of a National Event Series and/or a National Event which do not satisfy the applicable HDP Economic Test and the Sanctioning Requirement, except in Buyer’s capacity as an owner and/or operator of the Racetracks (or any subsequently acquired racetracks), as and to the same extent available to any other NHRA Member Track owner and/or operator.

(c)           Notwithstanding anything to the contrary set forth in this Section 9.7, Buyer shall have the right to Sponsor and Conduct the activities as contemplated by (i) the definition of “Commercial Exploitation Rights,” as set forth in the Key Definitions Agreement, or (ii) the Ongoing Business Agreements.

9.8           Exhibition and Promotional Drag Racing.  Notwithstanding anything to the contrary set forth in Sections 9.6 and 9.7 above, both Seller and Buyer shall have the right to Conduct any Exhibition or Promotional drag racing activity designed and conducted primarily for marketing, promotion and/or entertainment purposes and not for Competition purposes (e.g. celebrity drag racing, reality drag racing, et cetera) as follows:

(a)           With respect to Exhibitions of Vintage Drag Racing and Nostalgia Drag Racing, (i) Buyer may Conduct such Exhibitions at any event, including, without limitation, any National Event or New Professional Drag Racing Event, so long as the Conduct thereof does not in any way constitute a series); and (ii) Seller may Conduct such Exhibitions at any event other than a National Event or New Professional Drag Racing Event.

(b)           With respect to Top Fuel and/or Fuel Funny Car Exhibition and/or Promotional activities, (A) Buyer may Conduct such at any Buyer event; and (ii) Seller may Conduct such but not at National Events or any New Professional Drag Racing Events.  Seller further agrees that it (x) will not Conduct Exhibitions of Top Fuel or Funny Car vehicles in any manner that would constitute a series; and (y) will only Conduct such Exhibitions in conjunction with Association Drag Racing and not as a stand-alone event; and (z) except for the activities described in paragraphs (a), (b) and (c)(iii) of the definition of the term “Association Drag Racing” as set forth in the Key Definitions Agreement, and except in connection with the exercise of its Protected TV Rights (as defined in the Brand License Agreement), Seller will not produce any television program about an Association Drag Racing activity that includes footage of any Top Fuel or Fuel Funny Car Exhibition.

(c)           Except as otherwise set forth in Sections 9.8(a) and (b) above, with respect to all other classes of vehicles, Buyer may Conduct such Exhibition and/or Promotional activities without restriction and Seller may Conduct or such Exhibition and/or Promotional activities at any Association Drag Racing event.

9.9           Equitable Relief.  Each of Buyer and Seller acknowledges that the terms, conditions and restrictions in Sections 9.6, 9.7 and 9.8 above are reasonable and necessary in order to protect and maintain the goodwill, proprietary and other legitimate business interests of the Purchased Business and the Retained Business.  Each of Buyer and Seller further agrees that the actual or Threatened breach by Buyer and/or Seller of such covenants would cause immediate, substantial, and irreparable harm to the other party, for which the full extent of resulting injury would be impossible to calculate, and Buyer and/or Seller therefore will not have an adequate remedy at law.  Accordingly, each of Buyer and Seller agrees that temporary and permanent injunctive relief would be appropriate remedies against such breach, without bond or security, which is hereby waived by each of Buyer and Seller to the fullest extent permitted by applicable Legal Requirements.

9.10         Special Severability Provisions.  If one or more provisions of Sections 9.6, 9.7, 9.8 or 9.9 are held to be illegal, overly broad, or otherwise unenforceable, it is the intent of the parties to this Agreement that such illegal, overly broad, or otherwise unenforceable portion(s) shall be amended (by blue-penciling or otherwise) or, if blue-penciling or similar procedures are not available, limited or excluded from Sections 9.6, 9.7, 9.8 or 9.9, as applicable and as necessary, so that the remaining provisions of Sections 9.6, 9.7, 9.8 or 9.9, as applicable, shall be enforceable in accordance with their terms.

9.11         Buyer Employee Non-Solicitation.  During the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, neither Seller nor any of its Affiliates shall, directly or indirectly, solicit any employee of Buyer or any Affiliate of Buyer, including any Transferring Employee, to become employed with Seller or any of its Affiliates, or induce or encourage any such employee to leave the employ or terminate or limit his or her business relationship with Buyer or any Affiliate of Buyer.

9.12         Seller Employee Non-Solicitation.  Neither Buyer nor any of its Affiliates shall, directly or indirectly, do any of the following:

(a)   with respect to any employee of Seller or any of its Affiliates who is rendering or participating in the rendering of any services to Buyer or any of its Affiliates under any of the Ongoing Business Agreements (a “Seller Service Employee”), and so long as such Seller Service Employee continues to render or participate in the rendering of services under any of the Ongoing Business Agreement and for the one year period thereafter, solicit any Seller Service Employee to become employed with Buyer or any of its Affiliates, or induce or encourage any such Seller Service Employee to leave the employ or terminate or limit his or her business relationship with Seller or any Affiliate of Seller; and/or

(b)   with respect to any employee of the National Dragster (a “National Dragster Employee”), and at no time after the Closing Date, solicit any National Dragster Employee to become employed with Buyer or any of its Affiliates, or induce or encourage any such National Dragster Employee to leave the employ or terminate or limit his or her business relationship with Seller or any Affiliate of Seller; and/or

(c)   with respect to any other employee of Seller or any of its Affiliates (other than a Seller Service Employee or National Dragster Employee) (an “Other Seller Employee”), and during the period from the Closing Date through the second anniversary of the Closing Date, solicit any Other Seller Employee to become employed with Buyer or any of its Affiliates, or induce or encourage any such Other Seller Employee to leave the employ or terminate or limit his or her business relationship with Seller or any Affiliate of Seller.

ARTICLE X.

TERMINATION

10.1         Termination Events.  This Agreement and the Transactions may, by notice given prior to or at the Closing, be terminated as follows:

(a)           by mutual agreement of Buyer and Seller;

(b)           by Buyer, on the one hand, or Seller, on the other hand, if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply with its obligations under this Agreement) on or before the later of (i) December 31, 2007 or (ii) forty (40) days following Buyer’s receipt of notification from the SEC that it has no further comments to the preliminary Proxy Statement; provided that in no event shall such date be later than May 30, 2008 (such later date being referred to herein as the “Outside Date”);

(c)           by either Buyer or Seller if the Buyer Stockholders’ Meeting shall have been held and Buyer’s stockholders shall have taken a final vote on the proposal to approve the Transactions and failed to obtain the Required Buyer Stockholder Approval;

(d)           by Buyer if, prior to the Required Buyer Stockholder Approval having been obtained, Buyer receives a written communication from the financial advisor(s) providing the Buyer Fairness Opinion rescinding, withdrawing or adversely modifying such Buyer Fairness Opinion;

(e)           by Seller if at any time prior to Closing, Seller receives a written communication from the financial advisor(s) providing the Seller Fairness Opinion rescinding, withdrawing or adversely modifying such Seller Fairness Opinion;

(f)            by Seller, on the one hand, or by Buyer, on the other hand, if a material breach of this Agreement has been committed by the other party and such material breach has not been expressly waived in writing;

(g)           (i) by Buyer if satisfaction of any of the conditions in Section 6.1 becomes impossible prior to the Outside Date (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not expressly waived such condition in writing on or before termination of this Agreement; or (ii) by Seller, if satisfaction of any of the conditions in Section 6.2 becomes impossible prior to the Outside Date (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not expressly waived such condition in writing on or before termination of this Agreement;

(h)           by Buyer pursuant to Sections 5.12(d) or 5.15; or

(i)            by either Buyer or Seller if there shall be any law or regulation that makes consummation of the Transactions illegal or otherwise prohibited or if consummation of the Transactions would violate any non-appealable Order of any Governmental Entity having competent jurisdiction.

The party who has committed a material breach referred to in Section 10.1(f) shall be referred to in this Article X as the “Breaching Party.”  The party who first gives notice of termination pursuant to this Section 10.1 shall be referred to herein as the “Terminating Party”.  The party who receives a notice of termination pursuant to this Section 10.1 (other than as the “Breaching Party” pursuant to Section 10.1(f)) shall be referred to herein as the “Other Party”.

10.2         Effect of Termination.

(a)           If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate; provided, however, that:

(i)            if this Agreement is terminated by Buyer, on the one hand, or Seller, on the other hand, pursuant to Section 10.1(f), the sole and exclusive remedy of the Terminating Party against the Breaching Party (in addition to termination of this Agreement) shall be limited to an action against the Breaching Party for Damages arising out of the material breach committed by the Breaching Party; provided, however, that such Damages shall be limited to the actual out-of-pocket costs and expenses (including without limitations all legal, accounting, financial advisor, and other third party fees) reasonably incurred by the Terminating Party in connection with the Transactions from and after November 1, 2006; and
(ii)           if this Agreement is terminated by either Buyer or Seller as a result of the failure to obtain the Required Buyer Stockholder Approval in accordance with Section 10.1(c), then Buyer shall pay to Seller all of the reasonable legal fees, costs and expenses incurred by Seller in connection with the Transactions (including, without limitation, the fees of counsel for the Seller and the fees of counsel for Messrs. Tom Compton and Peter Clifford), all of the fees and expenses of the provider of the Seller Fairness Opinion, and all of the fees and expenses of the compensation consultant hired by the Seller, such payment to be made by Buyer to Seller within ten (10) Business Days after Buyer receives copies of invoices reflecting the amount of such fees, costs and expenses.

(b)           Notwithstanding the foregoing, the provisions of Section 7.3 shall survive any termination of this Agreement.

ARTICLE XI.
MISCELLANEOUS

11.1         Assignment.  Neither this Agreement nor any of the parties’ rights or obligations hereunder may be assigned by either party without the prior written consent of the other party; provided, however, that, without such consent but with prior notice to Seller, Buyer may assign its rights hereunder to any wholly-owned Subsidiary of Buyer that executes a joinder to and agrees to be bound by this Agreement; provided, further, that no such assignment shall release the assignor from any of its obligations hereunder.

11.2         Notices.  All notices, requests, demands, Claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by facsimile, electronic or digital transmission method; the first Business Day after it is sent, if sent for next business day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and five (5) Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent to:

If to Seller, addressed to:

National Hot Rod Association

2035 Financial Way

Glendora, California 91741-4602

Attn:  Mr. Peter W. Clifford, Executive Vice President and General Manager

Telephone:  (626) 250-2237

Fax:  (626) 914-5481

with a copy to:

Morrison & Foerster LLP

555 West Fifth Street, Suite 3500

Los Angeles, California 90013

Attn:  Michael C. Cohen, Esq.

Telephone: (213) 892-5404

Fax:  (213) 892-5454

If to Buyer, addressed to:

HD Partners Acquisition Corporation

2601 Ocean Park Boulevard, Suite 320

Santa Monica, CA 90405

Attn:      Eddy Hartenstein

                Bruce Lederman

Telephone:  (310) 209-8308

Fax:  (310) 399-7303

with a copy to:

Latham & Watkins LLP

633 W. Fifth Street, Suite 4000

Los Angeles, CA 90071-2007

Attn:       Richard L. Wirthlin, Esq.

Telephone:  (213) 485-1234

Fax:  (213) 891-8763

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

11.3         Governing Law.  This Agreement shall be construed in accordance with and governed by the internal laws of the State of California (without giving effect to its choice of law principles).  Unless otherwise specified, all references to money amounts are to lawful currency of the United States.

11.4         Entire Agreement.  This Agreement, including the Exhibits hereto, the Disclosure Letter and the other agreements, documents and written understandings referred to herein or otherwise entered into or delivered by the parties hereto on the date of this Agreement (including without limitation the Ancillary Agreements), constitute the entire agreement and understanding and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any director, officer, employee, agent, Affiliate or Representative of any party hereto.  There are no covenants, agreements, undertakings or obligations with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein or in other agreements and written understandings entered into by the parties hereto on the date of this Agreement, and no representations or warranties of any kind or nature whatsoever, express or implied, including any implied warranties of merchantability or fitness for a particular purpose, are made or shall be deemed to be made herein by the parties hereto except those expressly made herein.

11.5         Amendment or Modification.  This Agreement may not be amended except in an instrument in writing signed on behalf of each of the parties hereto.  No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

11.6         Waiver.  Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.  The failure of a party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

11.7         Cumulative Remedies.  Except as otherwise expressly set forth in this Agreement, and subject to the limitations expressly set forth in this Agreement, all rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

11.8         Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original but all of which together shall constitute one and the same instrument.

11.9         Expenses.  Except as otherwise expressly provided herein (including without limitations the provisions of Section 10.2(a)) whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses.  Notwithstanding the foregoing, (a) all sales, use and Transfer Taxes shall be paid in accordance with Section 8.2, and (b) each of Buyer and Seller shall pay one-half of the fees and costs of applying for new Permits and obtaining the transfer of existing Permits which may be lawfully transferred, (c) Buyer shall pay all filing fees for the notification, report form and/or other document required to obtain the Antitrust Approvals, (d) Buyer and Seller shall each pay one-half of the fees and costs of Grant Thorton LLP incurred in connection with the preparation of the audited and unaudited financial statements of the Purchased Business required to be delivered pursuant to Section 5.8 with respect to any period ending on or prior to March 31, 2007, (e) Buyer shall pay seventy-five percent (75%) and Seller shall pay twenty-five percent (25%) of the fees and costs of Grant Thornton LLP incurred in connection with the preparation of the unaudited financial statements of the Purchased Business required to be delivered pursuant to Section 5.8 with respect to the period ending on June 30, 2007, and (f) Buyer shall pay all fees and costs of Grant Thorton LLP incurred in connection with the preparation of the audited and unaudited financial statements of the Purchased Business, as required to be delivered pursuant to Section 5.8, with respect to any period ending after June 30, 2007.

11.10       Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms or other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the greatest extent possible.

11.11       Titles.  The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

11.12       Arbitration.

(a)           It is understood and agreed between the parties hereto that if the Transactions contemplated hereby are consummated, from and after the Closing Date, any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including, but not limited to, tort and contract claims, and claims upon any law, statute, Order, or regulation), arising out of, in connection with, or in relation to (i) this Agreement, or (ii) questions of arbitrability under this Agreement, shall be resolved by Standard Arbitration or, to the extent reasonably requested by either party, Expedited Arbitration.

(b)           By signing this Agreement, the parties hereto are giving up their respective right to a jury trial, to the fullest extent that such waiver is enforceable under applicable Legal Requirements.

11.13       Burden and Benefit.  This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.  This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision hereof; provided, however, that any Person that is not a party to this Agreement but, by the terms of Section 7.2, is entitled to indemnification, shall be considered a third-party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

11.14       Legal Fees.  If any party to this Agreement brings an action to enforce its rights under this Agreement prior to the Closing Date, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable legal fees, incurred in connection with such action, including any appeal of such action.  From and after the Closing Date, the recovery of such legal fees and other costs and expenses shall be subject to the provisions set forth in Section 11.12(a).

11.15       Representation by Counsel.  Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

11.16       Specific Performance.  Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached.  Accordingly, each of the parties hereto agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including, but not limited to, the right to compel a party to consummate the transactions contemplated hereby) in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

11.17       Construction of Agreement.  Each of the parties hereto have participated in the drafting and preparation of this Agreement and the Exhibits hereto, which shall be construed fairly in accordance with their respective terms, and not in favor of or against any particular party because such party drafted it.

11.18       Limitation of Liability.  In addition to the other limitations set forth in this Agreement, including, without limitation, Section 10.2, and notwithstanding anything else to the contrary which may be contained in this Agreement, in no event shall any party hereto be liable for any punitive damages arising from a claim brought by another party hereto occasioned by any failure to perform or the breach of any representation, warranty, covenant or other obligation under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

BUYER

HD PARTNERS ACQUISITION CORPORATION

/s/ Eddy W. Hartenstein

By: Eddy W. Hartenstein

Its: President and Chief Executive Officer

SELLER

NATIONAL HOT ROD ASSOCIATION

By:	/s/ Dallas Gardner
Dallas Gardner, Chairman of the Board

By:	/s/ Peter W. Clifford
Peter W. Clifford, Executive Vice President and General Manager

S-1

ANNEX I

DEFINED TERMS

As used herein, the terms below shall have the following meanings.  Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Accounts Payable” shall mean accounts payable and accrued expenses of Seller.

“Accounts Receivable” shall mean all accounts receivable of Seller.

“Acquisition Subsidiary” shall have the meaning set forth in Section 11.1.

“Adjustment Amount” shall mean the sum, expressed as a positive or negative number, of the following: (i) the amount by which the Seller Loan Balance set forth on the Final Closing Statement exceeds the Seller Loan Balance set forth on the Estimated Closing Statement plus (ii) the amount (if any) by which the Capital Expenditures Balance set forth on the Estimated Closing Statement exceeds the Capital Expenditures Balance set forth on the Final Closing Statement plus (iii) the amount by which the Purchased Business Cash Balance set forth on the Estimated Closing Statement exceeds the Purchased Business Cash Balance set forth on the Final Closing Statement plus (iv) the amount by which the Assumed Accounts Payable set forth on the Final Closing Balance Sheet exceeds the Assumed Accounts Payable set forth on the Estimated Closing Balance Sheet plus (v) the amount by which the Assigned Accounts Receivable set forth on the Estimated Closing Balance Sheet exceeds the Assigned Accounts Receivable set forth on the Final Closing Balance Sheet.  In the event that the Adjustment Amount is a positive number, such amount is referred to as a “Closing Shortfall.”  In the event that the Adjustment Amount is a negative number, such amount is referred to as a “Closing Surplus.”

“Aggregate Purchase Price” shall have the meaning set forth in Section 1.4.

“Agreement” shall mean this Asset Purchase Agreement.

“Allocations” shall have the meaning set forth in Section 1.4.

“Ancillary Agreements” shall mean the Office Lease, the Registration Rights Agreement, the Ongoing Business Agreements, the NHRA-HDP Member Track Agreement, the Real Property Conveyance Documents and all instruments executed, filed or otherwise prepared, exchanged or delivered in accordance with this Agreement.

“Antitrust Approvals” shall have the meaning set forth in Section 5.3(a).

“Antitrust Laws” shall mean all statutes, rules, regulations and other laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, lessening of completion or restraint of trade.

“APA Composite Mark” shall have the meaning set forth in Section 3.16(e).

“Assigned Accounts Receivable” shall mean any Accounts Receivable accrued or invoiced with respect to services or products to be provided by the Purchased Business, solely to the extent (i) such Accounts Receivable is allocable to the Purchased Business and (ii) such services or products are to be provided after the Closing Date.

“Assumed Accounts Payable” shall mean any Accounts Payable owed or accrued with respect to services or products to be provided to the Purchased Business, solely to the extent (i) such Accounts Payable is allocable to the Purchased Business, (ii) such services or products are to be provided after the Closing Date and (iii) such Accounts Payable arose from the operation of the Purchased Business in the Ordinary Course of Business.

“Assumed Liabilities” shall have the meaning set forth in Section 1.2.

“Best Efforts” shall mean the commercially reasonable efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve such result as expeditiously as possible on commercially reasonable terms and conditions.

“Books and Records” shall mean (i) all books, records, accounts and other documents of Seller used primarily or held for use primarily in the Purchased Business (other than books, records and other documents related solely to Excluded Assets), including without limitation customer and supplier lists and files; distribution lists; mailing lists; sales materials; accounting records; internal audit work papers; purchasing and sales records; personnel records; operating, production and other manuals; computer program data records; technical data; records of product specifications; records relating to work standards and quality control records and procedures; inventory records; advertising and promotional materials and similar information, plans, files, documents and records; packaging design and artwork records; records regarding Intellectual Property Assets; cost and pricing information; appraisals; and engineering and environmental studies; and (ii) the portions related to the Purchased Business of all other such books, records and other documents used or held for use in the Purchased Business (other than books, records and other documents related solely to Excluded Assets) that also are used or held for use in the Retained Business, but excluding any portion of such records that cannot physically be segregated from portions of records related to the Retained Business.  Notwithstanding the foregoing, “Books and Records” shall not include information that, if delivered to Buyer in any form, would violate any privacy laws, regulations, rules, opinions, statements or positions of a Governmental Entity.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks are permitted to close in Los Angeles, California.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Accepted Title Matters” shall mean, with respect to the Owned Real Property, those exceptions to title (including survey matters), if any, accepted or approved or deemed accepted or approved by Buyer pursuant to Section 5.12.

“Buyer Board” shall have the meaning set forth in the recitals of this Agreement.

“Buyer Board Recommendation” shall have the meaning set forth in Section 5.10(b).

“Buyer Capital Stock” shall mean the Buyer Common Stock and Buyer Preferred Stock.

“Buyer Common Shares” shall have the meaning set forth in Section 1.4(a).

“Buyer Common Stock” shall mean the common stock, par value $0.001 per share, of Buyer.

“Buyer Fairness Opinion” shall have the meaning set forth in Section 5.10(c).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 7.2(b).

“Buyer IPO Shares” shall have the meaning set forth in the definition of “Required Buyer Stockholder Approval.”

“Buyer Material Adverse Effect” or “Buyer Material Adverse Change” shall mean  (a) any material adverse effect on or change in the ability of a Buyer to consummate the Transactions or (b) any event or condition that would be reasonably likely to have, with the passage of time, a Buyer Material Adverse Effect or a Buyer Material Adverse Change; provided, however, that the following shall be excluded from any determination as to whether a Buyer Material Adverse Effect or Buyer Material Adverse Change has occurred or may occur: changes, effects, developments or circumstances (i) affecting the (A) the laws or regulations relating to the sport of drag racing, (B) United States securities markets generally or (C) economic, regulatory, or political conditions generally, in each case, to the extent that Buyer is not disproportionately impacted thereby; (ii) resulting from the announcement or performance of this Agreement or the Transactions contemplated hereby; or (iii) resulting from the filing of any litigation relating to the matters disclosed in Schedule 3.11, not resulting in the entry of a temporary restraining order, preliminary or permanent injunction prior to the Closing Date.

“Buyer Preferred Stock” shall mean the preferred stock, par value $0.001 per share, of Buyer.

“Buyer Prospectus” shall have the meaning set forth in Section 7.3.

“Buyer SEC Documents” shall have the meaning set forth in Section 4.8.

“Buyer Stockholders’ Meeting” shall have the meaning set forth in Section 0.

“Capital Expenditures Balance” shall mean an amount equal to the lesser of (i) the aggregate amount actually expended by Seller prior to the Closing Date in connection with the completion of the Gainesville Capital Improvement Project and (ii) Two Million Four Hundred Thousand Dollars ($2,400,000).

“CERCLA” shall mean the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Claim” shall have the meaning set forth in Section 7.2(d).

“Claim Notice” shall have the meaning set forth in Section 7.2(d).

“Cleanup” shall mean any investigation, cleanup, removal, containment or other remediation or response actions.

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Payment” shall have the meaning set forth in Section 1.4(b).

“COBRA” shall have the meaning set forth in Section 5.11(d).

“Confidential Information” shall have the meaning set forth in Section 9.3(b).

“Confidentiality Agreement” means that certain and sole Confidentiality Agreement, executed by Buyer and Seller in 2006 in connection with the transactions contemplated hereby.

“Consent” shall mean any approval, consent, ratification, waiver, or other authorization from any Person (including any Governmental Authorization).

“Contract” shall mean any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, covenant not to compete, license, lease, instrument, commitment, consensual obligation, commercial relationship evidenced by a course of dealing (whether or not legally binding), promise or undertaking (whether written or oral and whether express or implied).

“Contract Rights” shall mean (i) all of the rights and obligations of Seller or any of its Subsidiaries under the Transferred Contracts primarily related to or primarily used in connection with the Purchased Business (other than Seller Contracts related solely to Excluded Assets or Excluded Liabilities), and (ii) all of the rights and obligations of Seller or any of its Subsidiaries under Shared Contracts to the extent assigned or provided to Buyer pursuant to Section 5.3(c).

“Damages” shall have the meaning set forth in Section 7.2(a).

“Deeds” shall mean (i) a grant deed duly executed, notarized and otherwise in recordable form for Owned Real Properties located in California, and (ii) a warranty deed duly executed, notarized and otherwise in recordable (or the equivalent of a warranty deed or a grant deed) for the Owned Real Properties located in States other than California, and (iii) in the case of each deed described in clauses (i) and (ii) of this definition, subject only to the Permitted Encumbrances.

“Default” shall mean (i) a breach of or default under any Contract, (ii) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or (iii) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract.

“Deferred Revenue Amount” shall mean the amount of monies collected by Seller as of the close of business on the Closing Date to the extent that such monies are attributable to services or products to be provided by the Purchased Business after the Closing Date.

“Disclosure Letter” shall mean the disclosure letter prepared and delivered by Seller for and to Buyer and dated as of the date of this Agreement which sets forth the exceptions to the representations and warranties contained herein and certain other information called for by this Agreement.  Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Letter.

“Employment Statute” shall mean any federal, state or municipal employment, labor law or employment discrimination law, including without limitation, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, ERISA, the WARN Act, the Family and Medical Leave Act, the Immigration Reform and Control Act of 1986, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, and all amendments to each such Act as well as any regulations promulgated thereunder.

“Encumbrance” shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, deed of trust, mortgage, right-of-way, easement, encroachment, servitude, right of first option, right of first refusal, right of first offer or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Claim” means any investigation, review, hearing, claim, action, suit, litigation or proceeding by any Person relating to Liability or potential Liability (including Liability or potential Liability for enforcement, investigatory costs, Cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, based on or resulting from (i) the presence, discharge, emission, Release or Threat of Release of any Hazardous Materials at the Facilities, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Laws applicable to the Facilities or Environmental Permits required for the Facilities, or (iii) otherwise relating to obligations or Liabilities under any Environmental Law applicable to the Facilities.

“Environmental, Health and Safety Liabilities” shall mean any cost, damage, expense, Liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a)       any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products);

(b)       fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, monitoring or inspection costs and expenses (including legal and consultant costs and expenses) arising under any Environmental Law or Occupational Safety and Health Law;

(c)       financial responsibility under any Environmental Law or Occupational Safety and Health Law for Cleanup costs or corrective action, including any Cleanup required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Entity or any other Person) and for any natural resource damages; or

(d)       any other compliance, corrective, investigative or remedial measures required under any Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial” and “response action” include, among other things, the types of activities covered by CERCLA.

“Environmental Law” shall mean all federal, state, regional, district, local and foreign laws, all rules or regulations promulgated thereunder and all Orders, Consent orders, judgments, common law decisions, rulings, notices, notice requirements, policies, agency guidelines or restrictions and licenses, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the Environment, including without limitation (i) laws relating to emissions, discharges, Releases or Threats of Release of pollutants, contaminants, chemicals, materials, sewage, wastes or other substances into the Environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, sewage, wastes or other substances.  Environmental Laws shall include, without limitation, CERCLA, the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended, the Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. §§ 201, 300f), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) or any other similar federal, state, regional, district, local or foreign law of similar effect, each as amended.

“Environmental Permits” shall mean all licenses, permits, approvals, authorizations, Consents or Orders of, or filings with, any Governmental Entity required for the operation of the Facilities under Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” shall mean any Person which is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with Seller within the meaning of Section 414(b) or (c) of the Code or which is otherwise (or at any relevant time was) required to be treated, together with Seller as a single employer under Sections 414(m) or (o) of the Code.

“Estimated Closing Balance Sheet” shall have the meaning set forth in Section 1.5(a).

“Estimated Closing Statement” shall have the meaning set forth in Section 1.5(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall mean the following assets, properties, goodwill and rights of Seller and its Subsidiaries, which are not to be acquired by Buyer hereunder:

(a)           the minute books, stock records and corporate seals of Seller;

(b)           all Books and Records that Seller is required under applicable Legal Requirements to retain in original form; provided that in each case Seller shall have delivered copies thereof to Buyer to the extent that delivery of such Books and Records is required hereunder;

(c)           all Permit Rights to the extent not transferable by law or by the terms of any Permit, subject to Seller’s compliance in full with its obligations under Section 5.3(d);

(d)           all Contract Rights that cannot be assigned to Buyer after Seller has fully complied with Section 5.3(c);

(e)           all rights and obligations of Seller under all employment agreements, non-competition agreements and offer letters listed under item 2 of Schedule 3.15(a);

(f)            all rights of Seller under this Agreement and the Ancillary Agreements;

(g)           all business equipment and similar tangible assets normally located at, on or in Seller’s corporate offices at 2035 Financial Way, Glendora Way, California, except for computer software primarily related to or used primarily in connection with the Purchased Business and the information contained therein, all Books and Records, all office furniture, personal computers, personal office supplies and equipment of Transferring Employees (other than Tangible Personal Property that is subject to a lease that is not assigned to Buyer pursuant to the terms of this Agreement);

(h)           all known or unknown, liquidated or unliquidated, contingent or fixed, rights, claims or causes of action, choses in action, rights of recovery and rights of set-off of any kind, and indemnities against any Person that Seller may have against any Person to the extent related to any of the Excluded Assets or the Excluded Liabilities;

(i)   all cash, cash equivalents and short-term investments in excess of the Purchased Business Cash Balance;

(j)            all Accounts Receivable (other than Assigned Accounts Receivable);

(k)           all claims for refund of Taxes and other governmental charges of whatever nature;

(l)            all rights in connection with and assets of any Seller Plans;

(m)          all Intellectual Property Assets (other than the Transferred Intellectual Property Assets);

(n)           any still negatives, film, printed photographs and still digital images housed at the Museum as of the date hereof;

(o)           the Member List (as defined in the form of Commercialization Agreement) of Seller’s membership program; and

(p)           any and all other assets, properties, goodwill and rights of Seller that are not related to, used in or necessary for the Purchased Business.

“Excluded Liabilities” shall have the meaning set forth in Section 1.3.

“Facilities” shall mean the Owned Real Property and the Leased Real Property, including without limitation the Racetracks, garages, warehouses, offices, administration buildings, improvements and all Real Property and related facilities located thereon or used or held for use by Seller or any of its Subsidiaries in connection with the conduct of the Purchased Business.

“Final Closing Balance Sheet” shall have the meaning set forth in Section 1.5(b).

“Final Closing Statement” shall have the meaning set forth in Section 1.5(b).

“GAAP” shall mean United States generally accepted accounting principles and practices applied on a consistent basis.

“Gainesville Capital Improvement Project” shall mean the planned capital improvement construction project, including, without limitation, new tower/office building, new electrical wiring, new front entrance, restrooms and the like, for the Racetrack located in Gainesville, Florida, the details of which are set forth on Annex II hereto.

“Gap Notice” shall have the meaning set forth in Section 5.13.

“Good Standing” with respect to a company or corporation means that such company or corporation is current in all required filings with any Governmental Entity in its incorporating jurisdiction or jurisdiction(s) where it carries on business, as applicable, and in all payments of governmental fees or taxes in such applicable jurisdiction(s), where the failure to make such filings or payments would make it liable to cease to exist under the laws of the incorporating jurisdiction or jurisdiction(s) where it carries on business, as applicable.

“Governmental Authorization” shall mean any approval, Consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.

“Governmental Prohibition” shall have the meaning set forth in Section 6.1(c).

“Group Health Plan” shall mean any group health plan as defined in Section 5000(b)(1) of the Code.

“Hazardous Activity” shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger or risk of danger or poses an unreasonable risk of harm to Persons or property on or off the Facilities or that may affect the value of the Facilities or the Purchased Business.

“Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive infectious, reactive, corrosive, ignitable, flammable or toxic or a pollutant or a contaminant subject to regulation, control or remediation under any Environmental Law (whether solids, liquids or gases), including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, polychlorinated biphenyls, radon gas, urea formaldehyde and asbestos or asbestos-containing materials.

“Headquarters Building” means that certain office building located at 2035 Financial Way in Glendora, California.

“Historical Financial Statements” shall have the meaning set forth in Section 3.4(a).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to Seller, the following, without duplication:

(a)           all items which, in accordance with GAAP, would be included in determining total Liabilities as shown on the liability side of a balance sheet of Seller at the date as of which Indebtedness is to be determined, including without limitation (i) all indebtedness of Seller or any of its Subsidiaries for borrowed money or for the deferred purchase price of any property or services; (ii) any other indebtedness of Seller or any of its Subsidiaries which is evidenced by a note, bond, debenture or similar instrument; (iii) all obligations of Seller under capital leases; (iv) all Liabilities of Seller or any of its Subsidiaries for overdrafts or outstanding checks; (v) all Liabilities of Seller for current trade Liabilities incurred in the Ordinary Course of Business; (vi) all Liabilities of Seller or any of its Subsidiaries for accrued expenses including, without limitation, employees’ unused vacation, bonuses, severance, sick time and personal time and health and welfare benefits and warranty and other reserves; and (vii) all accrued but unpaid interest, any premiums payable or any other charges on any of the obligations set forth in clauses (i) through (vi) above;

(b)           all Liabilities secured by any Encumbrance on any Purchased Asset or any property owned by Seller or any of its Subsidiaries whether or not Seller or any of its Subsidiaries has assumed or otherwise becomes liable for the payment thereof;

(c)           any Liabilities for financial incentives from any Governmental Entity which will come due or otherwise require prepayment as a result of the consummation of the Transactions;

(d)           all obligations of other Persons which Seller or any of its Subsidiaries has guaranteed; and

(e)           all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of Seller or any of its Subsidiaries.

“Insurance Policies” shall mean any insurance policy maintained, or contract of insurance entered into, by Seller or any of its Subsidiaries in connection with the Purchased Business or with respect to any Purchased Assets.

“Intellectual Property” shall mean: (a) patentable inventions and discoveries, improvements thereto, and patents, patent applications, invention disclosures, and other rights of invention, worldwide, including without limitation any reissues, divisions, continuations and continuations-in-part, provisionals, reexamined patents or other applications or patents claiming the benefit of the filing date of any such application or patent; (b) trademarks, service marks, trade names, trade dress, logos, Internet domain names, product names and slogans, including any common law rights, registrations, and applications for registration for any of the foregoing, and the goodwill associated with all of the foregoing, worldwide; (c) copyrightable works, all rights in copyrights, including moral rights and copyrights, and other works of authorship, and any applications, registrations and renewals in connection therewith, worldwide; (d)Trade Secrets; (e) all claims, causes of action and rights to sue for past, present and future infringement, misappropriation or unconsented use of any of the Intellectual Property, the right to file applications and obtain registrations, and all products, proceeds and revenues arising from or relating to any and all of the foregoing, throughout the world; and (f) any other proprietary, intellectual property and other rights relating to any or all of the foregoing anywhere in the world.

“Intellectual Property Assets” shall mean all Intellectual Property owned by or licensed to Seller or any of its Subsidiaries primarily related to or primarily used in connection with, or necessary for, the conduct of the Purchased Business.  “Intellectual Property Assets” shall include without limitation all of the rights of Seller in and to (i) the Legacy Marks, (ii) the Internet domain name http://www.nhra.com and (iii) the Transferred Intellectual Property Assets.

“Internal Revenue Service” shall mean the United States Internal Revenue Service or any successor agency.

“Inventory” shall mean all merchandising inventory of finished products bearing the Legacy Trademarks held for sale in the Purchased Business.

“Key Definitions Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Key Executive Agreements” shall have the meaning set forth in the recitals of this Agreement.

“Knowledge” of Seller shall mean the actual knowledge, after reasonable inquiry, of Peter Clifford, Tom Compton, Linda Louie, Gary Darcy, Vice President of Marketing, and any other Business Employee at the level of vice president or higher.

“Leased Real Properties” shall have the meaning set forth in Section 3.6(b); provided, however, that the term “Leased Real Properties” shall not include any real property, buildings, improvements, facilities and fixtures that are identified as “National Event Leases” in Schedule 3.12(a) of the Disclosure Schedule.

“Leasehold Improvements” shall mean all leasehold improvements situated at, on or in the Leased Real Property and owned, leased or used by Seller or any of its Subsidiaries.

“Loan Payoff Amount” shall have the meaning set forth in Section 1.2(d).

“Material Adverse Governmental Determination” shall mean a determination by any Governmental Entity (i) that the sale of the Purchased Assets would either (x) violate any applicable Legal Requirement or (y) result in the loss of Seller’s tax-exempt status and (ii) which the parties’ have reasonably determined in good faith is highly likely to result in such Governmental Entity seeking a Governmental Prohibition either prior to or after Closing.

“Material Consent” shall mean the Governmental Authorizations and Consents of the third-parties to the Contracts listed on Schedule 3.2(c).

“Mutual Insurance” shall have the meaning set forth in Section 5.17.

“NHRA-HDP Member Track Agreement” shall mean the NHRA Member Track Agreement, attached hereto as Exhibit O, to be entered into between Buyer and Seller at Closing with respect to each Racetrack.

“NHRA Member Track Agreement” shall have the meaning set forth in Section 1 of the Sanctioning Agreement.

“Non-Assignable Seller Loan Agreements” shall have the meaning set forth in Section 1.2(d).

“Non-Trust Assets” shall have the meaning set forth in Section 7.3.

“Occupational Safety and Health Law” shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Office Lease” shall mean the Commercial Office Lease, attached hereto as Exhibit H, to be entered into between Buyer, as lessor, and Seller, as lessee, at Closing with respect to the Headquarters Building.

“Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Entity or by any arbitrator.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles or declaration of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) the declaration of trust or similar document of any trust; (f) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (g) any amendment to any of the foregoing.

“Outside Date” shall have the meaning set forth in Section 10.1(b).

“Owned Real Properties” shall have the meaning set forth in Section 3.6(a) and shall include, without limitation, (a) the Racetracks located in (i) Gainesville, Florida, (ii) Commerce, Georgia, (iii) Clermont, Indiana and (iv) Hebron, Ohio, in each case, operated by Seller or one of its Subsidiaries and (b) the Headquarters Building.

“Permit Rights” shall mean all of the rights and obligations of Seller or any of its Subsidiaries under the Permits primarily related to or primarily used in connection with the Purchased Business and all pending applications therefor and renewals thereof, including without limitation those Permits set forth on Schedule 3.10(b).

“Permits” shall mean all licenses, permits, franchises, approvals, authorizations, certificates, easements, variances, exemptions, Consents or Orders of, or filings with, any Governmental Entity, or any other Person, necessary for the present conduct of, or related to the operation of the business of such Person under any Legal Requirements including without limitation any Environmental Permits.

“Permitted Encumbrances” shall mean (i) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of Real Property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property in connection with the Purchased Business, (ii) Encumbrances for current Taxes, assessments or governmental charges or levies on property not yet due, (iii) mechanic’s, materialmen’s and similar liens arising in the Ordinary Course of Business, in each case, to the extent released at or prior to Closing, and (iv) the Encumbrances securing Seller’s obligations under the Seller Loan Agreements, unless paid off at Closing by Buyer or Seller pursuant to Section 1.2(d) above.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Entity.

“Post-Closing Tax Period” shall mean any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Prepaid Purchased Business Expense Balance” shall mean the amount of expenses prepaid by Seller as of the close of business on the Closing Date to the extent that such prepaid expenses constitute a pre-payment of an Assumed Accounts Payable.

“Proxy Statement” shall mean the proxy statement to be mailed to Buyer’s stockholders in connection with the Buyer Stockholders’ Meeting.

“Purchased Assets” shall mean all of the Seller’s and its Subsidiaries’ rights, title and interests in and to (i) the Racetracks, (ii) the Headquarters Building, (iii) the Video Library and Photo Archive, and (iv) the Purchased Business, including, without limitation, all of the rights, title and interests of Seller or any of its Subsidiaries in and to the following:

(a)       all cash equal to the Purchased Business Cash Balance;

(b)       all Assigned Accounts Receivable;

(c)       all Contract Rights;

(q)       all Owned Real Properties;

(r)        all Leased Real Properties and Real Property Leases;

(s)       all Leasehold Improvements;

(t)        all Tangible Personal Property;

(u)       all Inventory;

(v)       all Books and Records;

(w)      all Permit Rights;

(x)        all Transferred Intellectual Property Assets;

(y)       all of Seller’s or any of its Subsidiaries’ available merchandising and marketing materials, sales literature, promotional literature, customer, supplier and distributor lists, art work, photographs, display units primarily used in or primarily held for use in the Purchased Business and telephone and fax numbers used exclusively at the Facilities in connection with the Purchased Business (collectively, the “Commercial Properties”); provided, however, that Commercial Properties shall expressly exclude the Member List (as defined in the form of Commercialization Agreement) of Seller’s membership program, which is an Excluded Asset.

(z)        all rights arising in connection with the operation of the Purchased Business on or after the Closing Date under or pursuant to all warranties, representations and guarantees, whether express or implied, made by suppliers in connection with the Purchased Assets or services furnished to the Purchased Business to the extent such warranties, representations and guarantees are assignable;

(aa)     all goodwill associated with the Purchased Business; and

(bb)     all other assets, properties and other intangible rights of Seller or any of its Subsidiaries primarily related to or primarily used in connection with the Purchased Business.

“Purchased Business Cash Balance” shall mean an amount of cash equal to product of the following formula: (x) Deferred Revenue Amount minus (y) Prepaid Purchased Business Expense Balance.

“Purchased Business Employee” shall the employees of Seller listed on Schedule 3.15(a).

“Purchased Business Financial Statements” shall have the meaning set forth in Section 3.4(b).

“Purchase Price Reduction” shall have the meaning set forth in Section 1.4(c).

“Real Property” shall mean (a) one or more parcels of land, together with all privileges, entitlements, development rights, air rights, water rights, easements and other appurtenances pertaining to such land, including, without limitation, all right, title and interest held by the owner of such land in and to adjacent streets, roads, alleys, and rights-of-way, and  minerals, oil, gas, and any other hydrocarbon substances, and (b) all the buildings, structures, fixtures and other improvements affixed to or located on such land, excluding fixtures owned by tenants, if any, of such buildings or owned by other third parties.

“Real Property Conveyance Documents” shall have the meaning set forth in Section 5.14.

“Real Property Leases” shall have the meaning set forth in Section 3.6(b); provided, however, that the term “Real Property Leases” shall not include any of the Transferred Contracts identified as “National Event Leases” in Schedule 3.12(a) of the Disclosure Schedule.

“Release” shall mean any spilling, leaking, pumping, pouring, injecting, emitting, discharging, depositing, escaping, leaching, migrating, dumping or other releasing into the Environment or the workplace, whether intentional or unintentional and otherwise defined in any Environmental Law.

“Registration Rights Agreement” shall mean the Registration Rights Agreement, attached hereto as Exhibit I, to be entered into between Buyer and Seller at Closing.

“Remedial Action” means all actions required by or pursuant to Environmental Law, including corrective actions, to (i) investigate, clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor Environment; or (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care.

“Required Buyer Stockholder Approval” shall mean (i) an affirmative vote by a majority of the shares of Buyer Common Stock issued in connection with Buyer’s initial public offering consummated on June 7, 2006 (such Buyer Common Stock, the “Buyer IPO Shares”) voted at a duly convened meeting to approve the Transactions, and (ii) holders of less than twenty-percent (20%) of the Buyer IPO Shares both vote against the Transactions and demand that Buyer convert such shares into cash.

“Responsibility Agreement” shall mean the Responsibility Agreement, attached hereto as Exhibit O, to be entered into between Buyer and Seller at Closing.

“Restricted Period” shall mean the longest of the following periods permitted by applicable law:

(i)            From and after the Closing Date in perpetuity;

(ii)           So long as any Ongoing Business Agreement remains in effect;

(iii)          The period commencing on the Closing Date and ending on the twenty-fifth (25th) anniversary of the Closing Date;

(iv)          The period commencing on the Closing Date and ending on the twentieth (20th) anniversary of the Closing Date;

(v)           The period commencing on the Closing Date and ending on the fifteenth (15th) anniversary of the Closing Date;

(vi)          The period commencing on the Closing Date and ending on the tenth (10th) anniversary of the Closing Date; or

(vii)         The period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date.

“Restricted Territory” shall mean the broadest of the following geographic areas permitted by applicable law:

(i)            the entire world;

(ii)           North America, Europe and Asia;

(iii)          North America and Europe;

(iv)          North America and Asia;

(v)           the Territory; or

(vi)          the United States.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Board” shall have the meaning set forth in the recitals of this Agreement.

“Seller Claimants” shall have the meaning set forth in Section 7.3.

“Seller Contracts” shall mean all Contracts (i) under which Seller or any of its Subsidiaries has or may acquire any rights or benefits or (ii) under which Seller or any of its Subsidiaries has or may become subject to any obligation or Liability.

“Seller Credit Facility” shall mean that certain revolving credit facility of up to Three Million Dollars ($3,000,000) under that certain Third Amended and Restated Loan Agreement by and between Seller and Union Bank of California, N.A. dated September 1, 2005, and any related notes, collateral documents, letters of credit, guarantees, and other loan documents, in each case, as amended, modified, supplemented or restated through and including the date hereof.

“Seller Disclosure Information” shall have the meaning set forth in Section 5.9.

“Seller Fairness Opinion” shall mean the fairness opinion obtained by Seller in connection with the Transaction.

“Seller Indemnified Parties” shall have the meaning set forth in Section 7.2(a).

“Seller Loan Agreements” shall mean the loan agreements and related documents set forth in Schedule 1.2(d).

“Seller Loan Balance” shall have the meaning set forth in Section 1.2(d).

“Seller Material Adverse Effect” or “Seller Material Adverse Change” shall mean (a) any material adverse effect on or material adverse change in (i) the condition (financial or other), business, results of operations, Liabilities or operations of the Purchased Business or the Purchased Assets taken as a whole or (ii) the ability of Seller and its Subsidiaries, taken as a whole, to consummate the Transactions or (b) any event or condition that would be reasonably likely to have, with the passage of time, a Seller Material Adverse Effect or a Seller Material Adverse Change; provided, however, that the following shall be excluded from any determination as to whether a Seller Material Adverse Effect or Seller Material Adverse Change has occurred or may occur: changes, effects, developments or circumstances (x) affecting the (A) United States securities markets generally or (B) economic, regulatory, or political conditions generally, in each case, to the extent that Seller is not disproportionately impacted thereby; (y)

arising from or relating to this Agreement, the Transactions contemplated hereby or the announcement of the pendency of such Transactions; or (z) resulting from the filing of any litigation relating to the matters disclosed in Schedule 3.11, not resulting in the entry of a temporary restraining order, preliminary or permanent injunction prior to the Closing Date.

“Seller Plan” shall mean each employment, consulting, severance, termination, retirement, profit-sharing, bonus, incentive, deferred compensation, retention, change in control, stock option, restricted stock, phantom stock, stock appreciation right, restricted stock unit or other equity-based plan, program, arrangement, agreement or commitment and each, pension, retirement, savings, life, health, disability, workers’ compensation, supplemental unemployment, accident, medical, insurance, vacation, other welfare fringe benefit or other employee compensation or benefit plan, program, arrangement, agreement, policy or commitment (whether formal or informal, insured or self-insured), including each “employee benefit plan” as defined in Section 3(3) of ERISA, in each case, under which Seller or any of its Subsidiaries has any obligation, whether actual or contingent, direct or indirect, to provide compensation or benefits to any Purchased Business Employee.

“Shared Assets” shall mean all Shared Contracts and Shared Intellectual Property.

“Shared Contracts” shall mean, collectively, the Shared Retained Contracts and Shared Transferred Contracts.

“Shared Retained Contract” shall mean each Seller Contract that is not a Transferred Contract under which services or goods are provided, or is otherwise related, to both the Purchased Business and the Retained Business.

“Shared Transferred Contract” shall mean each Transferred Contract under which services or goods are provided, or is otherwise related, to both the Purchased Business and the Retained Business.

“Shared Intellectual Property” shall have the meaning set forth in Section 3.16(a).

“Sponsor” shall mean any Person that purchases from Seller or any of its Subsidiaries advertisements, sponsorships and/or naming or branding rights that is or will be displayed or utilized in connection with the Purchased Business.

“Straddle Period” shall mean any Tax period beginning before and ending after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by such person; provided, however, that Seller and Buyer hereby acknowledge that the Museum shall not be deemed a Subsidiary of Seller under the foregoing definition either for purposes of this Agreement or for purposes of any of the Ongoing Business Agreements or otherwise.

“Surveys” shall have the meaning set forth in Section 5.12(a).

“Tangible Personal Property” means (a) all items of tangible personal property (other than Inventory) of every kind owned or leased by Seller or any of its Subsidiaries (or owned or leased for the benefit of Seller or any of its Subsidiaries) primarily related to or primarily used in connection with the Purchased Business and (b) personal computers, personal office supplies and equipment, and vehicles used by Transferring Employees, in each case together with the rights to claims arising on or after the Closing Date under any express or implied warranty by the manufacturers or Seller or any of its Subsidiaries or lessors of any item or component part thereof and all documents related thereto.

“Tax Return” shall mean  any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Threat of Release” shall mean a substantial likelihood of a Release that will require action pursuant to Environmental Law in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threshold” shall have the meaning set forth in Section 7.2(g)(ii).

“Title Company” shall mean First American Title Insurance Company.

“Title Documents” shall have the meaning set forth in Section 5.12(a).

“Title Inspection Period” shall have the meaning set forth in Section 5.12(b).

“Title Notice” shall have the meaning set forth in Section 5.12(d).

“Title Policy” shall mean an ALTA Extended Coverage Owner’s Policy of Title Insurance (together with all endorsements reasonably required by Buyer), issued by the Title Company, in the amount to be determined by Buyer, in its reasonable business judgment, insuring Buyer (or its designee) as the holder of fee simple title to the applicable Owned Real Property, subject only to Permitted Encumbrances.

“Trade Secrets” shall mean confidential and proprietary information, including without limitation, customer and supplier lists and related information, pricing and cost information, business and marketing plans, research and development, advertising statistics, any other financial, marketing and business data, technical data, specifications, designs, drawings, methods, schematics and know-how, unless any such information or item (a) is or becomes publicly known through no act or omission of the receiving party; (b) was rightfully known by the receiving party before receipt from the disclosing party; (c) becomes rightfully known to the receiving party without confidential or proprietary restriction from a source other than the disclosing party that does not owe a duty of confidentiality to the disclosing party with respect to such information or item; or (d) is independently developed by the receiving party without the use of or reference to the Trade Secrets of the disclosing party.

“Transaction Claim” shall have the meaning set forth in Section 7.3.

“Transactions” shall mean the acquisition of the Purchased Assets and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Transferred Contracts” shall mean all Seller Contracts relating to the Purchased Business or by which any of the Purchased Assets is or may become bound, including, without limitation, the contracts set forth on Schedule 3.12(a).

“Transferred Intellectual Property Assets” shall have the meaning set forth in Section 3.16(e).

“Transfer Taxes” shall mean all transfer, documentary, conveyance, or other similar Taxes imposed by any Tax jurisdiction domestic or foreign, with respect to the sale or transfer of any Real Property.

“Transferring Employee” shall have the meaning set forth in Section 5.11(a).

“Transition Services Agreement” shall mean a the meaning set forth in Section 5.16.

“Treasury Regulations” shall mean the Treasury Regulations promulgated under the Code.

“Trust Account” shall have the meaning set forth in Section 7.3.

“Trust Assets” shall have the meaning set forth in Section 7.3.

“WARN Act” shall have the meaning set forth in Section 3.15(e).

ANNEX II

2007 CAPITAL EXPENDITURE BUDGET

EX-1